                                                                    Exhibit 99.7

                        NATIONSBANC MONTGOMERY SECURITIES



Scott M. Kelley
Managing Director
Morgan Stanley Dean Witter
1585 Broadway
New York, NY  10036

January 12, 1999

Dear Scott:

TIC Acquisition LLC ("TIC") has made a $32.50 offer that provides shareholders of Irvine Apartment Communities ("IAC") with a significant premium to the inherent value of their investment. It is TIC's strong opinion, in light of traditional public and private valuation methodologies, that this offer is not only very fair but also aggressive and that there is no other source who will pay more than $32.50 per share. Based on public statements and investor activity, the vast majority of Wall Street research analysts, the financial and business press and most importantly, IAC shareholders, all agree with the basic fairness of the TIC offer.

We fully appreciate the dedicated effort the Special Committee of IAC's Board of Directors and its advisor, Morgan Stanley, have expended in making TIC defend its valuation. However, we believe that the material we submitted on January 5, 1999, in response to your letter of December 30, 1998, together with this letter more than adequately support our valuation and confirms the offer's fairness.

As requested in your letter, dated January 6, 1999, we are forwarding to you our support and positions regarding our valuation methodology and assumptions. It is our expectation that the sections outlined below, together with the enclosed information, will help you better understand the large body of analysis supporting the validity of TIC's $32.50 offer.

Public Valuation Approach

Based upon traditional public valuation methodologies, the value for IAC on a per share basis is between $20.00 and $32.00. Key points from our public valuation analysis are as follows:

           - TIC offered a 19% premium to the closing IAC stock price as of November 30, 1998. This one-day premium compares favorably to the 8% median in recent REIT M&A transactions. See Exhibit I-A.

           - The $32.50 offer price is equivalent to 12.7x 1999 projected funds from operations (FFO) based upon First Call consensus. Comparable large capitalization apartment REITs trade between 7.2x and 10.6x projected 1999 FFO. Although IAC already had the highest FFO multiple in the apartment sector

Morgan Stanley
Page 2

                     before the offer, TIC's offer represents a 34% premium to the average 1999 FFO multiple of 9.5x for comparable apartment REITs. See Exhibit I-B.

           - IAC traded at the highest FFO multiple partially due to the support from an open market purchase program conducted by The Irvine Company prior to its offer. In 1998, The Irvine Company purchased 2.0 million shares of IAC, or roughly 17% of all shares traded, at an average purchase price of approximately $29.00. The share price prior to TIC's offer was also supported by TIC with respect to the "10% Return Guarantee" relating to land sales which has now expired.

           - The average published net asset value (NAV) for IAC, as estimated by Wall Street research analysts prior to TIC's proposal, is $26.57 and the range is from $24.00 to $28.71. TIC's offer is a 22% premium to the average NAV estimate. See Exhibit I-D.

           - The average 12 to 18 month target IAC share price, as projected by Wall Street research analysts within the two months prior to TIC's offer, was $32.00. TIC's offer is a 2% premium to this average target share price. Since the average target share price is projected 12 to 18 months in the future, TIC's offer is substantially greater than a 2% premium after considering the time value of money. See
                     Exhibit I-D.

           - The offer price represents a 21% premium to the 30-day average share price prior to the offer, a 25% premium to the 90-day average share price prior to the offer and is greater than the 52-week high of $32.44. See Exhibit I-C.

           - General consensus by Wall Street research analysts since TIC's proposal was announced has been that the $32.50 offer price is fair (See Exhibit I-E). In unrelated and unsolicited conversations with shareholders and research analysts, the common view is that the $32.50 offer price is fair. For example, Ken Rosen, noted California economist and founding partner of Lend Lease Rosen Real Estate Securities, which owns approximately 4% of IAC's outstanding stock, has indicated his support and intent to vote in favor of the transaction.

           - Trading activity also reflects that TIC's offer is fair, with over 20% of shares owned by non-IAC affiliates sold since TIC's offer on December 1, 1998. All of the shares traded have been at less than the $32.50 offer price.

Rent Growth

Rent growth projections, in our analysis, are consistent with the views of IAC management and action taken by the Board of Directors of IAC. IAC management projections are reflected in their 1999 Revised Business Plan, dated October 1998 (Exhibit II-A), and in a presentation to the IAC Board of Directors on October 30, 1998 (Exhibit II-B). The Business Plan, which indicated

Morgan Stanley
Page 3


a 5% rent growth projection for 1999, was approved at the October 30, 1998, Board of Directors meeting for release to Wall Street research analysts and financial institutions.

The IAC Board of Directors and management expect IAC to meet or exceed the market rent growth rate in 1999. Based upon the information contained in Exhibit II, projected market rent growth is 5%. Additional points concerning market rent growth are summarized below.

           - The Exhibit II Summary provides 21 references of projected 1999 rent growth rates ranging from 3.0% to 6.2%. IAC management and Wall Street research analysts provided these projections. The average of all sources of 1999 Orange County rent growth projections is 4.8%. No source projects rent growth above 6.2%.

           - Management has provided a range of 1999 rent growth projections for IAC from 3% to 6%. This is consistent with real estate appraisers, real estate market research and Wall Street research analysts. Therefore, TIC and NationsBanc Montgomery Securities LLC ("NMS") believe that the appropriate growth rates to be used in the IAC valuation should range from 3% to 6%. TIC and NMS used the IAC Revised Business Plan scenario of 5%. In establishing 5% rent growth for 1999, we considered the totality of the IAC Revised Business Plan (the low case, base case and upside case) and the market information noted herein.

           - Economic growth, as reflected by both Gross Domestic Product (GDP) and job growth projections, is expected to slow as a result of the Asian economic crisis and other factors (Exhibit II-Z). This will likely affect housing demand and inhibit IAC's ability to increase rents.

In our discussions concerning rent growth, there has been reference to a 12% Chairman's Goal. With the view of putting this reference in context, we have discussed your observations with TIC and reviewed written material supplied to the Board as the preliminary 1999 Business Plan was being discussed. Based upon this review, it is clear that the 12% reference was to rental growth achieved by a select group of competitive apartment communities in South Orange County by annualizing nine months of 1998.

The Chairman indicated to management and discussed with members of the Board that IAC's performance was behind both their own projections and the 12% market growth in 1998 by a considerable margin. After much discussion, the following points were agreed upon unanimously by the Board and were supported by IAC management. All agreed that looking forward in 1999, it would be IAC's objective to meet or exceed the rental growth results of the competitive market in Orange County, whatever that growth might be. For purposes of specificity, several levels of numerical goals were unanimously approved relating to the 1999 Business Plan. The Board first confirmed a revised base planning goal of 5%, 4% and 3% rental growth for the years 1999 to 2001, respectively. This would be the official plan and the plan discussed publicly.

Morgan Stanley
Page 4


Additionally, it was agreed that an "Upside Goal" for management to target in 1999 would be a 7% rental growth rate, not 12%. This was the action taken and was the agreement of all involved. We hope this clarification is helpful to you.

Bulk Discount

Regarding your point suggesting that it is not "appropriate, based on legal precedent regarding transactions of this type, to apply a liquidity or control discount," we note the following.

We would emphasize at the outset that we are in no way suggesting a "control" or any other type of discount to the 83% non-TIC ownership of IAC. Instead, we are proposing a premium at $32.50 per share. The relevance of discounts to this analysis is in evaluating the price that you can reasonably expect to obtain from a third party which, based upon our analysis, is significantly less than TIC's proposal.

However, it has been TIC's and NMS' experience that in transactions of this size and type, buyers would typically apply a size-oriented discount to the total value of the assets being acquired. Market research, interviews with market participants and legal precedent suggests that there is considerable support for size-oriented discounts.

           - A private buyer must consider liquidity when contemplating the purchase of such a sizeable portfolio of assets. It is NMS' view that very few buyers exist that would be willing or have the resources available to make such an investment. Therefore, any buyer would consider this risk in making a determination in value.

           - The geographic concentration of the portfolio holds future risk for a potential buyer. Such risks include but are not limited to:

                     -         legislative (e.g., rent control)

                     -         natural disasters (e.g., earthquakes)

                     - economic downturn (e.g., Orange County bankruptcy, Asian economic crisis)

           - If a third party buyer ultimately elected to sell this portfolio, the buyer would discount current value for several reasons. First, an orderly liquidation would take considerable time to complete. This suggests a cost associated with the time value of money. Second, any such disposition would require significant transaction costs further reducing the current valuation from the perspective of the buyer. Finally, selling this number and value of properties would place downward pressure on property prices resulting in an additional discount to the value of the assets.

Morgan Stanley
Page 5

           - When a buyer ultimately sells these properties, there will be a substantial increase in property taxes due to Proposition 13 tax reassessment. A buyer must recognize this diminution of value in its terminal sales price.

Let us be clear why this subject has been broached in our analysis. We believe it is important that the Special Committee assess whether there is a method whereby more sales proceeds on a net basis can be returned to shareholders in cash above TIC's offer of $32.50. In assessing such possibilities, another buyer would think in terms of a bulk discount, Proposition 13 reassessment and the like. Our analysis shows conclusively that such considerations would result in net cash available to shareholders substantially below $32.50.

Notwithstanding the above discussion, we would note that if Morgan Stanley's most significant assumptions affecting valuation of no bulk discount and 45% savings of corporate, general and administrative expenses are applied to our net asset value analysis, the price per share is still substantially below TIC's offer price of $32.50 (Exhibit III-A).

Land Rights Agreement

NMS' analysis has indicated a value for the Land Rights Agreement that is affected by the supply of available land for multi-family development on the Irvine Ranch. Additionally, any land identified for future multi-family development in the 1999 IAC Revised Business Plan is not a contractual obligation of TIC. The Land Rights Agreement is clear that TIC has no obligation to make any land available to IAC for future apartment development. Not only is this contractually true, but it has been the subject of consistent public disclosure. The land which is owned by TIC can be sold or used, at TIC's sole discretion, for any purpose other than apartments, including residential condominiums.

           - NMS used the 1999 IAC Revised Business Plan for determining the number of units to be developed under the Land Rights Agreement, which is 5,763 units over five years (Exhibit IV-A). Given historical construction activity, we consider IAC's estimate (and ours) for multi-family development over the next five years to be aggressive. Also, TIC has informed IAC on several occasions that the projects listed in its Business Plan will likely not all be made available for both entitlement and competitive reasons. In this regard, TIC must maintain a balance in its master plan, which includes other medium to high density uses besides apartments (e.g., for sale condominiums). Not all of this entitled land will be made available for apartment use.

           - During our conference call on January 5, 1999, you indicated that an appropriate methodology is to assume a total of 15,000 units to be developed over a forecast period of 10 years to arrive at a value for the Land Rights Agreement. Morgan Stanley's estimate of 15,000 units is unattainable for several reasons:

Morgan Stanley
Page 6

                     - During the past 30 years, when land was in much greater abundance and entitlement was more readily attainable, approximately 16,000 apartment units were developed on the Irvine Ranch. Building nearly the same number of units in one-third the amount of time with greater zoning restrictions and less land is highly questionable.

                     - Since it's IPO, IAC has developed approximately 800 units per year on the Irvine Ranch, which is just over half of Morgan Stanley's estimate going forward. It should also be noted that for several years just prior to the IPO, no new apartment development occurred on the Irvine Ranch.

           - Morgan Stanley has suggested that the value to IAC should be greater than the 5% discount to fair market value stipulated in the Land Rights Agreement, although no basis for the suggestion has been offered. The Land Rights Agreement clearly states that IAC is to receive a 5.0% discount to fair market value as determined by independent MAI appraisers. It should also be noted that the "10% Minimum Return" guarantee, and thus the land costs subsidized by TIC in the past, have now expired under the agreement. Therefore, NMS has used a 5.0% discount in arriving at the cash flow numbers to be valued over the forecast period.

           - Discount rates for land should be significantly higher than discount rates for completed apartment units due to the speculative nature of the investment, the uncertainty of entitlement, lack of cash flow and the long term investment horizon. Appropriate discount rates would likely range from a low of 12% to a high exceeding 20% for the forecast period.

           - Morgan Stanley indicated land prices of $50,000 to $75,000 per unit in its valuation analysis of the Land Rights Agreement. $54,000 is the current price per unit for the best Irvine Ranch land designated for normal apartment densities, such as Bonita Canyon Village 2 in Newport Beach. The projected land to be supplied under the Land Rights Agreement will primarily be located in the central, non-coastal areas of Orange County where land prices are somewhat lower. However, to the benefit of your client, NMS has used an average land price of $50,000 per unit for the forecast period.

           - In the event that multi-family development on the Irvine Ranch decreases or ceases, Morgan Stanley suggests that more value should be attributed to the existing portfolio as a result of higher rents. NMS disagrees for the following reasons.

                     - TIC has the right to use any land on the Irvine Ranch for the development and sale of medium to high density residential property, including condominiums, an affordable alternative to apartments. This use would

Morgan Stanley
Page 7


                               directly compete with IAC, just as the move up for sale market alternative has inhibited IAC growth over the last year.

                     - Additionally, competitors may build apartment units adjacent to Irvine Ranch property, which would offset the potential for rent growth from decreased on-ranch development. The completion of the Highway 73 corridor has already opened up more land to compete with the Irvine Ranch. IAC management has highlighted the impact of toll roads on the market, a relevant point in assessing the value of the Land Rights Agreement.

Corporate, General & Administrative Costs

With regard to your point concerning corporate, general and administrative costs, TIC needs and expects to retain the existing management structure in order to manage effectively this portfolio of assets.

           - The current offer communicates TIC's intention to continue to pursue apartment development on and off the Irvine Ranch over the long term. A significant management structure, similar to that presently employed by IAC, will be required.

           - In arriving at a projected amount of corporate, general and administrative expense of $9.2 million for 1999, NMS has already deducted over $1,000,000 from the existing Business Plan to reflect cost savings. (Reference Exhibit V-A)

           - TIC intends to retain public securities such as the public bonds and preferred stock. Thus, expenses related to public reporting requirements and obtaining credit ratings will continue to be incurred.

As earlier noted, if Morgan Stanley's most significant assumptions affecting valuation of no bulk discount and 45% savings of corporate, general and administrative expenses are applied to our net asset value analysis, the price per share is still substantially below TIC's offer price of $32.50 (Exhibit III-A).

Cap Rates

NMS has conducted an extensive review of 45 IAC properties and 20 comparable apartment projects within the Southern Orange County area. We maintain that a blended cash flow cap rate of 7.62% is fair when considering all factors affecting valuation.

           - Comparable sales and Wall Street research analysts have cash flow cap rates averaging 7.8% and 7.8%, respectively (Exhibit VI Summary).

Morgan Stanley
Page 8

           - The Hon Apartment Portfolio in Laguna Niguel was recently sold to Simpson, a Denver-based private development company, for $80 million at a forward cash flow cap rate of 7.55% (Exhibit VI-G). IAC valued the 794-unit Hon Portfolio at a 7.6% forward 12-month cash flow cap rate (Exhibit VI-B). The majority of this portfolio compares favorably with IAC's assets, which we valued at a 7.25% cash flow cap rate (Exhibit VI-C).

           - Other recent IAC apartment bids and successful acquisitions were valued at cap rates ranging from 7.3% to 7.8% and are noted below (Exhibit VI-E). These bids and successful acquisitions were subject to a consensus among IAC management, TIC representatives and The Board itself as to what was both economic and prudent. Additionally, IAC's 1999 Revised Business Plan specifies target breakeven cap rates of 7.75% (Exhibit VI-D).

                     - Villas of Renaissance (IAC cap rate: 7.3%; NMS valuation: 7.25%)

                     - The Lakes at South Coast (IAC: 7.3%; NMS valuation: 7.25%)

                     -         The Resorts (IAC: 7.6%; NMS valuation: 7.25%)

                     -         Champagne Towers (IAC: 7.8%)

           - Due to turmoil in the public equity and public debt markets, the number of real estate buyers is decreasing. Thus, over the last 90 days cap rates are increasing as evidenced in the most recent comparable sales, Park Place and the Hon portfolio.

           - Two recent comparable sales should have their cap rates adjusted based upon several factors:

                     - The Lakes had favorable financing and a high-density urban location.

                     - Rents at the Resorts were 30% less than average IAC rents prior to the sale, and subsequently the Resorts experienced tremendous rent growth with the opening of the 73 corridor.

                     - The Resorts sale price reflects a strong tax-motivated buyer.

           - While there are several top tier properties within the IAC portfolio, there are ten properties built in the late 1960's and mid 1970's which would be valued at cap rates significantly above our blended cash flow cap rate of 7.62%.

           - Based upon our blended cash flow cap rate of 7.62%, TIC's offer price equates to approximately $140,000 per stabilized apartment unit. This is more than double the average apartment unit sold in Orange County and $36,000/unit more (or 34% more) than the comparable apartment sales in the Southern Orange County area

Morgan Stanley
Page 9

                     (Exhibit VI-A). In addition, the per unit purchase price is significantly higher than all Orange County apartment sales, including The Resorts and The Lakes as noted above.

Discount Rates for Analysis of Present Value of Future Property Cash Flow

NMS believes that it has applied the appropriate asset discount rates in arriving at its valuation using present value analysis. As stated in the current IAC Revised Business Plan, and in numerous presentations and conversations with IAC senior management, the estimated cost of equity for IAC shareholders is 15.0%. Assuming 15.0% as the cost of equity (and using the same capital structure and cost of debt assumed by Morgan Stanley) the WACC for IAC is 11.8%. Institutional investors such as pension funds, who would be the likely private buyers for a portfolio of this magnitude, would look at valuation using unleveraged discount rates in the 11% to 13% range.

In addition, it is our view that the capital asset pricing model ("CAPM") is inherently flawed when applied to the real estate industry.

           - The CAPM methodology uses correlation between the stock price movement of IAC and the S&P 500 over time. However, the S&P 500 does not even allow REIT's into the index due to the special circumstances that surround their structure.

           - The R-Squared correlation of IAC and the S&P 500 between 1/31/94 and 12/31/98, for example, was 9%. This is not a significant number.

           - It is inappropriate to apply a public market weighted average cost of capital ("WACC") when using that WACC for a private market valuation.

In summary and based upon the foregoing, we reiterate that TIC's offer at $32.50 per share is fair for the shareholders of IAC.

It is our view that the all cash TIC proposal is by far the best offer the Special Committee can find on behalf of shareholders. It is also our view that this offer is in the best interest of shareholders. Shareholders want this transaction consummated as soon as possible. Dozens of contacts have been made by shareholders to representatives at TIC. Unanimously, the primary concern is how soon the transaction will be completed. The market trading activity indicates acceptance of the offer as does institutional feedback. Therefore, we think it is incumbent upon our respective clients to finalize an agreement.

We have made every effort to explain our valuation philosophy to you and to respond in detail to your questions and concerns. We have disclosed material to you upon which our valuation was based, and we have been specific as to the numerous methodologies we have employed. We are not aware of the existence of any information or analysis which indicates value conclusions different from those presented to you. We believe our analysis is fair, thorough and complete

Morgan Stanley
Page 10

and clearly supports the fact that $32.50 is a premium for shareholders of IAC. We, therefore, look forward to your final response.

Sincerely,



Ron D. Sturzenegger
Senior Managing Director



Exhibits Attached

cc:        Thomas Dobson

                                    EXHIBIT I

                                                                             I-A

PUBLIC MARKETS VALUATION

SELECTED COMPARABLE M&A TRANSACTIONS

                                                                                           PREMIUM    PREMIUM
                                                                                           PAID TO    PAID TO
                                                                                            SHARE      SHARE      AGG
                                                                                AGGREGATE   PRICE      PRICE     VALUE/     EQUITY
  DATE                                                                            VALUE     1 DAY      30 DAYS    LTM       VALUES/
ANNOUNCED   TARGET NAME                       ACQUIROR NAME                       ($MIL)    BEFORE     BEFORE    EBITDA     LTM PPO
---------   -------------------------------   --------------------------------  ---------  -------    -------    -------    -------
 11/17/98   Meridian Industrial Trust         ProLogis Trust                     $1,472.6    12.7%       9.0%     13.1x       14.5x

 09/10/98   American Apartment Communities    United Dominion Trust                 787.0      NA         NA        NA          NA

 07/08/98   Merry Land & Investment Co Inc    Equity Residential Pptys Trust      2,228.7    12.0%      14.5%     15.1x       14.9x

 04/02/98   Security Capital Atlantic Inc     Security Capital Pacific Trust      1,627.0    14.9%      14.2%     15.2x       13.3x

 03/08/98   Avalon Properties Inc             Bay Apartment Communities           1,967.7    (1.3)%     (4.4)%    17.9x       19.7x

 12/22/97   ASR Investments Corp              United Dominion Realty Trust Inc      281.6     3.2%       2.0%     15.7x       13.9x

 12/17/97   Oasis Residential Inc             Camden Property Trust                 947.9     9.4%      10.1%     12.9x       10.9x

 12/16/97   Ambassador Apartments Inc         Apartment Investment & Mgmt Co        629.8     4.0%       4.3%     13.0x       10.6x

 08/28/97   Evans Withycombe Residential      Equity Residential Pptys Trust        957.4     14.2%     18.9%     13.6x       12.4x

 08/25/97   Arbor Property Trust              Vornado Realty Trust                  234.2     3.2%       4.8%     11.3x       13.6x

 08/04/97   Columbus Realty Trust             Post Properties Inc                   590.9     4.2%       4.5%     17.5x       15.0x

 02/20/97   NHP Inc                           Apartment Investment & Mgmt Co        284.0      NM         NM       8.1x         NM

 01/17/97   Wellsford Residential
              Property Trust                  Equity Residential Pptys Trust        996.0     7.9%      10.1%     13.7x       14.0x

                                                       ---------------------------------------------------------------------------
                                                       Average                                7.7%       8.0%     13.9x       13.9x
                                                       Median                                 7.9%       9.0%     13.6x       13.9x
                                                       ===========================================================================

                                                       Private Eye Data                    $27.13     $27.13    $138.4      $ 98.7

                                                  Implied Valuation - Average              $29.20     $29.29    $20.79      $30.37
                                                  Implied Valuation - Median               $29.27     $29.57    $19.96      $30.35

----------

* Source: Public Filings, SDC, and Factset.

                                                                             I-B

PUBLIC MARKETS VALUATION

TRADING COMPARABLES


                                                        12-MONTH RANGE
                                        STOCK PRICE   ------------------     %ABOVE      %BELOW    INDICATED      CURRENT
           COMPANY              TICKER   11/23/98       LOW        HIGH        LOW        HIGH     ANNUAL DIV.     YIELD
-----------------------------   ------  -----------   ------      ------     ------      ------    -----------    -------
Avalon Bay Communities, Inc.     AVB      $33.38      $30.50      $40.50       9.4%      (21.3)%     $ 2.04         6.1%
Apartment Investment and Mgmt    AIV       34.94       30.00       41.00      16.5%      (17.4)%       2.25         6.4%
BRE Properties                   BRE       23.88       21.50       30.00      11.0%      (25.7)%       1.44         6.0%
Equity Residential Ppts Trust    EQR       42.75       34.69       52.56      23.2%      (23.0)%       2.68         6.3%
Post Properties, Inc.            PPS       38.69       35.81       42.00       8.0%       (8.6)%       2.60         6.7%
Archstone Communities            ASN       20.50       17.88       25.13      14.7%      (22.6)%       1.42         6.9%
Charles E. Smith Residential     SRW       29.13       28.31       35.75       2.9%      (22.7)%       2.14         7.3%
United Dominion Realty Trust     UDR       10.56       10.44       14.94       1.2%      (41.4)%       1.05         9.9%
-------------------------------------------------------------------------------------------------------------------------
               MEAN                                                           10.9%      (22.8)%                    7.0%
              MEDIAN                                                          10.2%      (22.7)%                    6.6%
=========================================================================================================================
IAC - Current                    IAC      $27.13      $23.00      $32.44      17.9%      (19.6)%     $ 1.54         5.7%
IAC - Offer                      IAC      $32.50                              41.3%                                 4.7%
=========================================================================================================================

                                        EST. CY FFO/SHARE                         1998
                                   ----------------------------    IMPLIED FFO    PAYOUT
           COMPANY                 1997A      1998E       1999E    EST. CAGR(2)   RATIO
-----------------------------      -----      -----       -----    ------------   ------
Avalon Bay Communities, Inc.       $2.45      $2.88       $3.29       15.9%       70.8%
Apartment Investment and Mgmt       2.78       3.42        3.95       19.2%       65.8%
BRE Properties                      1.84       2.11        2.34       12.8%       68.2%
Equity Residential Ppts Trust       3.69       4.05        4.44        9.7%       66.2%
Post Properties, Inc.               3.03       3.37        3.66        9.9%       77.2%
Archstone Communities               1.61       1.80        2.03       12.3%       78.9%
Charles E. Smith Residential        2.65       2.91        3.16        9.2%       73.5%
United Dominion Realty Trust        1.36       1.38        1.46        3.6%       76.1%
--------------------------------------------------------------------------------------
               MEAN                                                   11.6%       72.1%
              MEDIAN                                                  11.1%       72.2%
--------------------------------------------------------------------------------------
IAC - Current                      $2.01      $2.25       $2.56       12.9%       68.4%
IAC - Offer
======================================================================================

                                                PRICE/FFO
                                          ----------------------     SHARES     MARKET CAP.    NET LTD     FIRM
          COMPANY               TICKER    1997A    1998E   1999E   O/S(MM)(3)     ($MM)         ($MM)      VALUE
          -------               ------    -----    -----  ------   ----------   -----------   --------   ---------
Avalon Bay Communities, Inc.      AVB      13.6x   11.6x   10.1x      69.1      $2,305.2      $1,524.5   $ 3,829.7
Apartment Investment and Mgmt     AIV      12.6    10.2     8.8       52.4       1,829.6       1,623.0     3,452.6
BRE Properties                    BRE      13.0    11.3    10.2       50.0       1,193.2         699.6     1,892.9
Equity Residential Ppts Trust     EQR      11.6    10.6     9.6      133.5       5,708.2       4,830.2    10,538.3
Post Properties, Inc.             PPS      12.8    11.5    10.6       44.4       1,717.9         773.1     2,491.0
Archstone Communities             ASN      12.7    11.4    10.1      104.6       2,144.7       2,328.9     4,473.6
Charles E. Smith Residential      SRW      11.0    10.0     9.2       34.0         989.3         890.7     1,880.0
United Dominion Realty Trust      UDR       7.8     7.7     7.2      103.8       1,096.8       1,775.4     2,872.2
------------------------------------------------------------------------------------------------------------------
               MEAN                        11.9x   10.5x   9.5x
              MEDIAN                       12.7x   10.9x   9.9x
===================================================================================================================
IAC - Current                     IAC      13.5x   12.1x   10.6x      45.2      $1,224.9      $  987.0   $ 2,211.9
IAC - Offer                                16.2x   14.4x   12.7x                $1,467.6      $  987.0   $ 2,454.6
===================================================================================================================

                                     DEBT/      MOODY       S&P       TOTAL    IMPLIED VALUE
          COMPANY                 FIRM VALUE    RATING      RATING    UNITS      PER UNIT
          -------                 ----------    ------      ------   -------   -------------
Avalon Bay Communities, Inc.         39.8%       Baa2         BBB     42,564      $89,975
Apartment Investment and Mgmt        47.0%       NR            NR     58,495       59,023
BRE Properties                       37.0%       Baa2         BBB     23,301       81,236
Equity Residential Ppts Trust        45.8%       A3          BBB+    192,558       54,728
Post Properties, Inc.                31.0%       Baa1        BBB+     32,514       76,614
Archstone Communities                52.1%       NR            NR     93,170       48,015
Charles E. Smith Residential         47.4%       NR            NR     23,400       80,342
United Dominion Realty Trust         61.8%       Baa1        BBB+     73,000       39,345
-----------------------------------------------------------------------------------------
               MEAN                  45.2%                                         66,160
              MEDIAN                 46.4%                                         67,819
==========================================================================================
IAC - Current                        44.6%        Baa2       BBB-    18,768       117,915
IAC - Offer                                                                       130,855
==========================================================================================



================================================================================
              IMPLIED VALUE BASED ON COMPARABLE TRADING MULTIPLES:
                                                       Price/FFO
                                        ----------------------------------------
                                        1997A            1998E            1999E
                                        ------           ------           ------
Mean Multiples                          $23.87           $23.68           $24.30
Median Multiples                        $25.43           $24.60           $25.25
================================================================================



(1) FFO Estimates derived from First Call and NationsBanc Montgomery Securities research.

(2) Est. CAGR derived from percentage change between 1997 and 1999 estimates.

(3) Includes OP Units.

                                                                             I-C


PUBLIC MARKETS VALUATION

IAC STOCK PRICE - AS OF NOVEMBER 23, 1998

Current stock price                                    $27.13

Average stock price over the last:
  30 days                                              $26.81

  60 days                                              $26.21

  90 days                                              $25.95

52-week high                                           $32.44

All-time high                                          $33.50

Offering prices for:
  IPO:
  11.8 million shares                    12/1/93       $17.50

  Follow-ons:
  4.5 million shares                      8/3/95       $17.25

  1.15 million shares                    2/14/97       $27.50

                                                                             I-D

Private Eye
Research Analyst's Views (Before the Offer Date as of December 1, 1998)

Report
 Date     Firm               Analyst             Rating        Target Price    Target Date    NAV Estimate    NAV Methodology
-------   ----               -------             ------        ------------    -----------    ------------    ---------------
11/4/98   Merrill Lynch      Eric I. Hemel       Long Term     Not in report                  $27.18          NAV estimate is
                                                 Accumulate                                                   from July 24, 1997
                                                                                                              report; no NAV was
                                                                                                              stated in the most
                                                                                                              recent report

11/3/98   NationsBanc        Christopher         Buy           $32.00          12 month       $24.50          Cap rate of 8.0%
          Montgomery         Hartung                                                                          with estimated
          Securities                                                                                          99 NOI of $148mm
                                                                                                              based upon a 3%
                                                                                                              growth rate

11/3/98   Jefferies & Co.,   James F. Wilson     Buy           $32.00          was $35-36     $24.00          No basis for analysis
          Inc.                                                                 in June 1998                   was given


10/7/98   Morgan Stanley     Steven G. Bloom     Outperform    $34.00                         Not in report
          Dean Whitter

10/5/98   Sutro & Co.        Craig M. Silvers    Accumulate/   $30.00          12 month       Not in report
                                                 Buy

9/1/98    JP Morgan          Lee Schalop         Buy           Not in report                  $28.71          Q2 98 annualized
                                                                                                              property cash flow;
                                                                                                              capped at 8.0% (states
                                                                                                              in report that a 7.5%
                                                                                                              cap equates to a
                                                                                                              $32 NAV); development
                                                                                                              is based on 10.5%
                                                                                                              return on cost and
                                                                                                              an 8.0% cap rate

8/28/98   Painewebber        Susan Kaupie        Neutral       Not in report                  Not in report
                             Jonathan Litt

8/19/98   CIBC Oppenheimer   Roxana Zirakzadeh   Buy           Not in report                  $28.46          Cap rate used: 8.0%
                                                                                                              on Q2 98 annualized
                                                                                                              NOI; NAV increased
                                                                                                              by $100MM for "under-
                                                                                                              market debt"

2/1/98    EVEREN Securities  Burland B. East

1/1/98    Goldman Sachs      David A. Feit       No report
                             David Kostin        since 1/98

10/28/97  Donaldson,         Lawrence D.         Market        Not in report                  Not in report
          Lufkin &           Raiman              Performance
          Jenrette

10/24/97  Salomon Smith      Michael Sgro        Outperform    $33.00          12 month       Not in report
          Barney             David M. Sherman    (2nd highest                  (estimate
                                                 rating)                       over 1
                                                                               year old)

          Prudential         Louis W. Taylor
          Securities
                                                 AVERAGE(1)    $32.00                         $26.57

----------

Source:  Research Bank, Bloomberg, Investex

                                   EXHIBIT I-E

                            ANALYST RESEARCH REPORTS
                    POST TRANSACTION (AFTER DECEMBER 1, 1998)

-------------------------------------------------------------------------------------------------------------------
[LOGO]
                                                                                         MORGAN STANLEY DEAN WITTER
                                                                                                    Equity Research
                                                                                                      Briefing Note

-------------------------------------------------------------------------------------------------------------------

##.SBLO,.US, I/REA
Irvine Apt Comm(IAC); We Downgrade Rating to Neutral; IAC Jumps 15% On Buyout
Offer.
Steven G. Bloom, CFA (212) 761-6284                                                         Date:  December 3, 1998
Industry: Real Estate                                                                Type: Earnings Forecast Change

-------------------------------------------------------------------------------------------------------------------

Rating: Neutral                                                                                           Price: 32
52-wk Range: 32 - 23                                                                               Price Target: NA

-------------------------------------------------------------------------------------------------------------------

FY Ends                            --FFO--                                           --AFFO--
Dec                Curr             Prior            P/E             Curr             Prior            P/E
97A                $2.01                             15.7x           $1.87                             16.9x
98E                $2.29                             13.8x           $2.10                             15.0x
99E                $2.55                             12.4x           $2.37                             13.3x

-------------------------------------------------------------------------------------------------------------------

Qtrly                --1Q--                    --2Q--                    --3Q--                    --4Q--
FFO            Curr         Prior        Curr         Prior        Curr         Prior        Curr         Prior
97A            $0.48                     $0.50                     $0.51                     $0.52
98E            $0.52A                    $0.56A                    $0.60A                    $0.61

-------------------------------------------------------------------------------------------------------------------

5 Yr. FFO Growth:                                           10%  Debt to Cap.:                                  35%
Dividend:  $1.54                                    Yield: 4.9%  Total Stock Mkt Cap.:                     $2,123MM
Shares & Units Outst.:                                   45.1MM
FFO = Funds From Operations

-------------------------------------------------------------------------------------------------------------------


KEY POINTS

-We have downgraded our rating on Irvine to Neutral from Outperform.

-Irvine Apartment Communities' stock price rose 15% to $31-9/16 from $27-3/8 on Wednesday December 2, 1998 after the announcement that the privately held Irvine Company offered $32.50 for the 16.6 million shares outstanding that it does not own.

DETAILS

*WE ARE DOWNGRADING OUR RATING TO NEUTRAL FROM OUTPERFORM. The board of Irvine Apartment Communities (IAC) received a letter from TIC Acquisition LLC, a subsidiary of The Irvine Company (TIC) proposing to acquire the outstanding shares in the REIT for $32.50 per share. The stock closed yesterday at $31-9/16, which is within 3.0% of the offered price. The shares traded up 15% from the prior day's close of $27-3/8. TIC management indicated they would like to close during the first quarter of 1999. We think a competing bid is unlikely. The price would have to move beyond $36 to warrant an Outperform rating. Consequently we have downgraded our rating to Neutral.

*THE IRVINE COMPANY OWNS A MAJORITY OF THE OPERATING PARTNERSHIP. The Irvine Company is a privately held real estate firm that owns the Irvine Ranch in Orange County, California. The ranch is the largest master-planned community in the country. TIC owns 55% of the partnership interests of Irvine Apartment Communities, L.P. Irvine Apartment Communities, the REIT, owns the remaining 45%. However, TIC also owns 17% of the stock in the REIT, giving TIC an overall 63% economic interest in the operating partnership.

*A SUBSIDIARY OF THE IRVINE COMPANY MADE THE $32.50 PER SHARE PROPOSAL. The proposal was made on December 1, 1998 to the Board of Directors of IAC with a response requested by December 31, 1998. Now, we believe the board has to have its committee evaluate the proposal and provide an answer.

*WE DO NOT EXPECT COMPETING OFFERS. One of the attractions of investment in IAC was its exclusive right to develop multifamily communities on the Irvine Ranch. Management of TIC indicated to us that such a right might not transfer to another acquirer of the REIT, which could make such an investment much less appealing. Also, the $32.50 per share price offered represents 12.7x our 1999 FFO estimate of $2.55 per share. Such a price would likely be dilutive to most other REITS.

We had been carrying a $31 per share net asset value (NAV) for IAC. Thus, a price of $32.50 appears reasonable. We derived our net asset value using an 8.0% cap rate on fourth quarter expected net operating income. We calculate that it would take a 7.75% cap rate to reach the $32.50 per share level. In addition, a price-to-FFO multiple of 12.7x our 1999 estimate, or 13.7x using our AFFO (adjusted FFO, or FFO less recurring capital expenditures) estimate is well beyond the upper end of the range we are carrying for our multifamily universe. TIC management indicated that the offered price represented a 21% premium to the stock's closing price prior to the offer.

*TIMING IS STILL UNCERTAIN. Management of TIC indicates it would likely pursue a merger with the REIT or a tender offer. A merger could take much longer owing to requirements for the mailing of a proxy, setting a shareholder meeting, and conducting the vote. A tender offer, however, could proceed much more quickly if the requisite number of stockholders tender their shares.

*TIC HAS FINANCING LINED UP. TIC delivered a no financing contingency offer to IAC's board. The funds are immediately available to close on the transaction. TIC has a $350 million acquisition term loan from the Bank of America and other cash and credit facilities available to fund the $540 million needed to purchase
16.6 million shares at $32.50. If successful, TIC would leave the operating partnership intact and, therefore, would not have to retire its outstanding debt or preferred stock.

*TIC OUTLINED SEVERAL REASONS FOR THE TRANSACTION. Among them, it believes that it can access capital on a more cost efficient basis as a private company. Raising equity has become a more expensive proposition for REITS, including IAC, at current prices. Also, the dividend distribution requirement limits the amount of capital left to reinvest in the business and fund development.

For a more detailed discussion on how this may affect other multifamily REITS, see our First Call note dated December 2, 1998.

The information and opinions in this report were prepared by Morgan Stanley & Co. Incorporated ("Morgan Stanley Dean Witter"). Morgan Stanley Dean Witter does not undertake to advise you of changes in its opinion or information. Morgan Stanley Dean Witter and others associated with it may make markets or specialize in, have positions in and effect transactions in securities of companies mentioned and may also perform or seek to perform investment banking services for those companies.

Within the last three years, Morgan Stanley & Co. Incorporated, Dean Witter Reynolds Inc. and/or their affiliates merged or co-managed a public offering of the securities of Irvine Apartment Communities.

The investments discussed or recommended in this report may be unsuitable for investors depending on their specific investment objectives and financial position. Where an investment is denominated in a currency other than the investor's currency, changes in rates of exchange may have an adverse effect on the value, price of, or income derived from the investment. Past performance is not necessarily a guide to future performance. Income from investments may fluctuate. The price or value of the investments to which this report relates, either directly or indirectly, may fall or rise against the interest of investors.

To our readers in Australia: This publication has been issued by Morgan Stanley & Co. Inc. but is being distributed in Australia by Morgan Stanley Australia Limited, a licensed dealer, which accepts responsibility for its contents. Any person receiving this report and wishing to effect transactions in any security discussed in it may wish to do so with an authorized representative of Morgan Stanley Australia Limited.

To our readers in the United Kingdom: This publication has been issued by Morgan Stanley & Co. Incorporated and approved by Morgan Stanley & Co. International Ltd., regulated by the Securities and Futures Authority Limited. Morgan Stanley & Co. International Limited and/or its affiliates may be providing or may have provided significant advice or investment services, including investment banking services, for any company mentioned in this report. The investments discussed or recommended in this report may be unsuitable for investors depending on their specific investment objectives and financial position. Private investors should obtain the advice of their Morgan Stanley & Co. International Limited representative about the investments concerned.

This publication is disseminated in Japan by Morgan Stanley Japan Limited and in Singapore by Morgan Stanley Asia (Singapore) Ptc.

Additional information on recommended securities is available on request.


(C) Copyright 1998 Morgan Stanley Dean Witter & Co.

This memorandum is based on information available to the public. No representation is made that it is accurate or complete. This memorandum is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned. Please refer to the notes at the end of this report.

A.G. Edwards & Sons, Inc.
Equity Research - Real Estate Investment Trusts
December 3, 1998

                    Analyst: Arthur L. Havener (314) 955-3436

Buyout proposal of $32 1/2 per share represents fair value in our opinion.

--------------------------------------------------------------------------------

                 Irvine Apartment Communities - (IAC - 31 11/16)
                                       Buy

--------------------------------------------------------------------------------

TIC Acquisition LLC, a unit of The Irvine Co., late Tuesday announced a proposal to the Board of Directors of Irvine Apartment Communities (IAC) to acquire all the outstanding common shares of IAC in a business combination for $540 million or $32.50 per share in cash. This comprises the 16.6 million outstanding shares that the Irvine Company did not already own and represents an approximate 18.7% premium to Tuesday's closing price of $27 3/8.

--------------------------------------------------------------------------------

Market Cap: $1,429 million                      Total Return Objective: NA
52-week price range: 32 7/16 - 23               Estd. 1997-1999 FFO CAGR: 12.3%
Dividend: $1.54                                 Yield: 4.9%
1998E Estimate Return of Capital: 50%

Funds From Operations (diluted) estimates:

         Qtrl (Mar)    Qtr2 (June)      Qtr3 (Sept.)       Qtr4 (Dec)     Year
1997     $0.48         $0.50            $0.51              $0.52          $2.00
1998E    $0.52A        $0.56A           $0.60A             $0.61          $2.29
1999E                                                                     $2.52

--------------------------------------------------------------------------------

We are changing our investment rating on the shares of IAC to reduce from buy based on yesterday's announcement. As you are probably aware, IAC management received a proposal from TIC Acquisition LLC, a wholly owned subsidiary of The Irvine Company, to acquire all outstanding common shares of IAC for $32.50, a 21% premium to Tuesday's closing share price. Our rating change reflects the share price reaction to this announcement (up over $4 per share), what we perceive to be a relatively fair value of The Irvine Company's proposed offer, the unlikelihood of competing offers, and the uncertainty related to the timing of consummating the acquisition of shares. With minimal near term upside potential, we would not hesitate to take a gain or stop to look a gift horse in the mouth. In addition, the recent dividend record date has passed and thus, current shareholders are entitled to the upcoming dividend and management not in a position to make a decision regarding future dividends for the next couple of months. Based on our NAV analysis, we viewed the $32.50 per share offer as representing close to a 7% capitalization rate. Though we are cognizant that our analysis placed no premium on IAC's development pipeline or accounted for IAC's recent tax exempt bond financing which would enhance future cash flow.

Current management of IAC takes a lot of pride in being the only REIT to complete this very complex transaction. Thus, the refinancing of tax exempt debt may prove to be something that IAC management will seek to maximize its value and be appropriately rewarded (through a higher share price offer). At this time, we are reluctant to put a "sell" on the shares based on the outside chance that IAC management may be able to negotiate a slightly higher share price. IAC management intends to hire a financial advisor over the next several days to explore its options and indicated that this was their first offer. We got the impression that management, at the minimum, expects to counter-offer the proposal. Given The Irvine Company's majority economic interest in IAC, we believe a competing bid from a third party is unlikely. The relatively low initial return on investment may not warrant consideration from a third party to be a minority partner to The Irvine Company. However, IAC has a very competent corporate finance division (many with Wall Street experience and savvy). In particular, Jim Mead, IAC's current CFO recently announced his retirement from IAC to pursue other opportunities. Mr. Mead has been an integral part of IAC's success. Remember, management of IAC is distinctly different from The Irvine Company and may have the "normal" concerns related to finding new employment, many of whom came to Newport Beach for the lifestyle as well as to work for a Donald Bren run company. The Irvine Company's local dominance limits the number of comparable employment opportunities. We find it somewhat surprising that IAC management, mainly the corporate finance division, was "blind-sided" by this announcement. The first knowledge they had of this proposal was received through the traditional media outlets. One member of IAC management indicated that his conversation with Mr. Bren (roughly two weeks ago) indicated Mr. Bren's enthusiasm and pleasure in operating a public company. We asked management of IAC at the recent NAREIT conference why they didn't look to go back to being a private company, given their modest valuation, in our opinion (we had changed our investment rating to Buy). Their response was text book - "We wouldn't have gone public in the first place if the benefits didn't outweigh the negatives." We believe these factors may contribute to an extra incentive for management to maximize shareholder value. We would also mention that Mr. Mead had sold shares of IAC as recently as two weeks ago (in part to help finance his future endeavor). We believe Mr. Mead would like to walk away from IAC knowing he maximized shareholder value.

As we stated earlier, The Irvine Company has only made a proposal at this time. This proposal should not be construed as a leveraged buyout or a tender offer. IAC's board must approve the proposal before any future steps are taken. Therefore, the timing of when or if the transaction takes place is unknown. We would not expect management of IAC to make any decision until their financial advisor has pursued all options (at least 30 days). Following a public response from IAC management, there is no guideline at this time that can reasonably dictate when the acquisition would be completed.

In addition, if the two companies can not agree on a fair price for IAC, we would expect IAC shares to fall back significantly. In addition, it may take a long time to generate investor confidence in IAC given what would most likely be perceived as "bad blood" between IAC and The Irvine Company. Both companies depend on each other to succeed.

The Irvine Company currently owns, in aggregate, 62% economic interest in IAC. The Irvine Company has been acquiring common shares sporadically throughout the last few months and reached the maximum ownership interest in IAC as dictated under the REIT regulations (i.e., the five-or-fewer rule). We estimate The Irvine Company's recent purchases included roughly 500,000 shares ranging from $23 to $29 per share. Hindsight may indicate that not only did The Irvine Company believe the shares offered an attractive valuation given the positive events and fundamentals, but they had another motive.

It is important to note that though IAC was spun-off from The Irvine Company in December 1993 at $20 per share, both entities operate under distinctly different management teams. The development agreement between the two companies is very unique and primarily the result of The Irvine Company's significant ownership interest in the REIT. The only common factor in both management teams is Donald Bren. However, the REIT's management team was formed to operate in the public arena and thus, recruited talent from the appropriate sources.

Where does IAC go from here? We believe IAC may remain in a wait and see mode for many months. Certain issues related to liquidity (or lack of) with REITs may indicate that this may offer an opportunity for investors to lighten their positions. For investors looking to stay in the apartment sector of REITs, we recommend AvalonBay Communities (AVB), Equity Residential (EQR), or Pacific Gulf Properties (PAG) for those looking to stay in California.

                                  A.G. EDWARDS
                               INVESTMENT OPINION

--------------------------------------------------------------------------------

IRVINE APARTMENT COMMUNITIES                                    12/03/98 01:46PM
RATING CHANGED TO:   REDUCE/AGGRESSIVE
               FROM: BUY/AGGRESSIVE
IAC/NYSE/$31  11/16                         12 MONTH TOTAL RETURN OBJECTIVE: 17%

*********EMPLOYEES MAY NOT ACT UPON THIS RECOMMENDATION FOR RESTRICTED ACCOUNTS (QN AGEBUY) FOR A PERIOD OF 3-TRADING HOURS FROM THE TIME THIS RECOMMENDATION IS ISSUED. (12/03/98 AND TIME 07:30AM CST)*****************************************

********************************RESEARCH ALERT*********************************

***SEE RECENT DEVELOPMENT SECTION FOR INFORMATION ON BUYOUT PROPOSAL.


FISCAL YEAR (DEC)                   1994          1995          1996          1997         CAGR          1998E         1999E
FUNDS FROM OP. (FFO, MIL.)        $ 33.3        $ 48.2        $ 68.3        $ 87.6         38.0%        $103.1        $114.7
FFO PER SHARE                     $ 1.10        $ 1.45        $ 1.75        $ 2.00         22.1%        $ 2.29        $ 2.52
FAD (MIL.)                        $ 27.7        $ 43.6        $ 66.3        $ 85.2         45.4%        $ 98.8        $110.0
FAD PER SHARE                     $ 0.92        $ 1.31        $ 1.70        $ 1.95         28.5%        $ 2.19        $ 2.41
DILUTED SHS OUTST* (MIL.)           30.3          33.2          38.9          43.6           --           45.0          45.5
DIVIDENDS PAID PER SHARE          $ 1.34        $ 1.39        $ 1.44        $ 1.48          3.4%        $ 1.52        $ 1.60
PRICE RANGE                        21-16         19-15         25-19         31-24           --             --            --
P/FFO RANGE                        19-15          12-9         14-11         13.0X           --          11.9X         10.3X

CURRENT DIVIDEND:  $1.54          YIELD:           5.6%                                         1998E RETURN OF CAPITAL: 50%

NOTES: FFO=FUNDS FROM OPERATIONS (NET INCOME + REAL ESTATE DEPRECIATION AND
       AMORTIZATION LESS ANY CAPITAL GAINS AND LOSSES) FAD=FUNDS AVAILABLE FOR DISTRIBUTION (FFO MINUS CAPITALIZED EXPENSES)

       *ASSUMES CONVERSION OF ALL COMMON SHARE EQUIVALENTS.

       INITIAL PUBLIC OFFERING IN DECEMBER 1993.

EST. 1997-1999 FFO CAGR:  12.3%               SECTOR:  FINANCIAL
EST. 1997-1999 DIV CAGR:   3.9%               CAGR:  COMPOUND ANNUAL GROWTH RATE
AGE LISTS:  MASTER, DSIP                      EBITDA/INTEREST EXPENSE:  5.3X
ANALYST:  ART HAVENER  (3436)
NEXT QUARTERLY EARNINGS REPORT EXPECTED:  (2/15/99)

1996      QTR1       $0.41    QTR2     $0.43    QTR3    $0.44    QTR4    $0.47    YR      $1.75
1997                  0.48              0.50             0.51             0.52             2.00
1998E                 0.52              0.56A            0.60A            0.61E            2.29
1999E                                                                                      2.52

COMPANY DESCRIPTION: IAC IS A SELF-ADMINISTERED EQUITY REIT THAT WAS FORMED TO CONTINUE AND EXPAND THE OWNERSHIP AND DEVELOPMENT OF MULTIFAMILY PROPERTIES OF THE IRVINE COMPANY (A PRIVATE ENTITY). IAC CURRENTLY OWNS 62 PROPERTIES (55 LOCATED ON THE IRVINE RANCH) THAT CONTAIN 18,758 UNITS.

INVESTMENT PREMISES (RECOMMENDATION ORIGINATED ON 12/03/98): WE ARE CHANGING OUR INVESTMENT RATING ON THE SHARES OF IAC TO A REDUCE FROM A BUY BASED ON YESTERDAY'S ANNOUNCEMENT. AS YOU ARE PROBABLY AWARE, IAC MANAGEMENT RECEIVED A PROPOSAL FROM TIC ACQUISITION LLC, A WHOLLY OWNED SUBSIDIARY OF THE IRVINE COMPANY, TO ACQUIRE ALL

OUTSTANDING COMMON SHARES OF IAC FOR $32.50, A 21% PREMIUM TO TUESDAY'S CLOSING SHARE PRICE. OUR RATING CHANGE REFLECTS THE SHARE PRICE REACTION TO THIS ANNOUNCEMENT (UP OVER $4 PER SHARE), WHAT WE PERCEIVE TO BE A RELATIVELY FAIR VALUE OF THE IRVINE COMPANY'S PROPOSED OFFER, THE UNLIKELIHOOD OF COMPETING OFFERS, AND THE UNCERTAINTY RELATED TO THE TIMING OF CONSUMMATING THE ACQUISITION OF SHARES.

ATTRACTIVE FEATURES

MONOPOLISTIC DEVELOPMENT OPPORTUNITY. IAC HAS THE EXCLUSIVE RIGHTS TO ALL NEW DEVELOPMENT ON THE MULTIFAMILY PROPERTIES ON IRVINE RANCH THROUGH THE YEAR 2025. WE BELIEVE THE PRIMARY SOURCE OF GROWTH IN FFO WILL CONTINUE TO BE DERIVED THROUGH THE DEVELOPMENT OF MULTIFAMILY PROPERTIES.

MASTER PLANNED COMMUNITY. IAC ESTIMATES THAT IT HAS THE POTENTIAL TO CONTAIN ABOUT 20,000 APARTMENT UNITS BY 2000. WE BELIEVE THAT THE TRUST'S PORTFOLIO IS UNIQUE AS THE IRVINE COMPANY AND IAC HAVE DEVELOPED ALL 54 APARTMENT PROPERTIES LOCATED ON THE IRVINE RANCH. IAC PROVIDES A VARIETY OF APARTMENT PROPERTIES DESIGNED TO MEET DIFFERENT RESIDENT PROFILES. RETURNS ON THE DEVELOPMENT OF MULTIFAMILY PROPERTIES SHOULD BE AROUND 10% (A VERY FAVORABLE RETURN THAT IS THE RESULT OF THE RELATIONSHIP BETWEEN IAC AND THE IRVINE CO.).

ACQUISITION STRATEGY. GIVEN IAC'S MARKET SHARE DOMINANCE ON THE IRVINE RANCH, THE COMPETITIVE ENVIRONMENT FOR MULTIFAMILY PROPERTIES THROUGHOUT CALIFORNIA, AND THE TRUST'S DEVELOPMENT PIPELINE, IAC WILL PURSUE ONLY SELECT VERY HIGH-END ACQUISITION OPPORTUNITIES OFF THE IRVINE RANCH.

INTERNAL GROWTH. INTERNAL GROWTH SHOULD BE GENERATED FROM A HIGH QUALITY OF PORTFOLIO ASSETS CHARACTERIZED AS HAVING CONSISTENTLY HIGH OCCUPANCY RATES, HIGH MONTHLY RENTS AND IMPECCABLE QUALITY. THE TRUST HAS OPERATED ON THE IRVINE RANCH OVER THE PAST 28 YEARS AND HAS ACHIEVED CONSECUTIVE ANNUAL GROWTH IN NET OPERATING INCOME (NOI); IMPRESSIVE GIVEN THE ECONOMIC AND REAL ESTATE CYCLES IN CALIFORNIA. WE ESTIMATE THAT IAC WILL ACHIEVE GROWTH IN "SAME PROPERTY" NOI OF ABOUT 6.5% TO 7.0%, IN 1998 AND 1999, RESPECTIVELY.

VALUATION PERSPECTIVE. IAC'S CURRENT MULTIPLE IS SLIGHTLY HIGHER THAN ITS PEERS REFLECTING IAC'S MONOPOLISTIC FOOTHOLD ON THE IRVINE RANCH AND IMPROVING FUNDAMENTALS OF SOUTHERN CALIFORNIA'S REAL ESTATE MARKET. IAC SHARES HAVE NOT TRADED AS A MULTIPLE THIS LOW SINCE ITS IPO.

SOUND FINANCIAL STRUCTURE. AS OF 9/30/98, IAC HAD TOTAL DEBT OUTSTANDING OF $735 MILLION THAT REPRESENTS 38% TO TOTAL MARKET CAPITALIZATION. IAC WAS CARRYING A WEIGHTED AVERAGE INTEREST RATE OF APPROXIMATELY 6.4% (INCLUDING THE NON-CASH AMORTIZATION OF DEFERRED FINANCING COSTS). THE TRUST CURRENTLY HAS A TOTAL FIXED RATE DEBT OF $630 MILLION (APPROXIMATELY 87% OF TOTAL DEBT OUTSTANDING) THAT CARRIES AN AVERAGE INTEREST RATE OF 6.4%. APPROXIMATELY $325 MILLION OF THE FIXED RATE DEBT REPRESENTS TAX-EXEMPT BOND FINANCING THAT AVERAGES 5.85%. GIVEN THE HIGH QUALITY OF ASSETS, IAC HAS MINIMAL CAPITAL EXPENDITURE REQUIREMENTS APPROXIMATING $4 MILLION (OR $125 PER UNIT) IN 1998.

MANAGEMENT EXPERTISE. IAC HAS INCREASED ITS NET OPERATING INCOME ANNUALLY FOR OVER 28 YEARS, WITHSTANDING SEVERAL REAL ESTATE CYCLES. THE IRVINE COMPANY AND ITS CHAIRMAN, DONALD BREN, MAINTAIN A 55% INTEREST IN IAC.

INVESTMENT CONCERNS

ORANGE COUNTY BANKRUPTCY. IAC WAS NOT SIGNIFICANTLY IMPACTED BY THE 1994 BANKRUPTCY FILING BY ORANGE COUNTY, CALIFORNIA. HOWEVER, CERTAIN ISSUES AND PERCEPTIONS SURROUNDING THE BANKRUPTCY MAP IMPACT INVESTOR ENTHUSIASM.

DEPENDENCE ON THE SOUTHERN CALIFORNIA. IAC'S WELL BEING IS DEPENDENT ON THE ECONOMIC VIABILITY OF SOUTHERN CALIFORNIA.

REITS ARE GENERALLY CONSIDERED SMALL-CAP AND MID-CAP ISSUES. ACCORDINGLY, TRADING LIQUIDITY AND MACRO-ISSUES IMPACTING SMALL AND MID-CAP ISSUES MAY POTENTIALLY IMPACT REITS IN A SIMILAR FASHION.

RECENT DEVELOPMENT:

(12/03/98) WE ARE CHANGING OUR INVESTMENT RATING ON THE SHARES OF IAC TO A REDUCE FROM A BUY BASED ON YESTERDAY'S ANNOUNCEMENT. AS YOU ARE PROBABLY AWARE, IAC MANAGEMENT RECEIVED A PROPOSAL FROM TIC ACQUISITION LLC, A WHOLLY OWNED SUBSIDIARY OF THE IRVINE COMPANY, TO ACQUIRE ALL OUTSTANDING COMMON SHARES OF IAC FOR $32.50, A 21% PREMIUM TO TUESDAY'S CLOSING SHARE PRICE. OUR RATING CHANGE REFLECTS THE SHARE PRICE REACTION TO THIS ANNOUNCEMENT (UP OVER $4 PER SHARE), WHAT WE PERCEIVE TO BE A RELATIVELY FAIR VALUE OF THE IRVINE COMPANY'S PROPOSED OFFER, THE UNLIKELIHOOD OF COMPETING OFFERS, AND THE UNCERTAINTY RELATED TO THE TIMING OF CONSUMMATING THE ACQUISITION OF SHARES. WITH MINIMAL NEAR-TERM UPSIDE POTENTIAL, WE WOULD NOT HESITATE TO TAKE A GAIN OR STOP TO LOOK A GIFT HORSE IN THE MOUTH. IN ADDITION, THE RECENT DIVIDEND RECORD DATE HAS PASSED AND THUS, CURRENT SHAREHOLDERS ARE ENTITLED TO THE UPCOMING DIVIDEND.

MANAGEMENT IS NOT IN A POSITION TO MAKE A DECISION REGARDING FUTURE DIVIDENDS FOR THE NEXT COUPLE OF MONTHS. BASED ON OUR NAV ANALYSIS, WE VIEWED THE $32.50 PER SHARE OFFER AS REPRESENTING CLOSE TO A 7% CAPITALIZATION RATE. THOUGH WE ARE COGNIZANT THAT OUR ANALYSIS PLACED NO PREMIUM ON IAC'S DEVELOPMENT PIPELINE OR ACCOUNTED FOR IAC'S RECENT TAX EXEMPT BOND FINANCING WHICH WOULD ENHANCE FUTURE CASH FLOW. CURRENT MANAGEMENT OF IAC TAKES A LOT OF PRIDE IN BEING THE ONLY REIT TO COMPLETE THIS VERY COMPLEX TRANSACTION. THUS, THE REFINANCING OF TAX EXEMPT DEBT MAY PROVE TO BE SOMETHING THAT IAC MANAGEMENT WILL SEEK TO MAXIMIZE ITS VALUE AND BE APPROPRIATELY REWARDED (THROUGH A HIGHER SHARE PRICE OFFER). AT THIS TIME, WE ARE RELUCTANT TO PUT A "SELL" ON THE SHARES BASED ON THE OUTSIDE CHANCE THAT IAC MANAGEMENT MAY BE ABLE TO NEGOTIATE A SLIGHTLY HIGHER SHARE PRICE. IAC MANAGEMENT INTENDS TO HIRE A FINANCIAL ADVISOR OVER THE NEXT SEVERAL DAYS TO EXPLORE ITS OPTIONS AND INDICATED THAT THIS WAS THEIR FIRST OFFER. WE GOT THE IMPRESSION THAT MANAGEMENT, AT THE MINIMUM, EXPECTS TO COUNTER-OFFER THE PROPOSAL. GIVEN THE IRVINE COMPANY'S MAJORITY ECONOMIC INTEREST IN IAC, WE BELIEVE A COMPETING BID FROM A THIRD PARTY IS UNLIKELY. THE RELATIVELY LOW INITIAL RETURN ON INVESTMENT MAY NOT WARRANT CONSIDERATION FROM A THIRD PARTY TO BE A MINORITY PARTNER TO THE IRVINE COMPANY. HOWEVER, IAC HAS A VERY COMPETENT CORPORATE FINANCE DIVISION (MANY WITH WALL STREET EXPERIENCE AND SAVVY). IN PARTICULAR, JIM MEAD, IAC'S CURRENT CFO RECENTLY ANNOUNCED HIS RETIREMENT FROM IAC TO PURSUE OTHER OPPORTUNITIES. MR. MEAD HAS BEEN AN INTEGRAL PART OF IAC'S SUCCESS. REMEMBER, MANAGEMENT OF IAC IS DISTINCTLY DIFFERENT FROM THE IRVINE COMPANY AND MAY HAVE THE "NORMAL" CONCERNS RELATED TO FINDING NEW EMPLOYMENT, MANY OF WHOM CAME TO NEWPORT BEACH FOR THE LIFESTYLE AS WELL AS TO WORK FOR A DONALD BREN RUN COMPANY. THE IRVINE

COMPANY'S LOCAL DOMINANCE LIMITS THE NUMBER OF COMPARABLE EMPLOYMENT OPPORTUNITIES. WE FIND IT SOMEWHAT SURPRISING THAT IAC MANAGEMENT, MAINLY THE CORPORATE FINANCE DIVISION, WAS "BLIND-SIDED" BY THIS ANNOUNCEMENT. THE FIRST KNOWLEDGE THEY HAD OF THIS PROPOSAL WAS RECEIVED THROUGH THE TRADITIONAL MEDIA OUTLETS. ONE MEMBER OF IAC MANAGEMENT INDICATED THAT HIS CONVERSATION WITH MR. BREN (ROUGHLY TWO WEEKS AGO) INDICATED MR. BREN'S ENTHUSIASM AND PLEASURE IN OPERATING A PUBLIC COMPANY. WE ASKED MANAGEMENT OF IAC AT THE RECENT NAREIT CONFERENCE WHY THEY DIDN'T LOOK TO GO BACK TO BEING A PRIVATE COMPANY, GIVEN THEIR MODEST VALUATION, IN OUR OPINION (WE HAD CHANGED OUR INVESTMENT RATING TO
BUY). THEIR RESPONSE WAS TEXT BOOK - "WE WOULDN'T HAVE GONE PUBLIC IN THE FIRST PLACE IF THE BENEFITS DIDN'T OUTWEIGH THE NEGATIVES". WE BELIEVE THESE FACTORS MAY CONTRIBUTE TO AN EXTRA INCENTIVE FOR MANAGEMENT TO MAXIMIZE SHAREHOLDER VALUE. WE WOULD ALSO MENTION THAT MR. MEAD HAD SOLD SHARES OF IAC AS RECENTLY AS TWO WEEKS AGO (IN PART TO HELP FINANCE HIS FUTURE ENDEAVOR). WE BELIEVE MR. MEAD WOULD LIKE TO WALK AWAY FROM IAC KNOWING HE MAXIMIZED SHAREHOLDER VALUE.

AS WE STATED EARLIER, THE IRVINE COMPANY HAS ONLY MADE A PROPOSAL AT THIS TIME. THIS PROPOSAL SHOULD NOT BE CONSTRUED AS A LEVERAGED BUYOUT OR A TENDER OFFER. IAC'S BOARD MUST APPROVE THE PROPOSAL BEFORE ANY FUTURE STEPS ARE TAKEN. THEREFORE, THE TIMING OF WHEN OR IF THE TRANSACTION TAKES PLACE IS UNKNOWN. WE WOULD NOT EXPECT MANAGEMENT OF IAC TO MAKE ANY DECISION UNTIL THEIR FINANCIAL ADVISOR HAS PURSUED ALL OPTIONS (AT LEAST 30 DAYS). FOLLOWING A PUBLIC RESPONSE FROM IAC MANAGEMENT, THERE IS NO GUIDELINE AT THIS TIME THAT CAN REASONABLY DICTATE WHEN THE ACQUISITION WOULD BE COMPLETED.

IN ADDITION, IF THE TWO COMPANIES CAN NOT AGREE ON A FAIR PRICE FOR IAC, WE WOULD EXPECT IAC SHARES TO FALL BACK SIGNIFICANTLY. IN ADDITION, IT MAY TAKE A LONG TIME TO GENERATE INVESTOR CONFIDENCE IN IAC GIVEN WHAT WOULD MOST LIKELY BE PERCEIVED AS "BAD BLOOD" BETWEEN IAC AND THE IRVINE COMPANY. BOTH COMPANIES DEPEND ON EACH OTHER TO SUCCEED.

THE IRVINE COMPANY CURRENTLY OWNS, IN AGGREGATE, 62% ECONOMIC INTEREST IN IAC. THE IRVINE COMPANY HAS BEEN ACQUIRING COMMON SHARES SPORADICALLY THROUGHOUT THE LAST FEW MONTHS AND REACHED THE MAXIMUM OWNERSHIP INTEREST IN IAC AS DICTATED UNDER THE REIT REGULATIONS (I.E., THE FIVE-OR-FEWER RULE). WE ESTIMATE THE IRVINE COMPANY'S RECENT PURCHASES INCLUDED ROUGHLY 500,000 SHARES RANGING FROM $23 TO $29 PER SHARE. HINDSIGHT MAY INDICATE THAT NOT ONLY DID THE IRVINE COMPANY BELIEVE THE SHARES OFFERED AN ATTRACTIVE VALUATION GIVEN THE POSITIVE EVENTS AND FUNDAMENTALS, BUT THEY HAD ANOTHER MOTIVE.

IT IS IMPORTANT TO NOTE THAT THOUGH IAC WAS SPUN-OFF FROM THE IRVINE COMPANY IN DECEMBER 1993 AT $20 PER SHARE, BOTH ENTITIES OPERATE UNDER DISTINCTLY DIFFERENT MANAGEMENT TEAMS. THE DEVELOPMENT AGREEMENT BETWEEN THE TWO COMPANIES IS VERY UNIQUE AND PRIMARILY THE RESULT OF THE IRVINE COMPANY'S SIGNIFICANT OWNERSHIP INTEREST IN THE REIT. THE ONLY COMMON FACTOR IN BOTH MANAGEMENT TEAMS IS DONALD BREN. HOWEVER, THE REIT'S MANAGEMENT TEAM WAS FORMED TO OPERATE IN THE PUBLIC ARENA AND THUS, RECRUITED TALENT FROM THE APPROPRIATE SOURCES.

WHERE DOES IAC GO FROM HERE? WE BELIEVE IAC MAY REMAIN IN A WAIT AND SEE MODE FOR MANY MONTHS. CERTAIN ISSUES RELATED TO LIQUIDITY (OR LACK OF) WITH REITS MAY INDICATE THAT THIS MAY OFFER AN OPPORTUNITY FOR INVESTORS TO LIGHTEN THEIR POSITIONS. FOR INVESTORS LOOKING TO STAY IN THE APARTMENT SECTOR OF REITS, WE RECOMMEND AVALONBAY COMMUNITIES (AVB), EQUITY RESIDENTIAL (EQR), OR PACIFIC GULF PROPERTIES (PAG) FOR THOSE LOOKING TO STAY IN CALIFORNIA.

(12/2/98) TIC ACQUISITION LLC, A UNIT OF THE IRVINE CO., LATE YESTERDAY ANNOUNCED A PROPOSAL TO THE BOARD OF DIRECTORS OF IRVINE APARTMENT COMMUNITIES
(IAC) TO ACQUIRE ALL THE OUTSTANDING COMMON SHARES OF IAC IN A BUSINESS COMBINATION FOR $540 MILLION OR $32.50 PER SHARE IN CASH. THIS COMPRISES THE
16.6 MILLION OUTSTANDING SHARES THAT THE IRVINE COMPANY DID NOT ALREADY OWN AND REPRESENTS AN APPROXIMATE 18.7% PREMIUM TO YESTERDAY'S CLOSING PRICE OF $27 3/8. THE PROPOSAL IS NOT SUBJECT TO A FINANCING CONTINGENCY. WE BELIEVE THE BUYOUT PROPOSAL REFLECTS FAIRLY ON ASSET VALUE AS OUR ESTIMATED NAV FOR IAC, BASED ON A CAP RATE RANGE OF 7% TO 7 1/2%, IS $30-$33 PER SHARE. WE WILL HAVE ADDITIONAL COMMENTS AS FURTHER INFORMATION BECOMES AVAILABLE.

(11/03/98) IAC REPORTED THIRD QUARTER 1998 FFO PER SHARE OF $0.60 COMPARED TO $0.51, REPRESENTING A 17.6% INCREASE AND $.03 AHEAD OF OUR ESTIMATE. SAME PROPERTY NOI INCREASED 10.1% AS A RESULT OF A 4.6% INCREASE IN MONTHLY RENT, 4.7% DECREASE IN OPERATING EXPENSES PER UNIT, AND A 0.3% INCREASE IN AVERAGE OCCUPANCY.

SAME PROPERTY RESULTS REPRESENT 48 PROPERTIES AND 13,541 UNITS (AVERAGE MONTHLY RENT = $1,171, OPERATING EXPENSES PER UNIT = $244, AND PHYSICAL OCCUPANCY = 94.1)%. WE ATTRIBUTE ROUGHLY ONE-HALF OF THE HIGHER THAN EXPECTED RESULTS TO THE SUCCESS OF IAC'S IMPLEMENTATION OF SELF-MANAGEMENT AND THE OTHER ONE-HALF TO BETTER THAN EXPECTED OPERATING RESULTS DUE TO MARKET FUNDAMENTALS.

IAC CURRENTLY HAS A TOTAL OF SIX NEW DEVELOPMENT PROJECTS UNDER CONSTRUCTION:
TWO ON THE IRVINE RANCH, TWO IN NORTHERN CALIFORNIA (SILICON VALLEY AREA), AND TWO IN NORTHERN SAN DIEGO. IN ADDITION, IAC IS RENOVATING THE ONLY LUXURY RENTAL PROPERTY ALONG THE COAST-LINE OF LOS ANGELES WESTSIDE AT THE CORNER OF SANTA MONICA BLVD AND OCEAN

BLVD. IN TOTAL, THESE PROJECTS WILL REPRESENT AN INVESTMENT OF $320 MILLION OF WHICH $180 MILLION HAS BEEN INCURRED TO DATE.

IAC CURRENTLY OWNS A TOTAL OF 62 PROPERTIES CONTAINING 18,758 UNITS, INCLUDING THOSE PROPERTIES UNDER DEVELOPMENT. IAC'S CURRENT DIVIDEND REPRESENTS A COMFORTABLE 64.5% AND 67.5% PAYOUT TO Q3 1998'S FFO AND FAD PER SHARE, RESPECTIVELY. IAC'S TOTAL DEBT TO TOTAL MARKET CAPITALIZATION REPRESENTS 38% WITH AN IMPRESSIVE INTEREST COVERAGE RATIO OF 5.3x.

***WE ARE RAISING OUR 1998 AND 1999 FFO SHARE ESTIMATES TO $2.29 AND $2.52, RESPECTIVELY.

(10/09/98) WE ARE USING THE RECENT PULLBACK IN THE SHARE PRICE OF IAC TO CHANGE OUR RATING TO A BUY. SHARES AT LAST NIGHT'S CLOSE HAVE NEVER BEEN MORE ATTRACTIVE. THE MARKET VALUE OF IAC EQUATES TO ROUGHLY $102,000 PER APARTMENT UNIT (INCLUDING THOSE 1,800 UNITS UNDER CONSTRUCTION), A MODEST VALUATION GIVEN THE CURRENT MARKET STRENGTH. THIS VALUATION OCCURS WHEN APARTMENT REAL ESTATE FUNDAMENTALS IN SOUTHERN CALIFORNIA, ESPECIALLY ORANGE COUNTY, APPEAR TO BE IN THE EARLY STAGES OF IMPROVING.

IAC IS WELL POSITIONED GIVEN IT'S MONOPOLISTIC ADVANTAGE IN CENTRAL ORANGE COUNTY (OR THE IRVINE RANCH). IAC'S PORTFOLIO IS CHARACTERIZED AS BEING OF IMPECCABLE QUALITY AS NEARLY ALL OF THE PROPERTIES HAVE BEEN DEVELOPED BY IAC, OR ITS PREDECESSOR. THE IRVINE RANCH IS THE LARGEST MASTER PLANNED COMMUNITY IN THE U.S. AND HAS BEEN NAMED THE SAFEST PLACE TO LIVE IN THE U.S. BY THE F.B.I.

IAC HAS A 28 YEAR HISTORY OF ACHIEVING IMPROVED OPERATING RESULTS REGARDLESS OF ECONOMIC CONDITIONS OR EVEN THE ORANGE COUNTY BANKRUPTCY. WE DO NOT VIEW IAC'S GROWTH BEING DEPENDENT ON ISSUING EQUITY OVER THE NEXT 18 TO 24 MONTHS. THE REIT HAS A CONSERVATIVE INTEREST COVERAGE RATIO OF 5.6x WHICH DOES NOT FULLY RECOGNIZE THE RECENT DEBT REFINANCING. IAC REFINANCED $334 MILLION OF SECURED TAX-EXEMPT BOND FINANCING CARRYING AN AVERAGE INTEREST RATE OF AROUND 6% WITH UNSECURED TAX EXEMPT BONDS CARRYING AN AVERAGE INTEREST RATE OF 4.93%.

IAC HAS A WELL-CONCEIVED GROWTH STRATEGY IN-PLACE AND SHOULD CONTINUE TO PROSPER. THE IRVINE RANCH HAS DEMONSTRATED ITS RESILIENCE IN THE PAST AND IAC SHOULD CONTINUE ITS GROWTH IN NOI AND REVENUE. NEW DEVELOPMENT PROJECTS WILL CONTINUE TO ADD TO FFO PER SHARE IN 1999 AND BEYOND.

RECENT DEVELOPMENT

(07/04/98) IAC REPORTED SECOND QUARTER 1998 FFO PER SHARE OF $.56, A 12% INCREASE AND $.02 AHEAD OF EXPECTATIONS.

HIGHLIGHTS OF Q2 RESULTS ARE AS FOLLOWS:

IAC REFINANCED $334 MILLION SECURED TAX EXEMPT DEBT WITH "UNSECURED" TAX EXEMPT DEBT UNENCUMBERING 23 PROPERTIES AND PRICED AT A 4.93% FIXED INTEREST RATE WITH MATURITIES RANGING FROM 10 - 15 YEARS. IAC EFFECTIVE INTEREST RATE WAS LOWERED TO 5.8% FROM 6.2% AND ITS AVERAGE MATURITY WAS EXTENDED TO 12.3 YEARS FROM 9 YEARS.

SAME STORE NOI INCREASED 6.4%. RENTS INCREASED 5.2%. AVG MONTHLY RENT = $1,150. EXPENSES REMAINED FLAT. OCCUPANCY DECLINED SLIGHTLY TO 94.1%. NEW DEVELOPMENT CONTINUES AT 4 PROPERTIES LOCATED ON THE IRVINE RANCH, 2 IN NORTHERN CA (SILICON VALLEY), 2 IN SOUTHERN CA, AND 1 LUXURY HIGH RISE PROPERTY IN SANTA MONICA (CORNER OF OCEAN AVE AND WILSHIRE BLVD). IAC INCREASED ITS DIVIDEND 2.7% TO $1.54 PER SHARE.

FUNDAMENTALS REMAIN STRONG THROUGHOUT CALIFORNIA, ESPECIALLY ON THE IRVINE RANCH IN ORANGE COUNTY.

WE CONTINUE TO RATE SHARES ACCUMULATE.

EARLY STAGES OF MARKET RECOVERY

WE CONTINUE TO BELIEVE THAT IAC REMAINS WELL POSITIONED TO ACHIEVE SUSTAINABLE GROWTH IN ANNUAL FFO PER SHARE OVER THE NEXT COUPLE YEARS. THE IRVINE RANCH CONTINUES TO BE THE PRIMARY SOURCE OF NEW JOB GROWTH IN ORANGE COUNTY. WE ESTIMATE THAT IAC WILL INCREASE "SAME PROPERTY" RENT BY 4.5% AND 6% IN 1997 AND 1998, RESPECTIVELY. COUPLED WITH INFLATIONARY INCREASES IN OPERATING EXPENSES, WE PROJECT "SAME PROPERTY" NOI INCREASE OF 6.0% AND 8.0%, RESPECTIVELY. MANAGEMENT STATED THAT ITS CURRENT DEVELOPMENT, THE COLONY, ADJACENT TO FASHION ISLAND, IS ACHIEVING ATTRACTIVE DEMAND AND IAC MAY BEGIN TO REQUIRE A NON-REFUNDABLE DEPOSIT OF $1,000 FOR TENANTS TO BE PLACED ON A WAITING LIST. WHILE THE DEMAND FOR VERY HIGH END PROPERTIES IS STRONG ON THE IRVINE RANCH, MANAGEMENT EXPECTS TO BEGIN DEVELOPING PROPERTIES TO ACCOMMODATE MORE FAMILY ORIENTED TENANTS.

SOUTHERN CALIFORNIA - IAC RECENTLY ACQUIRED THE 923 UNIT VILLAS OF RENAISSANCE FOR $127 MILLION, OR $137,500 PER UNIT. THE PROPERTY HAS BEEN 95% OCCUPIED FOR SEVERAL YEARS, EXCLUDING THE CORPORATE HOUSING UNITS. IAC INCREASED RENTS $125 PER MONTH ON ALL PROPERTIES THE DAY AFTER THE ACQUISITION WAS COMPLETED WITH NO RESISTANCE BY TENANTS. IAC INTENDS TO SPEND AN ADDITIONAL $4 TO $5 MILLION ON REPAIRS. MANAGEMENT EXPRESSED THE INTEREST OF THE IRVINE COMPANY IN ACQUIRING LARGE PARCELS OF LAND (50 TO 100 ACRES) IN WELL LOCATED AREAS

THROUGHOUT BOTH SOUTHERN AND NORTHERN CALIFORNIA AS A MEANS OF APPLYING
ITS EXPERTISE IN DEVELOPING MASTER PLANNED COMMUNITIES. IAC WOULD HAVE SIMILAR ARRANGEMENT (I.E., EXPECTED RETURNS, LAND SALES, ETC.) WITH THE IRVINE COMPANY IN DEVELOPING MULTIFAMILY PROPERTIES. WE CONTINUE TO RATE THE SHARES OF IAC WITH AN ACCUMULATE RATING SUITABLE FOR AGGRESSIVE INVESTORS. WHILE WE DO NOT EXPECT ANY SHARE PRICE WEAKNESS, WE WOULD NOT HESITATE TO ADD OR INCREASE POSITIONS ON ANY SHARE PRICE PULLBACK BELOW $30.

ADDITIONAL INFORMATION:

ATTRACTIVE MARKET NICHE. IAC OPERATES IN ONE OF THE MORE UNIQUE REAL ESTATE MARKETS IN THE U.S. THE TRUST'S PROPERTIES ARE LOCATED THROUGHOUT THE 90 SQUARE MILE IRVINE RANCH WHICH CONSISTS OF 13 SEPARATE "VILLAGES" EACH POSSESSING DIFFERING DEMOGRAPHIC CHARACTERISTICS SUCH AS HOUSEHOLD INCOME AND HOUSEHOLD MIX. THERE IS AN ESTIMATED 55,000 ACRES OF UNDEVELOPED LAND AND AVAILABLE FOR EXPANSION. THE IRVINE RANCH INCLUDES THE CITY OF IRVINE AND PORTIONS OF TUSTIN AND NEWPORT BEACH. THE IRVINE RANCH HAS A RELATIVELY HIGH ESTIMATED AVERAGE ANNUAL HOUSEHOLD INCOME OF $60,000. IAC ESTIMATES THAT APPROXIMATELY TWO-THIRDS OF THE EMPLOYEES THAT WORK ON THE IRVINE RANCH COMMUTE FROM OUTSIDE THE IRVINE RANCH. THE IRVINE RANCH IS DESIGNED AS A MASTER PLANNED COMMUNITY WHICH LIMITS AND CONTROLS NEW DEVELOPMENT, INFRASTRUCTURE, AND OTHER COSMETIC FEATURES. ACCORDING TO THE FEDERAL BUREAU OF INVESTIGATION (FBI), THE IRVINE RANCH WAS RANKED THE #1 SAFEST PLACE TO LIVE IN THE U.S., MAKING IT A HIGHLY DESIRABLE PLACE OF RESIDENCY.

THIRD PARTY PROPERTY MANAGEMENT. THE TRUST CURRENTLY EMPLOYEES THIRD PARTY PROPERTY MANAGERS AT ALL OF ITS PROPERTIES. THESE MANAGERS RECEIVE A MANAGEMENT FEE EQUAL TO APPROXIMATELY 2.9% OF TOTAL RENTAL REVENUES COLLECTED. THE THREE DIFFERENT PROPERTY MANAGERS HAVE MANAGED THESE PROPERTIES FOR AN AVERAGE OF EIGHT YEARS. WE ESTIMATE THAT EMPLOYING THIRD PARTY PROPERTY MANAGERS HAS A MINIMAL IMPACT ANNUAL FFO PER SHARE OF APPROXIMATELY $0.03.

CENTRAL LEASING OFFICE. IN DECEMBER 1995 THE TRUST OPENED A CENTRAL LEASING OFFICE LOCATED IN THE HEART OF THE IRVINE RANCH. THIS OFFICE IS DESIGNED TO CONTROL TURNOVER AT THE TRUST'S PROPERTIES, BECOME MORE EFFECTIVE IN CAPTURING NEW RESIDENTS, AND STREAMLINE MARKETING COSTS (I.E., ADVERTISING) AT INDIVIDUAL PROPERTIES. THIS CENTRAL OFFICE PROVIDES POTENTIAL RESIDENTS WITH A ONE-STOP SHOPPING FACILITY BY NARROWING DOWN SEVERAL POTENTIAL APARTMENT PROPERTIES THAT MEET YOUR SPECIFICATIONS. THIS OFFICE SETS UP APPOINTMENTS WITH PROPERTY MANAGERS, FOLLOW-UP WITH RESIDENTS WHO MOVE OUT, AND FIND ROOMMATES FOR RESIDENTS. SINCE OPENING THIS CENTRAL LEASING OFFICE,

THE TRAFFIC FLOW HAS AVERAGED APPROXIMATELY 200 VISITORS PER WEEK WITH AN ESTIMATED 30% TO 35% "CAPTURE RATE."

                ADDITIONAL INFORMATION IS AVAILABLE UPON REQUEST

12/03/98                           ART HAVENER                D.J.I.A.:  9064.54
                                S&P IND: 1398.15
                                S&P COMP: 1171.25

                           FIRST CALL RESEARCH NETWORK

02:30pm EST 04-Dec-98 Dresdner Kleinwort Benson (McGrath/Hogan (212)
IAC: Going Private; Price Appears Very Fair; Maintain Hold Rating

Dresdner Kleinwort Benson

December 4, 1998

US REITS

Shila McGrath                               (212) 429-3442
Mary Hogan                                  (212) 429-3441
Haendel St. Juste                           (212) 429-3443

Irvine Apartment Communities (IAC)
Rating:  HOLD

Ticker (NYSE)                          IAC           Dividend                     $1.54
Rating                                 Hold          Current dividend yield        4.9%
Price (12/3/98)                        $31 5/8       FFO 1997A(e)                 $2.01
12-month price target                  N/A           FFO 1998E(e)                 $2.29
52-week price range                    $33 - $23     FFO 1999E(e)                 $2.55
Shares outstanding(a)                  45.2          1999 FFO payout ratio        60.6%
Debt-to-market cap.(b)                 34.0%         5-year FFO growth rate        8.0%
Institutional ownership(c)             56.6%         Price/1998 FFO               13.8x
Avg. daily trading vol. (YTD)(d)       51,200        Price/1999 FFO               12.4x

(a) Millions. Includes shares and operating units.

(b) Calculated using market value of equity, consistent with REIT industry standards.

(c) Source: Spectrum.

(d) Source: FactSet.

(e) Represents funds from operations (FFO) per share. FFO is defined as net income before gains and losses from property sales, plus amortization and depreciation, plus FFO from unconsolidated joint ventures.

IAC:  Going Private; Price Appears Very Fair; Maintain Holding Rating

x THE TRANSACTION. The privately-held Irvine Company (TIC) announced a proposal to repurchase all of the 16.6 million outstanding shares of Irvine Apartment Communities that it does not already own for approximately $540 million, or $32.50 per share. The transaction, which essentially amounts to a leveraged buyout (LBO), is not contingent on financing. This represents an offer by the largest stockholder of IAC to purchase the 37% economic interest in the company that it does not currently own. Based on the preliminary terms of the proposal, the existing debt and preferred stock of Irvine Apartment Communities will remain outstanding and aren't expected to be affected by the transaction.

x RATIONALE. The Irvine Company is currently the largest stockholder of IAC, owning about 17% of IAC's outstanding common shares. In addition, The Irvine Company also owns approximately 55% of the partnership interest of Irvine Apartment Communities, L.P., of which IAC is a general partner. In aggregate, The Irvine Company owns an approximate 63% economic stake in IAC. The Irvine Company cited conditions in the equity markets affecting REITs as a principal cause for choosing to pursue this course of action. TIC believes that in the current environment, where access to public market financing has become limited and expensive, a private company is better suited to undertake the risks associated with development and will utilize its retained capital to finance future projects. IAC's frequent changes in management over the past several years and its soon to be vacant CFO slot may have also had a small role in the decision to pursue this strategy.

x OFFER LOOKS VERY FAIR TO SHAREHOLDERS. The offer of $32.50 per share represents an 18% premium to where IAC's shares closed on December 1, 1998, and a 21% premium based on the closing price on November 30, 1998. This represents a total investment of approximately $540 million for the 16.6 million outstanding shares. The risk of this transaction is that investors may be skeptical of the pricing because of the relationship of The Irvine Company (TIC) and IAC; the perception may be that Donald Bren, chairman of TIC, may be trying to buy back shares at a cheap price. Our concerns about the fairness of the offer are alleviated by the following: (a) this pricing implies a cap rate in the low 7% range and a 15% premium to our estimate of IAC's net asset value; (b) the offer price is at the 52-week high for the stock; and (c) the $32.50 offer price per share implies a 1999 FFO multiple of 12.7x based on our 1999 estimate of $2.55 per share or a 45% premium to the apartment REIT sector average and a 24% premium to the average multiple of the next five highest multiple apartment REITS (ASN, AVB, BRE, ESS and PPS). We do recognize that IAC exclusive development rights agreement on the ranch does have additional value, however, we are skeptical how effectively "transferable" that agreement would be to another buyer. In the land rights agreement, TIC has NO obligation to sell land, just an obligation to sell multifamily sites that will be developed to IAC. As a result, we would ascribe little value to this option for any other potential buyer of IAC. We believe this offer is attractive to shareholders and we believe the balance of IAC shares are most valuable to TIC, the majority owner of the company. Consequently, a higher offer from any other buyer is unlikely. There is the possibility, however, that IAC may be able to "tweek" the price a little higher; a slight increase in price based on negotiations between the two parties would assuage everyone's concerns about IAC's board acting in the best interest of shareholders. IAC's board met on the offer yesterday, and we expect a brief official response from the company later today. Within the next several days, IAC will be hiring a financial advisor to evaluate the offer. We maintain our Hold recommendation.

Company Description

Irvine Apartment Communities, Inc. was established as the successor in the apartment business of The Irvine Company (TIC). IAC is an extremely focused multifamily real estate company: the majority of its portfolio is on the Irvine Ranch, which is located between Los Angeles and San Diego in Orange County, California. The company's properties represent over 85% of the apartment communities located on the Ranch. TIC, the master developer of the Irvine Ranch, will continue to develop the Ranch, with IAC developing all future apartment development sites through 2020. In 1997, IAC initiated an expansion program into other high-growth California markets, including the Silicon Valley and North San Diego. IAC's portfolio has historically achieved higher rental rate than the surrounding markets, due to the desirability of the planned community environment, the above market standard landscaping, amenities, property maintenance and the appealing architectural design of the properties. As of September 30, 1998, IAC owns or has under development 62 apartment communities with 18,758 units.

Additional information is available on request.

Dresdner Kleinwort Benson North America LLC. New York: 75 Wall Street, 30th Floor, New York, NY 10005-2889 Telephone 212-429-3475 Telex 427118 Fax 212-429-4598. London: PO Box 560, 20 Fenchurch Street, London EC3P 3DB Telephone 0171-623-8000 Telex 922241 Fax 0171-929-7907. A member of the Dresdner Bank
Group.

This report has been prepared by Dresdner Kleinwort Benson North America LLC ("DKBNA") using sources believed to be reliable and accurate but which without further investigation cannot be warranted as to accuracy or completeness. The information and opinions in this report are subject to change without notice. DKBNA and/or its affiliated or associated companies and/or any of their clients may have acted upon the information or opinions in this report prior to your receipt of it. Neither DKBNA nor any affiliated or associated companies nor any of their directors, representatives or employees accepts liability for any loss arising from the use of this document or its contents. DKBNA and/or its affiliated or associated companies may provide investment-banking services for the issuers of the securities mentioned in this report. DKBNA and/or its affiliated or associated companies and/or their directors, representatives or employees may have positions in or options on the securities mentioned in this report or may buy, sell or offer to buy or sell such securities, as principal or agent. This report is for the use of addressees only. It may not be copied or distributed to any other persons without the prior written consent of DKBNA.

Additional information on the contents of the report is available on request. Dresdner Kleinwort Benson North America LLC 1998.

First Call Corporation - all rights reserved.  617/345-2500

Note ID:  352629

--------------------------------------------------------------------------------

                 To update your order or to receive research on other companies, please call Corporate Services at (617) 856-2100.

--------------------------------------------------------------------------------

              First Call Corporation      TEL:    617-856-2100
              22 Pittsburgh Street        FAX:    617-261-5627
              Boston, MA  02210           EMAIL:  firstcall.notes@tfn.com

       First Call is a registered trademark of the First Call Corporation.

IAC AF 001/014  M0-01

EPS/F COM/F OTH/F US/F NA/F REA/F REITSS FCC// INV/F IAC
15:54 FDL IRVINE APARTMENT COMMUNITIES: Privately held Irvine Company pro

               DLJ ****** DONALDSON, LUFKIN & JENRETTE ****** DLJ

December 2, 1998                              Lawrence D. Raiman  (212) 892-2380
                                                  Anthony Paolone (212) 892-2383
                                                     Joseph Nadol (212) 892-2376
                                          Michael W. Mueller, CFA (212) 892-4272

                  IRVINE APARTMENT COMMUNITIES (IAC: $27 3/8) #

Privately held Irvine Company proposes tender offer for shares not already owned at $32.50 per share; do not anticipate many more "LBO's" in the REIT group

Range:                    FFO Per Share(a)          FAD Per Share(b)
$32 7/16 -  23         Old      New     P/FFO     Old      New   P/FAD
(FY: Dec.)  1999E     $2.50    $2.60     10.5    $2.29    $2.40   11.4
            1998E      2.20     2.30     11.9     2.07     2.16   12.7
            1997A      2.00              13.7     1.87            14.6

Yield:  5.6%          Market Cap.:  $1.2 bil         3-Yr. Growth Rate: 13-15%
Dividend:  $1.54      Avg. Trading Vol. (000): 68    Net Asset Value:

(a) Funds from operations (FFO) represents net income plus depreciation less capital gains (losses).

(b) Funds available for distribution (FAD) equals FFO less recurring capital expenditures, straight line rent accruals and debt amortization.

RATING: Market Perf. Change: None 12-Mo. Target: $32.50

VIEWPOINT

Last night, The Irvine Company, a privately held real estate concern controlled by Donald Bren, announced a proposal to acquire for $32.50 per share in cash the
16.6 million common shares of Irvine Apartment Communities (IAC) that it does not already own-a 21% premium to the closing price. This transaction essentially amounts to a leveraged buyout (LBO) and would take IAC private. Recall, IAC has been somewhat of a financing entity in that it has acted as a vehicle to develop certain land interests on The Irvine Ranch in California held by Donald Bren. To note is that the takeout price implies a total enterprise value for IAC of $2.20 billion, on which $736 million is debt. Of the $1.46 billion in equity, The Irvine Company holds the $813 million of operating partnership units (OP units) and an additional $111 million in common stock, thus making the tender offer for $540 million. The offer is not subject to financing contingencies.

In our view, we find this transaction surprising on both quantitative and qualitative fronts. On the quantitative front, the pricing of the transaction appears rich in light of declining property values, therefore presenting a clear positive for current shareholders. We have expressed for some time our opinion that asset values are likely to be on the decline due to the stanching of both debt and equity capital for real estate. Furthermore, while we have always recognized IAC's quality asset base and strong market fundamentals, our neutral rating on the stock has been purely a function of its already 12% comparative multiple premium. The proposed takeout price is set at
12.5 times our revised 1999 FFO estimate and approximately 12.5 times our estimated EBITDA (after stripping out approximately $200 million in land and construction in progress), or about 8% cap rate equivalent - a 30% - plus premium to its peer group multiple. __ares based on his more bullish view of the Company's upcoming d_____ peline, asset values and future ____

front, we are also surprised that The Irvine Company is taking IAC out of the public fold and willing to forego access to both public and private capital. Mr. Bren obviously believes--maybe rightfully so--that the retention of cash flow as a private company and lack of public scrutiny will provide it greater flexibility as a developer; he may also believe accounting issues relating to development are unduly restraining.

With respect to our earnings estimates, we are revising our estimates for 1998 and 1999. For 1998 we are raising our FFO estimate from $2.20 per share to $2.30 per share and our FAD estimate from $2.07 per share to $2.16 per share. In 1999, we are raising our FFO estimate from $2.50 per share to $2.60 per share and our FAD estimate from $2.29 per share to $2.40 per share. Given today's news and the move in the stock, it is now clear IAC shareholders have maximized value.

IMPORTANT POINTS

Implications and likelihood of other LBO activity in the REIT universe. A key question that comes to mind when considering this transaction is, "Is this the first in a wave of REIT LBO's?" In our view, it is NOT. We think the IAC transaction is an anomaly for several reasons. First, the acquirer in the IAC transaction already owns 67% of the enterprise. Therefore, the cross ownership of the two enterprises makes this deal somewhat unique. Donald Bren, most likely, believes that retention of capital would provide The Irvine Company an important source of funds with which to finance its large development appetite. Second, Mr. Bren has historically shunned the public markets, and most likely views private ownership of IAC to be less restrictive. Third, we estimate that most REITs trade only on par with their underlying net asset values. At these levels, prices are too high to undertake LBOs.

IAC's core market, Orange County, should continue to perform well over the near-to-intermediate term. In our recently rolled out DLJ Real Estate Forward Supply/Demand Index, we highlighted the 20 markets that contain the most and least supply versus demand risk over the next 18 months. Based on our calculations, we contend that Orange County should exhibit greater demand growth than supply growth (by about 200 basis points). The Irvine Company may now be willing to pay the premium it has offered because of its current and expected strength in this core market of theirs.

Does this transaction change the competitive landscape in the Southern California apartment market? Given the fact that we consider Donald Bren and his organization to be "smart money", this transaction is a very bullish signal that there is imbedded value in the Southern California apartment markets. However, we do not think the competitive landscape between IAC and its competitors should change much. We say this because IAC will likely continue in its private form developing, acquiring, and managing their operations at least as aggressively as it has been in the REIT wrapper. Thus, today's transaction is a bullish signal from a well-heeled investor about the prospects for other multifamily REITs situated in Southern California, such as Archstone Communities (ASN), AvalonBay Communities (AVB), Essex Property Trust
(ESS)+, and Pacific Gulf Properties (PAG), BRE Properties (BRE), and Equity Residential (EQR), could benefit if Mr. Bren's confidence in his real estate markets manifests.

WITHIN THE PAST THREE YEARS DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION HAS BEEN A MANAGING OR CO-MANAGING UNDERWRITER OF THE COMPANY'S SECURITIES.

AN AFFILIATE OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION . . . .
[ILLEGIBLE] . . .

ORDERS EXECUTED ON A REGIONAL STOCK EXCHANGE WHERE IT ACTS AS A SPECIALIST.

Copyright Donaldson, Lufkin & Jenrette Securities Corporation, 1998. Additional information is available upon request.

First Call Corporation - all rights reserved.  617/345-2500


                                   END OF NOTE

                                        Copies     Howie         Original
                                        Mead       Wagner        Churchill
                                        Paul       McFarland
                                        Lifland    McKee
                                        Harry      E. Rose


                          FIRST CALL RESEARCH NETWORK

01:26 pm EST 04-Dec-98     EVEREN Securities IAC
IAC:     The Irvine Company proposes to take IAC private

EVEREN Securities, Inc.                     Equity Research Note

December 4, 1998

Burland East, CFA                           619.702.4355
Eric Lohmeier                               312.574.5963
Philip Martin                               312.574.6280
Hollis Taylor                               619.702.4358
Jeff Donnelly, CFA                          619.702.4356
Christiana Moffa                            312.574.5903

Company:                 Irvine Apartment Communities (IAC-$31.63)  a/o 7:00am CST
Industry:                Real Estate
Int. Term Rating:        2 - Outperformer           Target Price: $32.50
Long Term Rating:        2 - Outperformer           Target Price: NA
Suitability              Income

*The Irvine Company (TIC) proposes to take IAC private
*Makes cash offer for $32.50 per share
*TIC already owns 63% of equity
*Reducing rating to 2-2 based on price movement
*We do not see this as a precursor to additional going private transactions

Dividend: $1.54                     P/FFO 1998:  13.8x
Yield:  4.81%                       P/FFO 1999:  12.3x
Cash Flow `99E: $2.58               5 Year Est. FFO- Growth Rate: 11%
Inst. Hldgs.: 71%                   Insider Hldgs.:  55%
FY: December                        Shares Outstanding (Mil):  45
Payout Ratio `99E: 59.2%            52 WK Range:  $33-$23


FF0                 1997A      1998E      Prior       1999E      Prior      2000E
Q1                   0.48       0.52                   0.63       0.61
Q2                   0.50       0.56                   0.64       0.62
Q3                   0.51       0.60A                  0.65       0.63
Q4                   0.52       0.61       0.60        0.66       0.64
                   $ 2.01     $ 2.29     $ 2.25      $ 2.58     $ 2.50     $ 2.88
Consensus                     $ 2.25                 $ 2.54     $ 2.84

*As reported:  A=Actual, E=Estimate;

Highlights
The Irvine Company (TIC) has made an offer to purchase the 37% of the shares of Irvine Apartment Communities that it does not already own. The offer is for $32.50 in cash. The board of directors of

IAC will meet today and likely choose a financial advisor to opine as to valuation and fairness. We do not anticipate any roadblocks in this deal and we think that TIC has the financing to make it happen. The timeline to close is uncertain, but we would guess that first quarter of FY 1999 is likely.

We speculate that the reason for the transaction is that TIC believes that the implied return on equity it must pay the public markets exceeds the returns it would pay to private investors or joint venture partners. The implied cap rate on the portfolio based on 4Q 1998 annualized NOI is slightly higher than 8%.

We are reducing our rating on the shares to 2-2 based on the price of the shares and believe they are fully valued at this time.

Time:    12:15 pm CST                                         S&P 500:  1169

Additional information available upon request.

This report herein is not a complete analysis of every material fact respecting any company, industry or security. The opinions expressed here reflect the judgment of the author at this date and are subject to change without notice. Information has been obtained from sources believed to be reliable, but is not guaranteed. EVEREN Securities, Inc. and/or its officers, directors, employees or members of their families and investment portfolios managed by the firm or its affiliated companies may have an interest in the securities and/or options of the issues described in this report, and may purchase, sell, trade or act as a market maker while this report is in circulation. Copyright 1998 by EVEREN Securities, Inc.

First Call Corporation - all rights reserved.  617/345-2500

Note ID:  352449

--------------------------------------------------------------------------------
         To update your order or to receive research on other companies, please call Corporate Services at (617) 856-2100.

               First Call Corporation             TEL: 617-856-2100
               22 Pittsburgh Street               FAX: 617-261-5627
               Boston, MA  02210                  EMAIL: firstcall.notes@tfn.com

      First Call is a registered trademark of the First Call Corporation

                                        Copies     Howie         Original
                                        Mead       Wagner        Churchill
                                        Paul       McFarland
                                        Lifland    McKee
                                        Harry      E. Rose


                           FIRST CALL RESEARCH NETWORK

09:55am EST  03-Dec-98   J.P. Morgan      (SCHALOP, LEE (1-212)
IRVINE APARTMENT COMMUNITIES:             PROPOSES $32.50 PER SHARE

                                December 3, 1998

                  J.P. MORGAN SECURITIES INC. - EQUITY RESEARCH

                          LEE SCHALOP (1-212) 648-9470
                        Alexis V. Hughes (1-212) 648-6752
                         John Saunders (1-212) 648-6585
                         Josh Paradise (1-212) 648-9480

                       Irvine Apartment Communities (Buy)

           THE IRVINE COMPANY PROPOSES $32.50 PER SHARE BUYOUT OF IAC;
                              NEGOTIATIONS TO BEGIN

IAC                                         FFO/Share                           P/FFO
12/1         Rge        12/97     12/98      12/99      4Q/98     4Q/97      12/98E    12/99E     Yld        (MM)
----         ---        -----     -----      -----      -----     -----      ------    ------     ---        ----
$31.56       $32-23     $2.00A    $2.29E     $2.58E     $0.61E    $0.52A     13.8      12.2       4.9%       $635MMx

x REIT shares only

Yesterday, The Irvine Company (TIC), a private California company controlled by Donald Bren that owns the approximately 90,000 acre Irvine Ranch in Orange County, CA, announced an offer to acquire the 16.6 million publicly owned shares of Irvine Apartment Communities (NYSE: IAC) for $32.50 per share, or about $540 million. TIC currently owns roughly 55% of Irvine Apartment Communities, L.P. (the operating partnership) and roughly 17% of IAC. This equates to a 63% total ownership stake. See the first bullet point below for an explanation of IAC's ownership structure. If the acquisition of the remaining 37% of the operating partnership is completed, IAC will become a private company. Details on the transaction follow:

-     First, a word on IAC's structure. IAC is an UPREIT (umbrella partnership
      REIT). This means that IAC does not own real estate directly; instead, it is a partner in Irvine Apartment Communities, L.P. (the operating partnership), which owns apartment buildings, options on sites, and the exclusive right through 2020 to develop apartment communities on TIC-owned land. IAC is the sole general partner of the operating partnership is TIC, which is a limited partner and owns the remaining 55% (in addition to its 17% ownership stake in IAC). TIC's total ownership of the operating partnership is roughly 63% (55% + 17%x45% = 63%).

- We believe TIC's offer of $32.50 per share is reasonable for two reasons. First, a price of $32.50 represents a $5.12 premium over IAC's November 30 close (the last day of which IAC traded before the announcement) of $27.38, or an 18.7% premium. This compares favorably with the average 10% premium paid for real estate company targets during the past two years. Second, a price of $32.50 represents a premium over our calculation of IAC's net asset value of $28.71-32.04 per share (which is based on cap rate range of 8.0-7.5%, second quarter annualized results, and no value for the exclusive land rights). Despite our view that the offer is reasonable, we believe IAC's board is likely to try to negotiate a higher price.

- IAC's response. We expect IAC to respond to TIC's offer by announcing its receipt of the offer and its intent to hire a financial adviser to negotiate the price and the structure of the deal. This process is likely to take several weeks. Despite the fact that the $32.50 price per share appears reasonable, we believe there is a strong likelihood that IAC's board will be able to negotiate a higher price, given the company's monopolistic position and strong development pipeline. Regarding the structure, it is likely to be either a tender offer (which could close in roughly one month) or a friendly merger (which we would expect to close in several months).

- Debt and preferred may be an issue. In its announcement, TIC declared its intentions to leave outstanding the operating partnership's current debt and preferred stock. In our view, it is uncertain (although probable) that TIC will legally be permitted to do this. Nonetheless, it is also likely that TIC will encounter fierce opposition from those who bought this debt and preferred stock with the expectation that such would remain securities of a public company. For example, Moody's has already placed under review for possible downgrade the operating partnership's Baa2 senior unsecured debt rating.

Our IAC financial model is available on the J.P. Morgan research web site MorganWise (www.jpmorgan.com/morganwise). For information on obtaining access to the site, contact your J.P. Morgan salesperson.

(J.P. Morgan Securities Inc. acted as co- or lead-manager in an offering of securities for this company within the past three years.) First Call Corporation
- all rights reserved. 617/345/2500


Note ID:  341655
--------------------------------------------------------------------------------

  To update your order or to receive research on other companies, please call
                     Corporate Services at (617) 856-2100.
--------------------------------------------------------------------------------
               First Call Corporation             TEL:  617-856-2100
               22 Pittsburgh Street               FAX:  617-261-5627
               Boston, MA  02210                  EMAIL: firstcall.notes@tfn.com

         First Call is a registered trademark of the First Call Corporation

                                        Copies     Howie         Original
                                        Mead       Wagner        Churchill
                                        Paul       McFarland
                                        Lifland    McKee
                                        Harry      E. Rose


                           FIRST CALL RESEARCH NETWORK

11:00am EST  03-Dec-98  Salomon Smith Barney (SHERMAN (2]
IAC:     Downgrade To Neutral Based On Price

- - SUMMARY: - - Irvine Apartment Communities -- Real Estate Investment Trusts
x Yesterday, following The Irvine Company's (TIC) offer to purchase the 37% of IAC it does not already own for $32.50 a share. IAC jumped to $31.50
x     Our target had been $31
x Our note yesterday described $32.50 as a full price for IAC (12%-15% over our NAV, a 7.5% cap rate on forward NOI and 12.7x 99E FFO)
x Highly unlikely another bidder will emerge, given price but mostly since TIC owns 63% and would not (in our view) ever be sellers of their stake
x To obtain approval from independent directors/minority shareholders, it is possible that TIC will have to increase its bid (not because $32.50 is cheap but because of typical process/negotiating strategy in a deal where insiders take a co. private); we are not counting on more than a few pennies extra, if any; raising target to $32.50 & lowering rating to 3M

EARNINGS
--------------------------------------------------------------------------------

                                FYE           1 Qtr          2 Qtr         3 Qtr          4 Qtr          Year
Actual           12/97          FFO           $0.48A         $0.50A        $0.51A         $0.52A         $2.00A

Previous         12/98          FFO           $0.52A         $0.56A        $0.60A         $0.61E         $2.27E
Current          12/98          FFO           $0.52A         $0.56A        $0.60A         $0.61E         $2.27E

Previous         12/99          FFO           $N/A           $N/A          $N/A           $N/A           $2.55E
Current          12/99          FFO           $N/A           $N/A          $N/A           $N/A           $2.55E

Previous         12/00          FFO           $N/A           $N/A          $N/A           $N/A           $N/A
Current          12/00          FFO           $N/A           $N/A          $N/A           $N/A           $N/A
         Footnotes:

FUNDAMENTALS
--------------------------------------------------------------------------------

Current Rank . . . . . . . . :3-M             Price 12/02/98 . . . . . . . :$31.56
Prior Rank . . . . . . . . . :2-M             Target Price . . . . . . . . :$32.50
Price FFO/98 . . . . . . . . :13.9X           52 Wk. Price Range . . . . . :32.18 - 23.37
Price FFO/99 . . . . . . . . :12.4X           Proj. 5yr EPS Grth . . . . . :9.0%
LT Debt-to-Capital . . . . . :34.61%          Dividend . . . . . . . . . . :$1.50
Revenue 0098 . . . . . . . . :$N/A mil        Yield. . . . . . . . . . . . :4.7%
Shares Outstanding . . . . . :45.03 mil       Convertible. . . . . . . . . :No
Mkt. Capitalization. . . . . :$1421.15 mil    Hedge Clause(s). . . . . . . :
Comments . . . . . . . . . . :

FFO = Funds from Operations per share. FFO is defined as net income according to GAAP before depreciation, amortization, and gains or losses from property sales, plus FFO from unconsolidated joint ventures.

(a)      Calculated using market value of equity.

OPINION
--------------------------------------------------------------------------------
Salomon Smith Barney is a registered broker-dealer. It is a member of Citigroup Inc. and is affiliated with Citibank, N.A. and its subsidiaries and branches worldwide (collectively "Citibank"). Despite those affiliations, securities recommended, offered, sold by, or held at, Salomon Smith Barney: (i) are not insured by the Federal Deposit Insurance Corporation; (ii) are not deposits or other obligations of any insured depository institution (including Citibank); and (iii) are subject to investment risks, including the possible loss of the principal amount invested.

Salomon Smith Barney including its parent, subsidiaries and/or affiliates ("the Firm"), may from time to time perform investment banking or other services for, or solicit investment banking or other business from, any company mentioned in this report. For the securities discussed in this report, the Firm may make a market and may sell to or buy from customers on a principal basis. The Firm, or any individuals preparing this report, may at any time have a position in any securities or options of any of the issuers in this report. An employee of the Firm may be a director of a company mentioned in this report.

Although the statements of facts in this report have been obtained from and are based upon sources the Firm believes to be reliable, we do not guarantee their accuracy, and any such information may be incomplete or condensed. All opinions and estimates included in this report constitute the Firm's judgment as of the date of this report and are subject to change without notice. This report is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of a security. This publication is being distributed in Japan by Salomon Smith Barney (Japan) Limited. This publication has been approved for distribution in the United Kingdom by Salomon Brothers International Limited, which is regulated by the Securities and Futures Authority. The investments and services contained herein are not available to private customers in the UK. This report does not take into account the investment objectives, financial situation or particular needs of any particular person. Investors should obtain individual financial advice based on their own particular circumstances before making an investment decision on the basis of the recommendations in this report.

The research opinions of the Firm may differ from those of the Robinson-Humphrey Company, LLC, a wholly owned brokerage subsidiary of Salomon Smith Barney Inc.

Salomon Smith Barney is a service mark of Salomon Smith Barney Inc.

(c) Salomon Smith Barney Inc., 1998. All rights reserved. Any unauthorized use, duplication or disclosure is prohibited by law and will result in prosecution.

SHERMAN (212) 816-8408
First Call Corporation - all rights reserved.  617/345-2500
Note ID: 341968
--------------------------------------------------------------------------------
         To update your order or to receive research on other companies, please call Corporate Services at (617) 856-2100.
--------------------------------------------------------------------------------
               First Call Corporation             TEL: 617-856-2100
               22 Pittsburgh Street               FAX: 617-261-5627
               Boston, MA  02210                  EMAIL: firstcall.notes@tfn.com

       First Call is a registered trademark of the First Call Corporation

                                        Copies     Howie         Original
                                        Mead       Wagner        Churchill
                                        Paul       McFarland
                                        Lifland    McKee
                                        Harry      E. Rose

                           FIRST CALL RESEARCH NETWORK

11:00am EST  03-Dec-98  Salomon Smith Barney (SHERMAN (2]
IAC:     Downgrade To Neutral Based On Price

- - SUMMARY: - - Irvine Apartment Communities -- Real Estate Investment Trusts
x Yesterday, following The Irvine Company's (TIC) offer to purchase the 37% of IAC it does not already own for $32.50 a share. IAC jumped to $31.50
x     Our target had been $31
x Our note yesterday described $32.50 as a full price for IAC (12%-15% over our NAV, a 7.5% cap rate on forward NOI and 12.7x 99E FFO)
x Highly unlikely another bidder will emerge, given price but mostly since TIC owns 63% and would not (in our view) ever be sellers of their stake
x To obtain approval from independent directors/minority shareholders, it is possible that TIC will have to increase its bid (not because $32.50 is cheap but because of typical process/negotiating strategy in a deal where insiders take a co. private); we are not counting on more than a few pennies extra, if any; raising target to $32.50 & lowering rating to 3M

EARNINGS
--------------------------------------------------------------------------------

                                FYE           1 Qtr          2 Qtr         3 Qtr          4 Qtr          Year
Actual           12/97          FFO           $0.48A         $0.50A        $0.51A         $0.52A         $2.00A

Previous         12/98          FFO           $0.52A         $0.56A        $0.60A         $0.61E         $2.27E
Current          12/98          FFO           $0.52A         $0.56A        $0.60A         $0.61E         $2.27E

Previous         12/99          FFO           $N/A           $N/A          $N/A           $N/A           $2.55E
Current          12/99          FFO           $N/A           $N/A          $N/A           $N/A           $2.55E

Previous         12/00          FFO           $N/A           $N/A          $N/A           $N/A           $N/A
Current          12/00          FFO           $N/A           $N/A          $N/A           $N/A           $N/A
         Footnotes:

FUNDAMENTALS
--------------------------------------------------------------------------------

Current Rank . . . . . . . . . :3-M           Price 12/02/98 . . . . . . . . :$31.56
Prior Rank . . . . . . . . . . :2-M           Target Price . . . . . . . . . :$32.50
Price FFO/98 . . . . . . . . . :13.9X         52 Wk. Price Range . . . . . . :32.18 - 23.37
Price FFO/99 . . . . . . . . . :12.4X         Proj. 5yr EPS Grth . . . . . . :9.0%
LT Debt-to-Capital . . . . . . :34.61%        Dividend . . . . . . . . . . . :$1.50
Revenue 0098 . . . . . . . . . :$N/A mil      Yield. . . . . . . . . . . . . :4.7%
Shares Outstanding . . . . . . :45.03 mil     Convertible. . . . . . . . . . :No
Mkt. Capitalization. . . . . . :$1421.15 mil  Hedge Clause(s). . . . . . . . :
Comments . . . . . . . . . . . :

FFO = Funds from Operations per share. FFO is defined as net income according to GAAP before depreciation, amortization, and gains or losses from property sales, plus FFO from unconsolidated joint ventures.

(a)      Calculated using market value of equity.

OPINION
--------------------------------------------------------------------------------
Salomon Smith Barney is a registered broker-dealer. It is a member of Citigroup Inc. and is affiliated with Citibank, N.A. and its subsidiaries and branches worldwide (collectively "Citibank"). Despite those affiliations, securities recommended, offered, sold by, or held at, Salomon Smith Barney: (i) are not insured by the Federal Deposit Insurance Corporation; (ii) are not deposits or other obligations of any insured depository institution (including Citibank); and (iii) are subject to investment risks, including the possible loss of the principal amount invested.

                                        Copies     Howie         Original
                                        Mead       Wagner        Churchill
                                        Paul       McFarland
                                        Lifland    McKee
                                        Harry      E. Rose

                           FIRST CALL RESEARCH NETWORK

11:00am EST  03-Dec-98  Salomon Smith Barney (SHERMAN (2]
IAC:     Downgrade To Neutral Based On Price

- - SUMMARY: - - Irvine Apartment Communities -- Real Estate Investment Trusts
x Yesterday, following The Irvine Company's (TIC) offer to purchase the 37% of IAC it does not already own for $32.50 a share. IAC jumped to $31.50
x     Our target had been $31
x Our note yesterday described $32.50 as a full price for IAC (12%-15% over our NAV, a 7.5% cap rate on forward NOI and 12.7x 99E FFO)
x Highly unlikely another bidder will emerge, given price but mostly since TIC owns 63% and would not (in our view) ever be sellers of their stake
x To obtain approval from independent directors/minority shareholders, it is possible that TIC will have to increase its bid (not because $32.50 is cheap but because of typical process/negotiating strategy in a deal where insiders take a co. private); we are not counting on more than a few pennies extra, if any; raising target to $32.50 & lowering rating to 3M

EARNINGS
--------------------------------------------------------------------------------

                                FYE           1 Qtr          2 Qtr         3 Qtr          4 Qtr          Year
Actual           12/97          FFO           $0.48A         $0.50A        $0.51A         $0.52A         $2.00A

Previous         12/98          FFO           $0.52A         $0.56A        $0.60A         $0.61E         $2.27E
Current          12/98          FFO           $0.52A         $0.56A        $0.60A         $0.61E         $2.27E

Previous         12/99          FFO           $N/A           $N/A          $N/A           $N/A           $2.55E
Current          12/99          FFO           $N/A           $N/A          $N/A           $N/A           $2.55E

Previous         12/00          FFO           $N/A           $N/A          $N/A           $N/A           $N/A
Current          12/00          FFO           $N/A           $N/A          $N/A           $N/A           $N/A

         Footnotes:


FUNDAMENTALS
--------------------------------------------------------------------------------

Current Rank . . . . . . . . :3-M              Price 12/02/98 . . . . . . . :$31.56
Prior Rank . . . . . . . . . :2-M              Target Price . . . . . . . . :$32.50
Price FFO/98 . . . . . . . . :13.9X            52 Wk. Price Range . . . . . :32.18 - 23.37
Price FFO/99 . . . . . . . . :12.4X            Proj. 5yr EPS Grth . . . . . :9.0%
LT Debt-to-Capital . . . . . :34.61%           Dividend . . . . . . . . . . :$1.50
Revenue 0098 . . . . . . . . :$N/A mil         Yield. . . . . . . . . . . . :4.7%
Shares Outstanding . . . . . :45.03 mil        Convertible. . . . . . . . . :No
Mkt. Capitalization. . . . . :$1421.15 mil     Hedge Clause(s). . . . . . . :
Comments . . . . . . . . . . :

FFO = Funds from Operations per share. FFO is defined as net income according to GAAP before depreciation, amortization, and gains or losses from property sales, plus FFO from unconsolidated joint ventures.

(a)      Calculated using market value of equity.

OPINION
--------------------------------------------------------------------------------

Salomon Smith Barney is a registered broker-dealer. It is a member of Citigroup Inc. and is affiliated with Citibank, N.A. and its subsidiaries and branches worldwide (collectively "Citibank"). Despite those affiliations, securities recommended, offered, sold by, or held at, Salomon Smith Barney: (i) are not insured by the Federal Deposit Insurance Corporation; (ii) are not deposits or other obligations of any insured depository institution (including Citibank); and (iii) are subject to investment risks, including the possible loss of the principal amount invested.

       IAC   AC 001/014                M001
EC/F   US/F  NA/F     REA/F    REITSS  FCC//    INV/F    IAC
4:00   F03   IAC; RECEIVES $32.50 OFFER FROM IRVINE CO., RATING FROM
ACCUMULATING: HOLD                               December 2, 1998
12-Month Price Target: N/A              Craig M. Silvers, CFA (310) 914-0770
                                         Katherine E. Flores (310) 914-0774

Irvine Apartment Communities (IAC/NYSE - $31 3/4)
Receives $32.50 per Share Offer from Irvine Co. Unit;
Lowering Rating from Accumulate to Hold



52-Week           Shares Out/       Hist P/E       Long-Term  Dividend          Dividend         3-Year Projected
Range             Market Cap        Range          Debt/Capital                 /Yield           Growth Rate
$32 7/16 -        45.1M/$1.4B       N/A            38%                          $1.54/4.9%       7 - 9%
$23

   1Q           2Q         3Q         4Q           YEAR         P/FFO*          PrvEst.           Street
12/97A$0.28     0.50       0.51       0.52         2.01         15.8
12/98E$0.52A    0.56A      0.60A      0.61         2.29         13.9            same              $2.25
12/99E$0.62     0.64       0.65       0.68         2.59         12.3            same              $2.54

*FFO = Funds From Operations.
Prices as of 12/02/98 mid-day.
Key Points
     Unit of The Irvine Company makes offer to acquire outstanding shares of IAC for $32.50 each.
-    We believe investors should tender or buy other apartment REITs.
     The valuation is fair and implies that other California-focused apartment REITs are undervalued.

Discussion
The Irvine Company, controlled by IAC's Chairman Donald Bren, has launched a tender offer of $32.50 per share for the approximately 16 million shares of IAC that it does not own. The offer price is an 18.7% premium for Tuesday's closing price, and we believe, is a small premium to the market value of Irvine's assets. We believe the deal will go through. The implications of the offer price are that Western apartment REITs are undervalued and that California apartment markets should remain strong. We recommend that investors tender their shares or use the stocks as a source of funds for investment into another apartment REIT. Rating lowered to Hold.

Premium Valuation. The $32.50 per share price represents a nice premium to Tuesday's closing price. The offer equates to $137,500 per completed unit (taking into account the approximately 2,700 units Irvine currently has under construction, we calculate a price of $125,000 per unit). Based on the implied cap rate and per unit valuations of Bren's offer, we believe the $32.50 price is fair and we expect the offer to be completed without any significant delays.

Changes in Capital Markets Drive Offer. Bren's representative stated that a private company is better suited to operate in the current environment. Raising equity in the current market today would be costly for a REIT, so the best source of new capital is retained earnings. However, the 95% dividend requirements removes a big chunk of equity that could be used to buy or build new properties. Therefore, a private company, with lesser distribution requirements, will be at an advantage to the public companies. For a company such as Irvine that has a significant amount of development, going private is the best method to reallocate cash toward construction rather than dividends.

California-focused apartment REITs we cover, Essex (ESS(t)/NYSE - $30 3/4; Buy) and BRE Properties (BRE/NYSE - $24 7/16; Buy) are significantly undervalued. Furthermore, Bren's offer signals a belief that the fundamentals in California's housing markets should remain strong. We concur with this view based on the state's ongoing economic expansion and the relatively tough construction permitting process.

Valuation. The table below shows the valuation measures implied by Bren's offer. According to the National Real Estate Index, apartments in Orange County traded at an 8.5% cap rate during the second quarter of 1998. We believe that larger, higher-quality apartments, such as those in Irvine's portfolio, would carry significantly lower cap rates, probably in the 7.5% to 8% range. The table also shows the implied valuations of the other California-focused REIT stocks we cover based on Bren's Irvine valuations. On these measures, BRE and Essex are significantly undervalued.

            Implied Cap Rate                                         Implied P/FFO Multiple
                  3Q98 NOI          4Q98E NOI                 1998E FFO                 1999E FFO
Irvine            7.2%              7.5%                      14.2                      12.5

Prices based on Irvine's Implied Valuations:
BRE               $26.42            $27.49                    $29.80                    $29.61
ESS               $40.04            $39.21                    $40.45                    $39.40

On a per unit basis, Bren's offer equals about $137,500 per unit. This valuation measure is not appropriate to apply to BRE or Essex as those companies have a meaningful portion of their units outside of California and/or have some "B" quality units as compared to Irvine whose portfolio is comprised almost entirely of "A" quality units.

The above valuation of Irvine does not take into account the approximately 2,700 units Irvine has under various stages of development. Adjusting for the development properties at book value, we calculate that Bren's offer carries an implied cap rate of 7.9%, which translates into prices of about $25 for BRE and $37 for Essex.

This material is produced by SUTRO & CO. INCORPORATED, 201 California Street, San Francisco, CA 94111 and TUCKER ANTHONY INCORPORATED, One Beacon Street, Boston, MA 02108/Members of all major U.S. Securities Exchanges; Members SIPC. Sutro & Co. Incorporated is a subsidiary of Freedom Securities Co., which is listed on the NYSE (FSI). Katherine Flores and Craig Silvers. CFA are employees of Sutro & Co. Incorporated. (n) Sutro & Co. Incorporated makes a market in this stock. (t) Sutro & Co. Incorporated has managed or comanaged a public offering of securities for this company within the past three years. (c) Bonds or preferred stock convertible into this issue are available. (j) Sutro & Co. Incorporated and Tucker Anthony Incorporated may both, from time to time, issue research reports with differing opinions on the same company. (o) Listed options available. (b) Tucker Anthony Incorporated has managed or comanaged a public offering of securities for this company within the past three years. (m) Tucker Anthony Incorporated makes a market in this stock. The information contained herein is obtained from sources we believe to be reliable, but no representation or guarantee is made as to its accuracy or completeness. This report is neither an offer, nor the solicitation of an offer, to buy or sell any securities referenced in this report. Opinions expressed are subject to change without notice. Sutro & Co. Incorporated, and Tucker Anthony Incorporated are associated with Freedom Specialist, Incorporated, an NYSE specialist that makes a market in certain securities. At any given time, Freedom Specialist, Inc., may have an inventory position either "long" or "short", in this security and as a result of its function as a market maker, Freedom Specialist, Inc., may be on the opposite side of orders executed on the floor of the Exchange in this security. Copyright 1998 Sutro & Co., Incorporated, Tucker Anthony Incorporated.

First Call Corporation - all rights reserved.        617/345-2500

                                   END OF NOTE

SUTRO & CO.                                               IAC/NYSE
INVESTMENT PROFESSIONALS                                  DECEMBER 2, 1998
SINCE 1858                                                CRAIG M. SILVERS, CFA
RATING:  HOLD                                                    (310) 914-0770
12-MONTH PRICE                                            KATHERINE E. FLORES
TARGET:  N/A                                                     (310) 914-0774

                IRVINE APARTMENT COMMUNITIES (IAC/NYSE - $31 3/4)
              RECEIVES $32.50 PER SHARE OFFER FROM IRVINE CO. UNIT;
                     LOWERING RATING FROM ACCUMULATE TO HOLD

--------------------------------------------------------------------------------

Changes made in:           EPS Revisions    Old       New              Expected short-term impact: ____
Estimates                  FY98                                        Shares may strengthen ____
Rating            X        FY99                                        No impact anticipated ____
Price Target               FY00                                        Shares may weaken ____

--------------------------------------------------------------------------------

  52-Week            Shares Outstanding/        Historical P/E        Long-Term          Dividend       3-Year Projected
   Range                 Market Cap                 Range            Debt/Capital         /Yield           Growth Rate
$32 7/16-$23         45.1 Mil  $1.4 Bil              N/A                 38%          $1.54     4.9%          7 - 9%
                1Q          2Q            3Q          4Q           YEAR         P/FFO*       Prv.Est.         Street
12/97A          $0.28       0.50          0.51        0.52         2.01         15.8
12/98E          $0.52A      0.56A         0.60A       0.61         2.29         13.9           same           $2.25
12/99E          $0.62       0.64          0.65        0.68         2.59         12.3           same           $2.54

*FFO=Funds From Operations.
Prices as of 12/02/98 mid-day.
--------------------------------------------------------------------------------

KEY POINTS

- Unit of The Irvine Company makes offer to acquire outstanding shares of IAC for $32.50 each.
-     We believe investors should tender or buy other apartment REITs.
- The valuation is fair and implies that other California-focused apartment REITs are undervalued.

DISCUSSION
The Irvine Company, controlled by IAC's Chairman Donald Bren, has launched a tender offer of $32.50 per share for approximately 16 million shares of IAC that it does not own. The offer price is 18.7% premium to Tuesday's closing price, and we believe, is a small premium to the market value of Irvine's assets. We believe the deal will go through. The implications of the offer price are that Western apartment REITs are undervalued and that California apartment markets should remain strong. We recommend that investors tender their shares or use the stock as a source of funds for investment into another apartment REIT. RATING LOWERED TO HOLD.

Premier Valuation. The $32.50 per share price represents a nice premium to Tuesday's closing price. The offer equates to $137,500 per completed unit (taking into account the approximately 2,700 units Irvine currently has under construction, we calculate a price of $125,000 per unit). Based on the implied cap rate and per unit valuations of Bren's offer, we believe the $32.50 price is fair and we expect the offer to be completed without any significant delays.

Changes in Capital Markets Drive Offer. Bren's representative stated that a private company is better suited to operate in the current environment. Raising equity in the current market today would be costly for a REIT, so the best source of new capital is retained earnings. However, the 95% dividend requirement removes a big chunk of equity that could be used to buy or build new properties. Therefore, a private company, with lessor distribution requirements, will be at an advantage to the public companies. For a company such as Irvine that has a significant amount of development, going private is the best method to reallocate cash toward construction rather than dividends.

Implications of the Offer. The offer implies that the two other California-focused apartment REITs we cover, Essex (ESS /NYSE - $30 3/4; Buy) and BRE Properties (BRE/NYSE - $24 7/16; Buy) are significantly undervalued. Furthermore, Bren's offer signals a belief that the fundamentals in California's housing markets should remain strong. We concur with this view based on the state's ongoing economic expansion and the relatively tough construction permitting process.

Valuation. The table below shows the valuation measures implied by Bren's offer. According to the National Real Estate Index, apartments in Orange County traded at an 8.5% cap rate during the second quarter of 1998. We believe that larger, higher-quality apartments, such as those in Irvine's portfolio, would carry significantly lower cap rates, probably in the 7.5% to 8% range. The table also shows the implied valuations of the other California-focused REIT stocks we cover based on Bren's Irvine valuations. On these measures, BRE and Essez are significantly undervalued.

                  Implied Cap Rate                               Implied P/FFO     Multiple
                  3Q98 NOI        4Q98E NOI                      1998E FFO         1999E FFO
                  -------------------------                      ---------------------------
Irvine            7.2%              7.5%                          14.2              12.5

Prices based on Irvine's Implied Valuations:
BRE               $26.42            $27.49                       $29.80            $29.61
ESS               $40.04            $39.21                       $40.45            $39.40

On a per unit basis, Bren's offer equals about $137,500 per unit. This valuation measure is not appropriate to apply to BRE or Essex as those companies have a meaningful portion of their units outside of California and/or have some "B" quality units as compared to Irvine whose portfolio is comprised almost entirely of "A" quality units.

The above valuation of Irvine does not take into account the approximately 2,700 units Irvine has under various stages of development. Adjusting for the development properties at book value, we calculate that Bren's offer carried an implied cap rate of 7.9%, which translates into prices of about $25 for BRE and $37 for Essex.

                                   EXHIBIT II

                   1999 PROJECTED APARTMENT RENT GROWTH RATES

                               EXHIBIT II SUMMARY

                                                                                                   Projected
                                                                              Exhibit           1999 Rent Growth
                                                                              -------           ----------------
OVERALL AVERAGE (ALL SOURCES)                                                                          4.8%
Irvine Apartment Communities
         1999 Business Plan, dated October 1998                               II-A/B                   5.0%
         Bonita Canyon                                                         II-C                    6.0%
         Park Place (existing apartments)                                      II-D                    5.0%
         Park Place (Pro-forma land)                                           II-D                    6.0%
         Lower Peters Canyon
                  Base Case                                                    II-E                    5.0%
                  Low Case                                                     II-E                    3.0%
                  High Case                                                    II-E                    6.0%
         Based on Orange County Household Income Growth Projections            II-S                    3.3%
         10-Year Historical Rent Growth                                        II-T                    3.0%
         20-Year Historical Rent Growth                                        II-V                    6.2%

         AVERAGE - IRVINE APARTMENT COMMUNITIES                                                        4.9%

Wall Street Research
         Jeffries                                                              II-R                    5.0%
         JP Morgan                                                             II-R                    5.0%
         DLJ                                                                   II-R                    5.5%
         Sutro                                                                 II-R                    3.0%
         Prudential                                                            II-R                    6.0%
         Goldman Sachs                                                         II-R                    5.0%
         Merrill Lynch                                                         II-R                    5.0%
         Bear Stearns                                                          II-R                    5.0%
         Salomon Smith Barney                                                  II-R                    3.7%
         UBS                                                                   II-R                    4.5%
         Oppenheimer                                                           II-R                    5.0%

         AVERAGE - WALL STREET RESEARCH                                                                4.8%

                       ECONOMIC REPORT - EXECUTIVE SUMMARY
--------------------------------------------------------------------------------


IAC's investment decisions are driven by fundamental market economic conditions. The success of IAC's capital investments is largely determined by supply/demand imbalances for the Company's products. IAC's market research effort is dedicated to identifying these imbalances in order to enhance returns on investment. On the basis of this market research, IAC has identified target markets which exhibit significant imbalances. By focusing investment in supply-constrained areas, IAC will enhance risk-adjusted returns to shareholders.

The following table summarizes the Company's rent growth assumptions for the Business Planning period:

                            1999                2000               2001                2002               2003
                            ----                ----               ----                ----               ----
Irvine Ranch                5.0%                4.0%               3.0%                3.0%               3.0%
San Diego                   4.0%                4.0%               3.0%                3.0%               3.0%
Silicon Valley              5.0%                4.0%               3.0%                3.0%               3.0%
West L.A.                   5.0%                4.0%               3.0%                3.0%               3.0%

- MACRO MARKET ANALYSIS INDICATES SLOWER ECONOMIC GROWTH. Global economic conditions will result in slower growth in each of IAC's markets. Drive by recessionary pressures in Asia and the emerging markets, California's growth is expected to moderate. IAC will continue to monitor macro conditions to determine any impact on the Company's investment strategy.

- MICRO MARKET ANALYSIS INDICATES CONTINUED DEMAND FOR IAC PRODUCT. Despite the global market conditions, IAC believes that there continues to be strong demand for high-end apartment communities in each of the Company's markets. A combination of higher wage job growth and low supply levels will lead to a continued supply/demand imbalance.

- IAC MARKET RESEARCH WILL ENABLE THE COMPANY TO CHALLENGE TRADITIONAL VIEWS OF RENTERS. IAC will use its knowledge of the market to go beyond the traditional renter base. The challenge for the Company is to identify new consumers of its product. The successful introduction of the "Family" product demonstrates the potential of this approach. By continuing to challenge the concept of the renter, IAC will be able to grow the market for its product.

- IAC WILL USE ITS MARKET RESEARCH AS A SOURCE OF COMPETITIVE ADVANTAGE. IAC's long history of developing in high-end markets has given it an unmatched knowledge of these markets. The Company will use this knowledge as a competitive advantage against its peers. Having a better understanding of the high-end markets enables IAC to make more informed investment decisions than its competitors, and hence increase relative returns.

                                                                            II-A

                                ECONOMIC REPORT

--------------------------------------------------------------------------------


IAC continuously monitors local, regional, national and international trends in order to develop sound strategies for Business Planning. Projections for specific demand rely heavily on the relationships between employment, population and household growth within each of the Company's markets. Although IAC projects strong growth in demand for high-end apartments in each of its markets, there are major issues abroad which may have an impact on the Company's earnings.

IAC Market Research is dedicated to providing value-added market intelligence in order to gain insight into industry competitors, target markets, product segmentation, demand and supply dynamics, key economic indicators and trends, development strategy, marketing strategy, operating strategy and the dimension and magnitude of potential acquisition plans. Overall, the information and analysis generated by IAC Market Research will ultimately assist IAC in achieving the Company's overall mission; by contributing to IAC's profitability, NOI, shareholder value and leadership position within the real estate multifamily market.


Summary of Economic Overview

Of primary concern for industry across the United States is the looming global economic crisis. Japan, Russia, Hong Kong and many other countries--especially in Asia--are in the midst of a financial meltdown. Foreign banks are strapped for cash--Japan's banking system is saddled with nearly a trillion in bad or risky loans. Foreign currencies have plummeted--the Russian Ruble has dropped over 335% in value versus the U.S. dollar over the past two months. These economic crises are leading to serious civil unrest, and no one is stepping up to provide leadership. Concern over the global markets has affected the U.S. markets in recent months, as stock markets continue to fluctuate wildly. Economists expect the effect of global economic crises to continue to ripple through the United States economy.

Fundamentals in the United States, however, remain strong. The jobless rate is hovering around 4.5%, inflation is low and the general economy is growing steadily. Although California is perhaps more susceptible to the decline in Asian economics than much of the rest of the nation, the Company expects no recession in the near-term.

The Company's outlook on its core markets, therefore, remains strong in the near-term. The following bullets summarize the Company's projection of rent growth in each market for the Business Planning period.

- RENT GROWTH IN EACH OF THE COMPANY'S FOUR MARKETS IS EXPECTED TO RANGE BETWEEN 4% AND 5% OVER THE NEXT TWO YEARS.

- ECONOMISTS EXPECT THAT THE GLOBAL ECONOMIC CRISIS WILL FUNDAMENTALLY AFFECT THE U.S. ECONOMY IN 2000. TO REFLECT THIS SENTIMENT AND OTHER ANALYSES, THE COMPANY PROJECTS 3% RENT GROWTH FROM 2001 THROUGH THE REMAINDER OF THE BUSINESS PLAN PERIOD.

The remainder of this section provides a summary context for the Company's projects. See Appendix D for a detailed outlook regarding the Company's markets.

Orange County/Irvine Ranch Economic Outlook

The Orange County economic outlook for 1999 is for a moderate contraction due to a variety of declining and potentially collapsing foreign economies as well as the declining California economic outlook. However, stabilized job growth and household formation growth, coupled with the limited supply of for-sale housing and decreasing affordability levels, should fuel demand for long-term rental housing. Orange County's big economic story in 1998 was the extremely hot for-sale housing market that created a short-term dip in apartment demand during the first half of 1998. This short-term dip in apartment demand appears to be dissipating, with encouraging occupancy trends occurring during the 3rd quarter of 1998.

- RENT GROWTH ON THE IRVINE RANCH IS EXPECTED TO BE 5% IN 1999. Rent growth is expected to average approximately 3.6% through 2003, which reflects a moderate decline as the global economic crisis penetrates Orange County.

- PROJECTED APARTMENT DEMAND IS EXPECTED TO OUTPACE PROJECTED APARTMENT SUPPLY. Economists project that, on average, apartment demand will outpace apartment supply through 2003.

- JOB GROWTH IS PROJECTED TO DECREASE AND REMAIN AT MODERATE TO STRONG LEVELS IN 1999. Orange County employers added 44,900 jobs during 1997, a 3.8% increase. 1998 has already seen a moderate decline in job growth, as seven out of the last nine months have seen fewer jobs created than last year. Estimates for 1998 job growth range from 35,000 on the low end to 55,000 on the very high end, with the median around 42,500 new jobs.

- JOB GROWTH IS PROJECTED TO BE STRONGEST IN SERVICES, MANUFACTURING, WHOLESALE TRADE AND CONSTRUCTION. In 1997, services added 15,500 jobs, manufacturing added 6,300 jobs, wholesale trade added 4,900 jobs and construction added 2,300 jobs. This trend is expected to continue through the Business Planning period, as Orange County's industry continues to diversify. Continued growth in the manufacturing sector is expected to be focused on high-tech and durable manufacturing firms, which should offset projected losses in the aerospace/defense sector.

- AS NEW JOBS ARE CREATED ON THE IRVINE RANCH, THE NEW TOLL ROADS ARE EXPECTED TO EASE THE COMMUTE ONTO THE RANCH. The Eastern Transportation Corridor is scheduled to open in the fall of 1998. This corridor may impact the housing location decisions of future homebuyers and renters. The relatively new toll roads are projected to have only a short-term negative impact on the Irvine Ranch rental market. The potential impact of the three toll roads should be monitored carefully. The following bullets summarize the status of the toll roads.


      - The 24-mile EASTERN TRANSPORTATION CORRIDOR is scheduled to be completed in 1999 and will provide easier and faster access for potential Irvine Ranch employees to Riverside and outlying areas of North Orange County, such as Anaheim Hills and Orange.

      - The 30-mile FOOTHILL TRANSPORTATION CORRIDOR is approximately half completed and provides easier and faster access for potential Irvine Ranch employees to areas within South Orange County such as Mission Viejo, San Clemente and Coto de Caza.

      - The completed 17 1/2-mile SAN JOAQUIN HILLS TRANSPORTATION CORRIDOR provides easier and faster access for potential Irvine Ranch employees to areas within South Orange County such as Aliso Viejo and Laguna Niguel.


SAN DIEGO COUNTY/GOLDEN TRIANGLE ECONOMIC OUTLOOK

The San Diego County economic outlook for 1999 projects a moderate contraction, as many foreign economies degenerate. Like Orange County, San Diego's big economic story in 1998 was the extremely hot for-sale housing market. However, unlike Orange County, the very strong for-sale housing market did not create a short-term dip in apartment demand. From 1999 to 2003, stabilized job growth, population growth and household formation growth coupled with decreasing affordability levels should fuel demand for long-term rental housing.

- RENT GROWTH IN THE SAN DIEGO MARKETPLACE IS EXPECTED TO BE 4% IN 1999. Although the San Diego market is not as strong as Orange County, the looming foreign crisis is projected to decrease rent growth to an average 3.4% over the Business Planning period.

- PROJECTED APARTMENT DEMAND SHOULD OUTPACE 1999 PROJECTED APARTMENT SUPPLY. Gross demand for units in San Diego County should average approximately 3,400 units per year. This estimate is slightly lower than historical trends, which have been approximately 3,800 units per year from 1990 through 1996, yet higher than projected construction activity.

- JOB GROWTH IS PROJECTED TO DECREASE THROUGH 1999 AND REMAIN AT MODERATE TO STRONG LEVELS THEREAFTER. San Diego County employers added 43,100 jobs during 1997, a 4.3% increase. However, like the trend in Orange County, eight out of the last nine months reflected less job growth. Forecasts for 1998 job growth range from 25,000 to 35,000.

- THE NORTH SAN DIEGO POPULATION DEMONSTRATES STRONG DEMOGRAPHIC FUNDAMENTALS. The population of north San Diego County is relatively educated and affluent. In 1996, 40.7% of adults in North San Diego had received a bachelor's degree, compared to 20.0% of the adults in the nation. The median household income in 1996 of North San Diego was $50,600, as compared to a $36,625 figure for the nation.


Santa Clara County/North San Jose Economic Outlook

Like the Orange County and San Diego markets, Santa Clara County is projected to experience a moderate contraction, as it has a relatively high exposure to the declining global economy. This is expected to translate into declining job growth, as the percentage of high-tech exports from this region decrease.

However, in the long term, stabilized job growth and household formation growth coupled with the limited supply of for-sale housing and one of the lowest affordability indexes in the nation should fuel long-term demand for rental housing.

- RENT GROWTH IN IAC'S SILICON VALLEY MARKETS IS EXPECTED TO BE 5% IN 1999. Rent growth is expected to average approximately 3.6% through 2003, which reflects a moderate decline as the global economic crisis penetrates Santa Clara County.

- PROJECTED APARTMENT DEMAND SHOULD OUTPACE APARTMENT SUPPLY. Gross demand for units in Santa Clara County is projected to average approximately 2,900 units per year, which outpaces projected supply by approximately 300 units.

- JOB GROWTH IS PROJECTED TO DECLINE THROUGH 1999 AND REMAIN AT MODERATE TO STRONG LEVELS THEREAFTER. Santa Clara County employers added 48,400 jobs during 1997, a 5.5% increase. However, eight out of the last nine months reflected less job growth. Although job growth is weaker this year, forecasts for 1998 job growth still range from 25,000 to 35,000.


Los Angeles County/West Los Angeles Economic Outlook

The for-sale housing market in Los Angeles was strong in the first half of 1998; however, it did not create a short-term dip in apartment demand. Because much of the Los Angeles market, like Santa Monica, is governed with rent control, there was some pent-up demand and price insensitivity. However, the market fundamentals remain strong for the general Los Angeles market as well. From 1999 to 2003, stabilized job growth, population growth and household formation growth coupled with decreasing affordability levels are projected to fuel demand for long-term rental housing.

- MARKET RENT GROWTH IN WEST LOS ANGELES IS EXPECTED TO BE 5% IN 1999. Market rent growth is expected to average approximately 3.6% through 2003, which reflects a moderate decline as the global economic crisis penetrates southern California. Properties governed by rental control, such as Champagne Towers will, of course, lag the market.

- PROJECTED APARTMENT DEMAND IS EXPECTED TO OUTPACE APARTMENT SUPPLY. On average, projected apartment demand is expected to outpace projected supply by 875 units. Demand for units in Los Angeles County should average approximately 4,100 units per year. This estimate is higher than historical trends, which have been approximately 2,500 to 3,000 units per year.

- JOB GROWTH IS PROJECTED TO DECLINE THROUGH 1999 AND REMAIN AT MODERATE TO STRONG LEVELS THEREAFTER. Los Angeles County employers are expected to add 70,000 new jobs in 1998, compared to 83,683 new jobs during 1997. The aforementioned Asian financial crisis will undoubtedly impact Los Angeles County. This is partially due to Los Angeles County's decreasing high-tech exports, especially from the port in Long Beach, one of the busiest ports in the world.


Preliminary Irvine Ranch Market Research Observations

Market research compiled over the past years has indicated specific demographic trends which are the basis for the strategies outlined in the Business Plan. By matching undersupplied market segments with projected land availability, the Company has constructed a product pipeline to maximize returns. The Irvine Ranch product segmentation strategy calls for an increase in Conventional, Family, Value, Professional, Student/Faculty, Urban Village and For-sale Alternative. The Company utilizes new product segmentation as well as repositioning of existing product to take advantage of expected demand segments. Overall, the Company has identified nine primary renter segments within the Irvine Ranch portfolio and has established the following targets for each renter segment based on demographic and economic trends:

                                                                            II-B

                                IAC BUSINESS PLAN
--------------------------------------------------------------------------------

                        1999             2000             2001            2002             2003           Average
                        ----             ----             ----            ----             ----           -------
Rent Growth              5%               4%               3%              3%               3%              3.6%


-     Global recession slowing U.S. growth

-     Low inflation environment, if not deflation

      -     IAC rent growth has outpaced CPI by 0% - 3% historically

      -     Results in 3% - 5% average rent growth

                                                                            II-C

                       IRVINE APARTMENT COMMUNITIES, L.P.
                     BONITA CANYON - VILLAGE 3 (GRAY MARKET)

                                PROJECT PRO FORMA
                     TIC PROPOSED LAND PRICE/IAC ASSUMPTIONS

                                                                                                 Current Pro Forma
                                                                                                 -----------------
I. Project Statistics/Assumptions
       Net Building Acres                                                                                      10.6 (a)
       Units                                                                                                  187
       Density                                                                                                 17.6
       Project Mix:
                                                                                      Sq.  Ft.           # Units         % of Total
         Two Bedroom TH                                                             1,166-1,327                  64           34.2%
         Three Bedroom TH                                                           1,355-1,581                 123           65.8%
                                                                                                       ------------        -------
                                                                                                                187          100.0%
                                                                                                       ============        =======

       Average Sq. Feet                                                                                       1,384
                                                                                                       ============
       Rent Structure: (Current)
         Two Bedroom TH                                                                                $      1,805
         Three Bedroom TH                                                                              $      2,120
              Average Rent per Unit                                                                    $      2,012        $  1.45
                                                                                                       ============        =======

       Rent Inflation: (IAC Assumptions):
         To Project Opening                                                                                    6.00%
         During Lease-up                                                                                       3.00%
         First Stabilized Year                                                                                 3.00%
         Three-Year Average                                                                                    4.00%
                                                                                                       ------------

II.  Project Investment/Equity
                                                                                       Total             Per Unit          Sq. Ft.
                                                                                   ------------        ------------        -------
         Direct Building Costs                                                     $ 13,500,000        $     72,193        $ 52.17
         Indirect Building Costs                                                      2,361,000              12,626           9.12
         Common Area                                                                  1,400,000               7,487           5.41
         Direct Sitework Costs                                                        1,500,000               8,021           5.80
         Indirect Sitework Costs                                                        900,000               4,813           3.48
         Offsite Costs (Pro Rata Share)                                                 952,000               5,091           3.68
         Development/Construction Fee                                                   250,000               1,337           0.97
         Marketing                                                                      700,000               3,743           2.71
         Contingency                                                                  1,000,000               5,248           3.86
         Finance                                                                      3,680,000              19,679          14.22
         Land ($1,487,000 per acre incl. spine street)                               17,503,000              93,599          67.64
                                                                                   ------------        ------------        -------
              Total Project Costs                                                  $ 43,746,000        $    233,937        $169.07
                                                                                   ============        ============        =======

                                                                                      Total              Per Unit          Sq. Ft.
                                                                                   ------------        ------------        -------
III. Project Operations (Stabilized)
       Total Project Revenue                                                       $  4,858,000        $     25,979        $ 18.77
       Operating Expenses:
         Ongoing Operating Expenses                                                    (534,000)             (2,856)         (2.06)
         Management Fee                                                                 (85,000)               (455)         (0.33)
         Property Taxes                                                                (457,000)             (2,444)         (1.77)
                                                                                   ------------        ------------        -------
              Operating Expenses                                                     (1,076,000)             (5,754)         (4.16)
                                                                                   ------------        ------------        -------
              Net Operating Income                                                 $  3,782,000        $     20,225        $ 14.62
                                                                                   ------------        ------------        -------

IV.  Return Analysis
       Unleveraged Project Yield - 1st Stabilized Year                                                         8.65%
                                                                                                       ============

(a)      Based on Final Map acreages for Bonita Village.

                                                                            II-C

                       IRVINE APARTMENT COMMUNITIES, L.P.
                        BONITA CANYON - VILLAGE 2 (KTGY)

                                PROJECT PRO FORMA
                     TIC PROPOSED LAND PRICE/IAC ASSUMPTIONS

                                                                                                      Current Pro Forma
I.  Project Statistics/Assumptions
       Net Building Acres                                                                            16.1 (a)
       Units                                                                                          351
       Density                                                                                       21.8
       Project Mix:

                                                                                 Sq. Ft         # Units            % of Total

         One Bedroom Flat                                                          670-836            140                  39.9%
         Two Bedroom Flat                                                      1,002-1,140            153                  43.6%
         Three Bedroom TH                                                      1,138-1,241             58                  16.5%
                                                                                                ---------        --------------
                                                                                                      351                 100.0%
                                                                                                =========        ==============

       Average Sq. Feet                                                                               972
                                                                                                =========

       Rent Structure: (Current)
         One Bedroom Flat                                                                       $   1,311
         Two Bedroom Flat                                                                       $   1,577
         Three Bedroom TH                                                                       $   1,771
                                                                                                ---------
         Average Rent per Unit                                                                  $   1,504        $         4.55
                                                                                                =========        ==============

       Rent Inflation: (IAC Assumptions)
         To Project Opening                                                                          6.00%
         During Lease-up                                                                             3.00%
         First Stabilized Year                                                                       3.00%

         Three-Year Average                                                                          4.00%


II.  Project Investment/Equity

                                                                         Total          Per Unit        Sq. Ft.

         Direct Building Costs                                        $18,851,000       $ 53,707        $ 55.23
         Indirect Building Costs                                        3,260,000          9,288           9.55
         Common Area                                                    2,917,000          8,311           8.55
         Direct Sitework Costs                                          2,002,000          5,704           5.87
         Indirect Sitework Costs                                        1,511,000          4,305           4.43
         Offsite Costs (Pro Rata Share)                                 1,440,000          4,103           4.22
         Development/Construction Fee                                     200,000            570           0.59
         Marketing                                                        820,000          2,336           2.49
         Contingency                                                    1,300,000          3,704           3.81
         Finance                                                        5,388,000         15,350          15.79
         Land ($1,390,000 per acre
           incl. spine street alloc.)                                  24,727,000         70,447         106.02
                                                                      -----------       --------        -------
              Total Project Costs                                     $62,416,000       $177,824        $216.45
                                                                      ===========       ========        =======

                                                                             Total               Per Unit            Sq. Ft.
                                                                      --------------------      ---------        --------------
III. Project Operations (Stabilized)
       Total Project Revenue                                          $          6,828,000      $  19,453        $        20.01
       Operating Expenses:
         Ongoing Operating Expenses                                               (866,000)        (2,467)                (2.54)
         Management Fee                                                           (119,000)          (339)                (0.35)
         Property Taxes                                                           (655,000)        (1,866)                (1.92)
                                                                      --------------------      ---------        --------------
              Operating Expenses                                                (1,640,000)        (4,672)                (4.81)
                                                                      --------------------      ---------        --------------
              Net Operating Income                                    $          5,188,000      $  14,781        $        15.20
                                                                      --------------------      ---------        --------------

IV.  Return Analysis
       Unleveraged Project Yield - 1st Stabilized Year                                                8.3%
                                                                                                =========

(a) Based on Final Map acreages for Bonita Village including 1/2 of Main Rec. Area.

                                                                            II-D
                       IRVINE APARTMENT COMMUNITIES, L.P.

                                   PARK PLACE
                                EXISTING PROPERTY
                              PRO FORMA OPERATIONS
                                    30-JUN-98

                                                                                    % of
                                             Total             Per Unit            Revenue             Assumptions/Notes
                                             -----             --------            -------             -----------------
REVENUES
   Gross Scheduled Rent                  $  2,531,000        $     11,718                    Grows first year market rents at 5%;
                                                                                             BMR's at 3% Turnover at 4% per month
   Vacancy                                   (101,000)       $       (468)           4.0%
                                         ------------        ------------
      Net Rental Revenue                    2,430,000              11,250

   Other Income                                62,000                 287            2.4%    Does not include potential Cox package
                                         ------------        ------------                    deal
         Total Revenue                      2,492,000              11,537
                                         ------------        ------------

OPERATING EXPENSES
   Property Operating & Maintenance           480,000               2,222           19.3%
   Management Fees                             65,000                 301            2.6%    Net IAMC Management Fee
   Property Taxes                             314,000               1,454           12.6%    Increase to new basis
                                         ------------        ------------          -----
      Total Operating Expenses                859,000               3,977           34.5%
                                         ------------        ------------          -----

   NOI Before Tax-exempt Benefit            1,633,000               7,560           65.5%

   Tax-exempt benefit                         700,000               3,241           28.1%    Tax-exempt financing benefit
                                         ------------        ------------          -----

         Adjusted NOI                    $  2,333,000        $     10,801           93.6%
                                         ============        ============           ====

         Purchase Price                  $ 28,000,000                 8.3%
                                                             ============

         Project IRR                            10.70%
                                         ============

                                                                            II-D

                       IRVINE APARTMENT COMMUNITIES, L.P.

                            PARK PLACE - 1,225 UNITS
                                PROJECT PRO FORMA
                                    26-JUN-98

                                                                           Current Pro Forma
                                                                           -----------------
I. Project Statistics/Assumptions
       Net Building Acres                                                               28.0
       Units                                                                         1,226
       Density                                                                          43.8
       Project Mix:

                                                                     No. of          Current          % of
                                                    Unit Size         Units           Rents           Total
                                                    ---------        ------          -------          -----

         True Studio                                       550              58      $      990         4.7%
         Junior One Bedroom                                650              62      $    1,165         5.1%
         One Bedroom                                       750             271      $    1,215        22.1%
         One Bedroom + Den                                 900             123      $    1,340        10.0%
         Two Bedroom Dual Master                         1,075             430      $    1,490        35.1%
         Two Bedroom + Den                               1,200             163      $    1,590        13.3%
         Two Bedroom (TH) w/2-Car Garage                 1,150              58      $    1,840         4.7%
         Two Bedroom + Den (TH) w/2-Car Garage           1,300              61      $    1,965         5.0%
                                                    ----------      ----------      ----------       -----

       Total                                         1,190,000           1,226      $1,750,190       100.0%
                                                    ==========      ==========      ==========       =====

       Average                                                             871      $    1,428
                                                                         =====      ==========
       Rent Inflation:
         To First Occupancy                                                               6.00%
         During Lease-up                                                                  4.00%
         First Stabilized Year                                                            3.00%

II. Project Investment/Equity

                                                           Total             Per Unit         Sq. Ft
                                                           -----             --------         ------
         Direct Building Costs                        $  93,728,000       $      76,450        $ 78.76
         Indirect Building Costs                         22,410,000              18,279          18.83
         Common Area                                      9,536,000               7,778           8.01
         Direct Sitework Costs                            6,480,000               5,285           5.45
         Indirect Sitework Costs                          3,655,000               2,981           3.07
         Development/Construction Fee                       800,000                 653           0.67
         Marketing                                        2,105,000               1,717           1.77
         Offsite Costs                                    1,000,000                 816           0.84
         Contingency                                      4,000,000               3,263           3.36
         Finance                                         20,558,000              16,768          17.28
         Land                                            40,000,000              32,626          33.61
                                                      -------------       -------------        -------
              Total Project Costs                     $ 204,272,000       $     166,617        $171.66
                                                      =============       =============        =======

                                                         Total              Per Unit            Sq. Ft
                                                         -----              --------            ------
III. Project Operations (Stabilized)
       Total Project Revenue                          $  24,818,000       $      20,243        $ 20.86
       Operating Expenses:
         Ongoing Operating Expenses                      (2,851,000)             (2,325)         (2.40)
         Management Fee                                    (368,000)               (300)         (0.31)
         Property Taxes                                  (2,317,000)             (1,890)         (1.95)
                                                      -------------       -------------        -------
              Operating Expenses                         (5,536,000)             (4,515)         (4.65)
                                                      -------------       -------------        -------
              Net Operating Income                    $  19,282,000       $      15,728        $ 16.20
                                                      =============       =============        =======

IV.  Return Analysis
       Unleveraged Project Yield -
       1st Stabilized Year                                                         9.44%
                                                                          =============

                                                                            II-E

                          PETERS CANYON 5B SENSITIVITY
                            9.75% CAPITALIZATION RATE

                                    BASE CASE
                                    ---------

                        1999        2000        2001        2002        2003
                        ----        ----        ----        ----        ----
Rent Growth             5.0%        4.0%        3.0%        3.0%        3.0%
Expense Growth          2.5%        2.5%        3.0%        3.0%        3.0%

     Stabilized NOI              Land Price              $/Acre                Total Cost       IRR
     --------------              ----------              ------                ----------       ----
        $4,120                     $15,169               $1,431                 $42,256         12.9%


                                    LOW CASE
                                    --------

                        1999        2000        2001        2002        2003
                        ----        ----        ----        ----        ----
Rent Growth             3.0%        2.0%        1.0%        2.0%        3.0%
Expense Growth          2.5%        2.0%        1.0%        2.0%        3.0%

     Stabilized NOI              Land Price              $/Acre                Total Cost       IRR
     --------------              ----------              ------                ----------       ----
        $3,934                    $13,468                $1,271                 $40,346         12.7%


                                    HIGH CASE
                                    ---------

                        1999        2000        2001        2002        2003
                        ----        ----        ----        ----        ----
Rent Growth             6.0%        6.0%        6.0%        5.0%        4.0%
Expense Growth          2.5%        2.5%        3.0%        3.0%        3.0%

     Stabilized NOI              Land Price              $/Acre                Total Cost       IRR
     --------------              ----------              ------                ----------       ----
        $4,275                    $16,591                $1,565                 $43,851         13.5%


                            5-YEAR ACCRETION/DILUTION
                            -------------------------

                           Stock Multiple(1)
                           -----------------
              9.0x           10.0x        11.0x       12.0x
            -------          ------       ------      ------
            ($0.008)         $0.003       $0.013      $0.022



--------

(1)  At today's multiple of 10.2x the project is $0.005 accretive.

                                                                            II-E

                          PETERS CANYON 5A SENSITIVITY
                            9.75% CAPITALIZATION RATE

                                    BASE CASE
                                    ---------

                        1999        2000        2001        2002        2003
                        ----        ----        ----        ----        ----
Rent Growth             5.0%        4.0%        3.0%        3.0%        3.0%
Expense Growth          2.5%        2.5%        3.0%        3.0%        3.0%

     Stabilized NOI              Land Price              $/Acre(1)             Total Cost        IRR
     --------------              ----------              ---------             ----------        ---
        $5,422                    $16,437                 $999                  $55,608          12.7%


                                    LOW CASE
                                    --------

                        1999        2000        2001        2002        2003
                        ----        ----        ----        ----        ----
Rent Growth             3.0%        2.0%        1.0%        2.0%        3.0%
Expense Growth          2.5%        2.0%        1.0%        2.0%        3.0%

     Stabilized NOI              Land Price              $/Acre                Total Cost        IRR
     --------------              ----------              ------                ----------        ---
        $5,183                    $14,291                 $869                  $53,154         12.5%


                                    HIGH CASE
                                    ---------

                        1999        2000        2001        2002        2003
                        ----        ----        ----        ----        ----
Rent Growth             6.0%        6.0%        6.0%        5.0%        4.0%
Expense Growth          2.5%        2.5%        3.0%        3.0%        3.0%

     Stabilized NOI              Land Price              $/Acre                Total Cost        IRR
     --------------              ----------              ------                ----------        ---
        $5,684                    $18,786                $1,142                 $58,296         13.2%


                            5-YEAR ACCRETION/DILUTION
                            -------------------------

                               Stock Multiple(2)
                               ---------------
        9.0x               10.0x               11.0x              12.0x
      --------            -------              ------             -----
      ($0.017)            ($0.002)             $0.011             $0.022


1 In order to reach a land price of $1,295/Acre the rent growth over the next three years would have to equal 7.95%.

2     At today's multiple of 10.2x the project is break even.

                                                                            II-R

                               IAC MARKET RESEARCH
                          1999 RENT GROWTH PROJECTIONS
                              WALL STREET ANALYSTS

           [GRAPH - INFORMATION IS SET FORTH BELOW IN TABULAR FORMAT]


                YEAR                   IAC'S RENT GROWTH
                ----                   -----------------
                1989                         4.2%
                1990                         2.9%
                1991                         2.2%
                1992                         1.8%
                1993                         0.7%
                1994                         1.9%
                1995                         1.5%
                1996                         2.2%
                1997                         6.2%
                1998                         5.8%

                                                                            II-S
                              RENT GROWTH FORECAST

--------------------------------------------------------------------------------


                 BASED ON OC HOUSEHOLD INCOME GROWTH PROJECTIONS

           [GRAPH - INFORMATION IS SET FORTH BELOW IN TABULAR FORMAT]


                      YEAR                   IAC'S RENT GROWTH
                      ----                   -----------------
                      1977                         9.3%
                      1978                        11.5%
                      1979                        15.9%
                      1980                        15.1%
                      1981                        11.5%
                      1982                         6.4%
                      1983                         6.4%
                      1984                         6.5%
                      1985                         6.4%
                      1986                         3.7%
                      1987                         7.0%
                      1988                         7.0%
                      1989                         4.2%
                      1990                         2.9%
                      1991                         2.2%
                      1992                         1.8%
                      1993                         0.7%
                      1994                         1.9%
                      1995                         1.5%
                      1996                         2.2%
                      1997                         6.2%
                      1998                         5.8%

--------------------------------------------------------------------------------

                                                                            II-T

                         10-YEAR HISTORICAL RENT GROWTH

           [GRAPH - INFORMATION IS SET FORTH BELOW IN TABULAR FORMAT]


              WALL STREET ANALYST                      INTEREST GROWTH
              -------------------                      ---------------
              Jeffries                                      5.0%
              J. P. Morgan                                  5.0%
              DLJ                                           5.5%
              Sutro                                         3.0%
              Prudential                                    6.0%
              Goldman                                       5.0%
              Merrill                                       5.0%
              Bear Stevens                                  5.0%
              Sol. Smith Barney                             3.7%
              UBS                                           4.5%
              Oppenheimer                                   5.0%
                                                            ----
              Average of Wall Street Analysts               4.8%

                         20-YEAR HISTORICAL RENT GROWTH

           [GRAPH - INFORMATION IS SET FORTH BELOW IN TABULAR FORMAT]


                                                         [CORRESPONDING]
     HOUSEHOLD INCOME GROWTH PROJECTIONS          AVERAGE RENT GROWTH FORECAST
     -----------------------------------          ----------------------------
                      1%                                      1.00%
                      2%                                      1.47%
                      3%                                      1.94%
                      4%                                      2.41%
                      5%                                      2.87%
                      6%                                      3.34%
                      7%                                      3.81%
                      8%                                      4.28%
                      7%                                      3.81%
                      8%                                      4.28%
                      9%                                      4.74%
                     10%                                      5.21%

                                                                            II-Z

Economic Forecasts - UCLA, Chapman University, CSU Fullerton and Blue-Chip

National Economy

- The national economy is expected to slow during 1999 due to a slowing world economy. However, none of the forecasters feel that there is a strong possibility of recession during the next 1-2 years.

                                                         REAL GDP GROWTH
                                                         ---------------
                                             Actual                    Forecast
                                             ------                    --------
                                       1997     1998 (est)     1999        2000       2001 +
                                       ----     ----------     ----        ----       ------
UCLA Anderson Forecast                 3.9%        3.7%        2.5%        2.8%        2.7%
Chapman University Forecast            3.9%        3.6%        1.9%        2.4%        3.1%
CSU Fullerton Forecast                 3.9%        3.3%        1.8%        2.0%        2.5%
Blue Chip Economic Indicators          3.9%        3.6%        2.2%         --          --

- Weak real GDP growth is expected to cause the Fed to reduce short-term interest rates.

- Chapman projects that long-term rates will increase throughout 1999 because of the increase in the health of the global financial markets.

                                                           90-DAY T-BILLS
                                                           --------------
                                                Actual                            Forecast
                                                ------                            --------
                                     1997     1998 (est)     1999        2000      2001 +
                                     ----     ----------     ----        ----      ------
UCLA Anderson Forecast               5.1%        4.7%        4.0%        4.4%        4.7%
Chapman University Forecast          5.1%        5.1%        4.6%         --          --
Blue Chip Economic Indicators        5.1%        4.8%        4.3%         --          --

                                                       30-YEAR T-BILLS
                                                       ---------------
                                               Actual                             Forecast
                                               ------                             --------
                                     1997    1998 (est)      1999        2000      2001 +
                                     ----    ----------      ----        ----      ------
UCLA Anderson Forecast               6.6%        5.6%        5.3%        5.6%        5.8%
Chapman University Forecast          6.6%        5.6%        5.6%         --          --
CSU Fullerton Forecast               6.6%        5.2%        5.4%        5.6%        5.5%
Blue Chip Economic Indicators        6.6%        5.2%        5.0%         --          --

- UCLA reports that low interest rates, inflation and unemployment fueled growth in the housing sector in 1998 and anticipates that these factors will continue through 1999.

- Chapman reports a softening in demand for housing with housing starts dropping off slightly over the next few years.

                                                       HOUSING STARTS (MILLIONS)
                                                       -------------------------
                                                   Actual                             Forecast
                                                   ------                             --------
                                        1997     1998 (est)     1999        2000       2001 +
                                        ----     ----------     ----        ----       ------
UCLA Anderson Forecast                  1.48        1.63        1.73        1.67        1.57
Chapman University Forecast             1.48        1.58        1.47        1.42        1.42
Blue Chip Economic Indicators           1.48        1.59        1.51        0.00        0.00

                                                                            II-Z

NATIONAL ECONOMIC OUTLOOK

Economists project a moderate contraction in the U.S. economy primarily due to the broad challenges facing the global economy. The fundamental question then becomes "how long can the expanding national economy be sustained". Economics are forecasting steady growth through much of 1999.

The following bullets summarize some of the characteristics of this forecast:

- ECONOMISTS PREDICT THAT THE U.S. ECONOMY WILL GROW APPROXIMATELY 1.8% THROUGH 2003 -- LESS THAN HALF OF LAST YEAR'S EXPECTATION. The U.S. economy has enjoyed an unparalleled period of expansion, with real GDP at seemingly unsustainable levels while inflation has remained very low by recent historical standards. Although the evidence of a contracting economy is accumulating, the U.S. economy remains fundamentally strong:

      -     Economy is currently in its 87th consecutive month of expansion.

      -     Federal Budget is in surplus for the first time in three decades.

      -     Unemployment is at a 28-year low at 4.3%.

      -     Inflation is minimal.

CALIFORNIA ECONOMIC OUTLOOK

California's economic growth is expected to decrease but remain at moderately strong growth levels during 1999. Overall, the Company's four County submarkets (Orange County, San Diego County, Santa Clara County and Los Angeles County) should continue to benefit from California's recent reemergence as the nation's leader in economic growth. Although a contracting state economy is projected during 1999, the rental housing market is expected to benefit from the state's ability to maintain moderate to strong job growth, relatively low unemployment, strong in-migration and strong household income growth.

The following bullets summarize some of the characteristics of California's economic outlook:

- CALIFORNIA'S ECONOMIC FORECAST FOR THE BUSINESS PLANNING PERIOD CALLS FOR ECONOMIC GROWTH TO BE 2.4%, A DECREASE FROM LAST YEAR'S ESTIMATED GROWTH OF 4.0%.

- CALIFORNIA'S PROJECTED JOB GROWTH OF 2.5% REFLECTS A DECLINE TO MORE MODERATE LEVELS. California's 1998 and 1999 job growth is projected to be less than California's 1997 job growth of 3.4%. The industry groups leading California's job growth are services, manufacturing, wholesale trade and construction. Orange County, Santa Clara County and San Diego County are the state's primary drivers of its improved economy.

                                                                            II-Z

ORANGE COUNTY/IRVINE RANCH ECONOMIC OUTLOOK

The Orange County economic outlook for 1999 is for a moderate contraction due to a variety of declining and potentially collapsing foreign economies as well as the declining California economic outlook. However, stabilized job growth and household formation growth, coupled with the limited supply of for-sale housing and decreasing affordability levels, should fuel demand for long-term rental housing. Orange County's big economic story in 1998 was the extremely hot for-sale housing market that created a short-term dip in apartment demand during the first half of 1998. This short-term dip in apartment demand appears to be dissipating, with encouraging occupancy trends occurring during the 3rd quarter of 1998.

- RENT GROWTH ON THE IRVINE RANCH IS EXPECTED TO BE 5% OF 1999. Rent growth is expected to average approximately 3.6% through 2003, which reflects a moderate decline as the global economic crisis penetrates Orange County.

- PROJECTED APARTMENT DEMAND IS EXPECTED TO OUTPACE PROJECTED APARTMENT SUPPLY. Economists project that, on average, apartment demand will outpace apartment supply through 2003.

- JOB GROWTH IS PROJECTED TO DECREASE AND REMAIN AT MODERATE TO STRONG LEVELS IN 1999. Orange County employers added 44,900 jobs during 1997, a 3.8% increase. 1998 has already seen a moderate decline in job growth, as seven out of the last nine months have seen fewer jobs created than last year. Estimates for 1998 job growth range from 35,000 on the low end to 55,000 on the very high end, with the median around 42,500 new jobs.

- JOB GROWTH IS PROJECTED TO BE STRONGEST IN SERVICES, MANUFACTURING, WHOLESALE TRADE AND CONSTRUCTION. In 1997, services added 15,500 jobs, manufacturing added 6,300 jobs, wholesale trade added 4,900 jobs and construction added 2,300 jobs. This trend is expected to continue through the Business Planning period, as Orange County's industry continues to diversify. Continued growth in the manufacturing sector is expected to be focused on high-tech and durable manufacturing firms, which should offset projected losses in the aerospace/defense sector.

- AS NEW JOBS ARE CREATED ON THE IRVINE RANCH, THE NEW TOLL ROADS ARE EXPECTED TO EASE THE COMMUTE ONTO THE RANCH. The Eastern Transportation Corridor is scheduled to open in the fall of 1998. This corridor may impact the housing location decisions of future homebuyers and renters. The relatively new toll roads are projected to have only a short-term negative impact on the Irvine Ranch rental market. The potential impact of the three toll roads should be monitored carefully. The following bullets summarize the status of the toll roads.


      - The 24-mile EASTERN TRANSPORTATION CORRIDOR is scheduled to be completed in 1999 and will provide easier and faster access for potential Irvine Ranch employees to Riverside and outlying areas of North Orange County, such as Anaheim Hills and Orange.

      - The 30-mile FOOTHILL TRANSPORTATION CORRIDOR is approximately half completed and provides easier and faster access for potential Irvine Ranch employees to areas within South Orange County such as Mission Viejo, San Clemente and Coto de Caza.

      - The completed 17 1/2-mile SAN JOAQUIN HILLS TRANSPORTATION CORRIDOR provides easier and faster access for potential Irvine Ranch employees to areas within South Orange County such as Aliso Viejo and Laguna Niguel.


SAN DIEGO COUNTY/GOLDEN TRIANGLE ECONOMIC OUTLOOK

The San Diego County economic outlook for 1999 projects a moderate contraction, as many foreign economies degenerate. Like Orange County, San Diego's big economic story in 1998 was the extremely hot for-sale housing market. However, unlike Orange County, the very strong for-sale housing market did not create a short-term dip in apartment demand. From 1999 to 2003, stabilized job growth, population growth and household formation growth coupled with decreasing affordability levels should fuel demand for long-term rental housing.

- RENT GROWTH IN THE SAN DIEGO MARKETPLACE IS EXPECTED TO BE 4% IN 1999. Although the San Diego market is not as strong as Orange County, the looming foreign crisis is projected to decrease rent growth to an average 3.4% over the Business Planning period.

- PROJECTED APARTMENT DEMAND SHOULD OUTPACE 1999 PROJECTED APARTMENT SUPPLY. Gross demand for units in San Diego County should average approximately 3,400 units per year. This estimate is slightly lower than historical trends, which have been approximately 3,800 units per year from 1990 through 1996, yet higher than projected construction activity.

- JOB GROWTH IS PROJECTED TO DECREASE THROUGH 1999 AND REMAIN AT MODERATE TO STRONG LEVELS THEREAFTER. San Diego County employers added 43,100 jobs during 1997, a 4.3% increase. However, like the trend in Orange County, eight out of the last nine months reflected less job growth. Forecasts for 1998 job growth range from 25,000 to 35,000.

- THE NORTH SAN DIEGO POPULATION DEMONSTRATES STRONG DEMOGRAPHIC FUNDAMENTALS. The population of north San Diego County is relatively educated and affluent. In 1996, 40.7% of adults in North San Diego had received a bachelor's degree, compared to 20.0% of the adults in the nation. The median household income in 1996 of North San Diego was $50,600, as compared to a $36,625 figure for the nation.


SANTA CLARA COUNTY/NORTH SAN JOSE ECONOMIC OUTLOOK

Like the Orange County and San Diego markets, Santa Clara County is projected to experience a moderate contraction, as it has a relatively high exposure to the declining global economy. This is expected to translate into declining job growth, as the percentage of high-tech exports from this region decrease.

However, in the long term, stabilized job growth and household formation growth coupled with the limited supply of for-sale housing and one of the lowest affordability indexes in the nation should fuel long-term demand for rental housing.

- RENT GROWTH IN IAC'S SILICON VALLEY MARKETS IS EXPECTED TO BE 5% IN 1999. Rent growth is expected to average approximately 3.6% through 2003, which reflects a moderate decline as the global economic crisis penetrates Santa Clara County.

                                                                            II-Z

- PROJECTED APARTMENT DEMAND SHOULD OUTPACE APARTMENT SUPPLY. Gross demand for units in Santa Clara County is projected to average approximately 2,900 units per year, which outpaces projected supply by approximately 300 units.

- JOB GROWTH IS PROJECTED TO DECLINE THROUGH 1999 AND REMAIN AT MODERATE TO STRONG LEVELS THEREAFTER. Santa Clara County employers added 48,400 jobs during 1997, a 5.5% increase. However, eight out of the last nine months reflected less job growth. Although job growth is weaker this year, forecasts for 1998 job growth still range from 25,000 to 35,000.


LOS ANGELES COUNTY/WEST LOS ANGELES ECONOMIC OUTLOOK

The for-sale housing market in Los Angeles was strong in the first half of 1998; however, it did not create a short-term dip in apartment demand. Because much of the Los Angeles market, like Santa Monica, is governed with rent control, there was some pent-up demand and price insensitivity. However, the market fundamentals remain strong for the general Los Angeles market as well. From 1999 to 2003, stabilized job growth, population growth and household formation growth coupled with decreasing affordability levels are projected to fuel demand for long-term rental housing.

- MARKET RENT GROWTH IN WEST LOS ANGELES IS EXPECTED TO BE 5% IN 1999. Market rent growth is expected to average approximately 3.6% through 2003, which reflects a moderate decline as the global economic crisis penetrates southern California. Properties governed by rent control, such as Champagne Towers will, of course, lag the market.

- PROJECTED APARTMENT DEMAND IS EXPECTED TO OUTPACE APARTMENT SUPPLY. On average, projected apartment demand is expected to outpace projected supply by 875 units. Demand for units in Los Angeles County should average approximately 4,100 units per year. This estimate is higher than historical trends, which have been approximately 2,500 to 3,000 units per year.

- JOB GROWTH IS PROJECTED TO DECLINE THROUGH 1999 AND REMAIN AT MODERATE TO STRONG LEVELS THEREAFTER. Los Angeles County employers are expected to add 70,000 new jobs in 1998, compared to 83,683 new jobs during 1997. The aforementioned Asian financial crisis will undoubtedly impact Los Angeles County. This is partially due to Los Angeles County's decreasing high-tech exports, especially from the port in Long Beach, one of the busiest ports in the world.


PRELIMINARY IRVINE RANCH MARKET RESEARCH OBSERVATIONS

Market research compiled over the past years has indicated specific demographic trends which are the basis for the strategies outlined in the Business Plan. By matching undersupplied market segments with projected land availability, the Company has constructed a product pipeline to maximize returns. The Irvine Ranch product segmentation strategy calls for an increase in Conventional, Family, Value, Professional, Student/Faculty, Urban Village and For-sale Alternative. The Company utilizes new product segmentation as well as repositioning of existing product to take advantage of expected demand segments. Overall, the Company has identified nine primary renter segments within the Irvine Ranch portfolio and has established the following targets for each renter segment based on demographic and economic trends:

                                   EXHIBIT III

                                                                           III-A

                                VALUATION SUMMARY

           [GRAPH - INFORMATION IS SET FORTH BELOW IN TABULAR FORMAT]


PRIVATE REAL ESTATE METHODOLOGIES

Going Concern NAV Cap Rate Analysis         21.54           --        24.12           --    30.19
Going Concern Present Value Analysis        19.30           --        21.68           --    27.46

LIQUIDATION METHODOLOGIES

Liquidation Value                           21.70           --        24.34           --    29.38

                                   EXHIBIT IV

                                                                            IV-A

                          IRVINE APARTMENT COMMUNITIES
                        IRVINE RANCH DEVELOPMENT PROGRAM
                 1999 BUSINESS PLAN BASE CASE - UPDATED PIPELINE


                                                                                      Project Development Schedule
                                                                         ---------------------------------------------------
                                                      Total   Total Cost  Start         Start        First       Project
Project/Planning Area       Target Market*            Units      (mm)    Planning    Construction   Occupancy  Stabilization
---------------------       --------------            -----      ----    --------    ------------   ---------  -------------
Rancho Santa Fe          Family-High Amenity           316        $39        C             C            C         Nov-98
Sonoma                   Family                        196        $25        C             C          Aug-98      Apr-99
Brittany I               Conventional-Professional     393        $45        C             C          Jan-99      May-00
                         TOTAL 1997                    905       $109

One Park Place           Urban Village                 216        $28        C             C            C            C
Bonita Canyon Village 3  High Amenity                  187        $42        C          Nov-98        Sep-99      Jun-00
Bonita Canyon Village 2  TBD                           351        $59        C          Nov-98        Sep-99      Sep-00
                         TOTAL 1998                    754       $128

Park Place I             Urban Village                 192        $33      Aug-98       Jan-99        Apr-00      Nov-00
Lower Peters Canyon 5A   Conventional-Professional     388        $54        C          Jan-99        Nov-99      Dec-00
Lower Peters Canyon 5B-1 For Sal Alternative           200        $40        C          Feb-99        Dec-99      Aug-00
Park Place 2             Urban Village                 530        $88      Aug-98       Apr-99        Aug-00      Aug-98
Lower Peters Canyon 11A  Value                         350        $32        C          May-99        Mar-00      Mar-01
                         TOTAL 1999                  1,660       $246

Brittany II              Conventional-Professional     152        $38        C          Jan-00        Nov-00      Jun-01
Newport Ridge Extension  For Sale Alternative          250        $33      Apr-99       Jan-00        Nov-00      Dec-01
Park Place 3             Urban Village                 504        $84      Aug-98       Apr-00        Aug-01      Aug-02
Lower Peters Canyon 5B-2 For Sale Alternative          157        $28        C          Jun-00        Apr-01      Nov-01
                         TOTAL 2000                  1,063       $183

Lower Peters Canyon 11B  Value                         350        $32        C          Mar-01        Jan-02      Feb-03
Oak Creek IV             Conventional-Professional     350        $49      Jan-01       Jun-01        Apr-02      Apr-03
Planning Area 27I        TBD                           375        $54      Mar-01       Nov-01        Sep-02      Oct-03
                         TOTAL 2001                  1,075       $135

Bonita Canyon Village I  TBD                           513        $92        C          Mar-02        May-03      Sep-04
Oak Creek V              Conventional-Professional     350        $49      Nov-01       May-02        Mar-03      Mar-04
Lower Peters Canyon 3A   TBD                           320        $44      Jan-02       Jun-02        Apr-03      Apr-04
Planning Area 27II       TBD                           375        $54      May-02       Nov-02        Sep-03      Oct-04
                         TOTAL 2002                  1,558       $239

Lower Peters Canyon 3B   TBD                           320        $44      Jan-02       Jun-03        Apr-04      Apr-05
Lower Peters Canyon 2    Family                        275        $39      Jan-03       Sep-03        Jul-04      Jun-05
Planning Area 17         TBD                           350        $50      Jan-03       Sep-03        Jul-04      Jul-05
Oak Creek VI             TBD                           275        $36      Mar-03       Nov-03        Sep-04      Aug-05
                         TOTAL 2003                  1,220       $169

                         TOTAL IRVINE RANCH          8,235     $1,209


                                                          Deliveries
                          ------------------------------------------------------------------
Project/Planning Area     1997    1998     1999     2000     2001     2002    2003     Total
---------------------     ----    ----     ----     ----     ----     ----    ----     -----
Rancho Santa Fe             36      280                                                  316
Sonoma                              140       56                                         196
Brittany I                                   329       64                                393
                            36      420      385       64                                905

One Park Place                      216                                                  216
Bonita Canyon Village 3                      107       80                                187
Bonita Canyon Village 2                      105      246                                351
                                    216      212      326                                754

Park Place I                                          192                                192
Lower Peters Canyon 5A                        65      323                                388
Lower Peters Canyon 5B-1                      29      171                                200
Park Place 2                                          250      280                       530
Lower Peters Canyon 11A                               318       32                       350
                                              93    1,255      312                     1,660

Brittany II                                            51      101                       152
Newport Ridge Extension                                42      208                       250
Park Place 3                                                   189     315               504
Lower Peters Canyon 5B-2                                       157                       157
                                                       92      656     315             1,063

Lower Peters Canyon 11B                                                350               350
Oak Creek IV                                                           288       62      350
Planning Area 27I                                                      125      250      375
                                                                       763      312    1,075

Bonita Canyon Village I                                                         274      274
Oak Creek V                                                                     318      318
Lower Peters Canyon 3A                                                          262      262
Planning Area 27II                                                              125      125
                                                                                979      979

Lower Peters Canyon 3B
Lower Peters Canyon 2
Planning Area 17
Oak Creek VI


                            36      636      690    1,737      967   1,078    1,291    6,436

* Target markets are preliminary and need to be reviewed.

                                    EXHIBIT V

                                                                             V-A

                          IRVINE APARTMENT COMMUNITIES
                                STATEMENT OF FAD
                          1999 STRATEGIC PLAN BASE CASE
                       (IN MILLIONS EXCEPT PER SHARE DATA)


                                                                                           Forecast
                                                       ------------------------------------------------------------------------
                                                        1998         1999         2000         2001         2002         2003
                                                       -------      -------      -------      -------      -------      -------
Rental Income                                          $ 212.6      $ 251.7      $ 310.4      $ 372.8      $ 431.1      $ 494.5
Other Income                                               7.2          7.7          9.5         10.9         12.1         13.3
                                                       -------      -------      -------      -------      -------      -------
                  Operating Revenues                     219.8        259.4        319.9        383.7        443.2        507.8

Property Operating and Maintenance                       (43.1)       (48.1)       (56.7)       (64.8)       (72.9)       (84.3)
Lease Expense                                              0.0          0.0         (0.8)        (1.3)        (1.3)        (1.4)
Management Fees                                           (5.0)        (4.6)        (4.5)        (4.6)        (4.9)        (5.1)
Real Estate Expense                                      (17.4)       (20.4)       (25.3)       (30.8)       (36.0)       (41.3)
                                                       -------      -------      -------      -------      -------      -------
                  Net Operating Income                   154.3        186.3        232.6        282.3        328.2        375.9

General and Administration                                (9.0)       (10.2)       (10.4)       (10.7)       (11.0)       (11.3)
Interest Income                                            1.2          0.2          0.2          0.3          0.4          2.4
Interest Expense                                         (27.3)       (24.3)       (36.6)       (51.8)       (64.8)       (75.2)
Amortization of Deferred Financing Costs                  (1.9)        (2.1)        (2.0)        (1.9)        (2.0)        (2.2)
Depreciation & Amortization of Non-Real Estate            (0.4)        (0.3)        (0.3)        (0.3)        (0.3)        (0.3)
  Assets
Distributions to Preferred Holders                       (12.6)       (18.8)       (29.9)       (36.7)       (36.7)       (45.7)
IAMC start-up                                              0.3          0.0          0.0          0.0          0.0          0.0
                                                       -------      -------      -------      -------      -------      -------
                  Funds from Operations                  104.6        130.9        153.6        181.3        213.9        243.6

Amortization of Deferred Financing Costs                   1.9          2.1          2.0          1.9          2.0          2.2
Depreciation & Amortization of Non-Real Estate             0.4          0.3          0.3          0.3          0.3          0.3
  Assets
Recurring Capital Expenditures                            (5.7)        (7.4)        (8.4)        (9.4)       (10.4)       (11.8)
                                                       -------      -------      -------      -------      -------      -------
                  Funds Available for Distribution     $ 101.2      $ 125.8      $ 147.5      $ 174.0      $ 205.7      $ 234.3
                                                       =======      =======      =======      =======      =======      =======

                  FFO per Share                        $  2.31      $  2.62      $  2.92      $  3.23      $  3.53      $  3.81
                  FAD per Share                        $  2.24      $  2.52      $  2.80      $  3.10      $  3.40      $  3.66

                                   EXHIBIT VI

                     COMPARABLE CASH FLOW CAP RATES SUMMARY

--------------------------------------------------------------------------------
                               EXHIBIT VI SUMMARY

                                                                           EXHIBIT            CASH FLOW CAP RATE
                                                                           -------            ------------------
Overall Average (all sources)                                                                         7.7%
IAC RECENT BIDS AND ACQUISITIONS
         Hon Portfolio                                                       VI-B                     7.6%
         Villas of Renaissance                                               VI-E                     7.3%
         The Lakes at South Coast                                            VI-E                     7.3%
         The Resorts                                                         VI-E                     7.6%
         Champagne Towers                                                    VI-E                     7.8%

         AVERAGE - IAC RECENT BIDS AND ACQUISITIONS                                                   7.5%

COMPARABLE SALES - SOUTHERN ORANGE COUNTY(1)
         One Park Place (also a recent bid and acquisition)                  VI-A                     8.3%
         The Lakes at South Coast                                            VI-A                     6.6%
         The Resorts                                                         VI-A                     5.8%
         Villas Alliento                                                     VI-A                     9.0%
         Laguna Brisas                                                       VI-A                     7.4%
         Sea Terrace                                                         VI-A                     7.2%
         Villa Serena                                                        VI-A                     7.2%
         Toscana                                                             VI-A                     8.3%
         Oasis Martinique                                                    VI-A                     7.6%
         Sea Palms Village                                                   VI-A                     9.8%
         Crown Terrace                                                       VI-A                     8.0%
         Woodbridge Meadows                                                  VI-A                     7.8%
         Mill Creek                                                          VI-A                     8.0%

         AVERAGE - IRVINE APARTMENT COMMUNITIES                                                       7.8%

WALL STREET RESEARCH (ANALYSTS COVERING IAC)
         A.G. Edwards                                                        VI-F                     7.3%
         CIBC Oppenheimer                                                    VI-F                     8.0%
         Everen Securities                                                   VI-F                     8.1%
         Green Street (prior to announced offer)                             VI-F                     7.9%
         JP Morgan (prior to announced offer)                                VI-F                     8.0%
         Morgan Stanley                                                      VI-F                     8.0%
         NationsBanc Montgomery Securities                                   VI-F                     8.0%
         Realty Stock Review                                                 VI-F                     7.3%
         Sutro                                                               VI-F               [illegible]

         AVERAGE - WALL STREET RESEARCH                                                               7.8%

------------

(1) Several cash flow cap rates are based on trailing cash flows.

                                                                            VI-A

PRIVATE MARKETS VALUATION

COMPARABLE SALES TRANSACTIONS

                                 TIER 1 ASSETS

                                                           Number Units/      NRA         Sale
Name/ Location            City           Sale Date    Age     Land Ac     Average Size    Price       Price/Unit  Price/SF  Cap Rate
--------------            ----           ---------    ---     -------     ------------  ---------     ----------  --------  --------
One Park Place            Irvine         Oct-98       N/A       216              N/A     $28,000,000   $129,630    N/A      8.3%(1)
                                                                N/A              N/A
The Lakes at South Coast  Costa Mesa     Aug-98        13       770          716,080    $114,000,000   $148,052    $159     6.6%(1)
                                                                14.13            930
The Resorts               Aliso Viejo    Jul-98        7&8      1,609      2,133,560    $198,600,479   $123,431    $107     5.8%
                                                                96.55          1,326
                                         Average       10       865        1,424,820    $113,533,493   $133,704    $133     6.9%
                                         Median        10       770        1,424,820    $114,000,000   $129,630    $133     6.6%

    Adjusted cap rate for IAC assets based upon current market conditions: 7.25%


                                 TIER 2 ASSETS

                                                           Number Units/      NRA         Sale
Name/ Location            City           Sale Date    Age     Land Ac     Average Size    Price       Price/Unit  Price/SF  Cap Rate
--------------            ----           ---------    ---     -------     ------------  ---------     ----------  --------  --------
Villas Alliento            Rancho Santa   Oct-98      10      225           164,484     $14,450,000    $64,222       $88     9.0%
                           Margarita                          11.30             731
Laguna Brisas Apartments   Laguna Niguel  Feb-98      12      175           174,843     $16,750,000    $95,714       $96     7.4%
                                                                                999
Sea Terrace Apartments     Dana Point     May-97      26      208           183,820     $19,450,000    $93,510      $106     7.2%(2)
                                                              11.88             884
Villa Serena Apartments    Rancho Santa   Apr-97      9       301           229,593     $17,710,000    $58,837       $77     7.2%
                           Margarita                          14.29             763
Toscana Apartments         Irvine         Feb-97      5       563           501,337     $51,250,000    $91,030      $102     8.3%
                                                              11.64             890
                                          Average     13      294           250,815     $23,922,000    $80,663       $94     7.8%
                                          Median      10.5    225           183,820     $17,710,000    $91,030       $96     7.4%

    Adjusted cap rate for IAC assets based upon current market conditions: 7.70%


                                 TIER 3 ASSETS

                                                           Number Units/      NRA         Sale
Name/ Location            City           Sale Date    Age     Land Ac     Average Size    Price       Price/Unit  Price/SF  Cap Rate
--------------            ----           ---------    ---     -------     ------------  ---------     ----------  --------  --------
Oasis Martinque           Costa Mesa       Oct-97      10       713          642,249    $67,500,000    $94,670     $105     7.6%
                                                                13.88            901
Sea Palms Village         Costa Mesa       Jun-97       8       146          130,053    $11,550,000    $79,347     $89      9.8%
                                                                4.77             893
Crown Terrace Apartments  Laguna Niguel    Mar-97      13       176          175,296    $12,305,000    $69,915     $70      8.0%
                                                                19.43            996
Woodbridge Meadows        Irvine           Feb-97      18       375          299,318    $29,158,000    $77,755     $97      7.8%
                                                                17.80            798
Mill Creek                Costa Mesa       Jul-96      25       258          208,333    $17,500,000    $67,829     $84      8.0%
                                                                                 807
                                          Average      15       334          291,050    $27,602,600    $77,903     $89      8.2%
                                          Median       13       258          208,333    $17,500,000    $77,755     $89      8.0%

    Adjusted cap rate for IAC assets based upon current market conditions: 8.00%

(1) Includes benefit of existing tax-exempt financing.
(2) Cap rate increased for favorable financing and revenues adjusted to reflect actual occupancy.

                                                                            VI-B
                            HON PROPERTY INVESTMENTS
                        ORANGE COUNTY APARTMENT PORTFOLIO
                              PRO FORMA OPERATIONS
                                  PALOMA SUMMIT

                                           1997                 Aug-98 to               %
                                        Actual              Jul-99              Change             Assumptions/Notes
                                        ------              ------              ------             -----------------
REVENUES
   Gross Scheduled Rent              $2,165,000         $2,527,000            16.7%      Grow rents in place 5.8% from 5-98
                                                                                         Reduce concessions by $33,000
                                                                                         Turnover at 4.5% per month
   Vacancy                              (50,000)  2.3%  $ (129,000)  5.1%    158.0%
                                     -----------        -----------
      Net Rental Revenue              2,115,000          2,398,000            13.4%

   Other Income
       Programs in Place                 59,000             63,000             6.8%
       Additional Items                      --             44,000               NA      RUBS, w/d rental/IAC Suites/Cox
                                     ----------         ----------
         Total Revenue                2,174,000          2,505,000            15.2%
                                     ----------         ----------

OPERATING EXPENSES
   Property Operating & Maintenance     624,000            533,000           -14.6%      Economies of Scale
   Management Fees                       83,000             64,000           -22.9%      IAMC Fee
   Property Taxes                       232,000            423,000            82.3%      Increase in new basis
                                     ----------         ----------
         Total Operating Expenses       939,000          1,020,000             8.6%
                                     ----------         ----------

              Net Operating Income    1,235,000          1,485,000            20.2%
                                     ==========         ==========            =====

   Total Budget at 7.8% (Accretive)                    $19,042,000
                                                       -----------

   Less Capital Expenditures                           $   362,000
                                                       -----------

   Net Purchase Price                                  $18,680,000
                                                       ===========

   Unlevered IRR                                              11.3%
                                                       ===========

Source: IAC Board presentation book for a potential acquisition.

                                                                            VI-B
                            HON PROPERTY INVESTMENTS
                        ORANGE COUNTY APARTMENT PORTFOLIO
                              PRO FORMA OPERATIONS
                                 SEAVIEW SUMMIT

                                             1997                 Aug-98 to               %
                                            Actual                  Jul-99              Change               Assumptions/Notes
                                            ------                  ------              ------               -----------------
REVENUES
   Gross Scheduled Rent                    $1,168,000              $1,304,000            11.6%    Grow rents in place 7.2% from 5-98
                                                                                                  Reduce concessions by $27,000
                                                                                                  Turnover at 4.2% per month
   Vacancy                                    (12,000)  1.0%       $  (53,000)  4.1%    341.7%
                                       ---------------        ----------------
      Net Rental Revenue                    1,156,000               1,251,000             8.2%

   Other Income
       Programs in Place                       19,000                  35,000            84.2%
       Additional Items                            --                  28,000              NA     RUBS, w/d rental/IAC Suites/Cox
                                       --------------         ---------------
         Total Revenue                      1,175,000               1,314,000            11.8%
                                       --------------         ---------------

OPERATING EXPENSES
   Property Operating & Maintenance           281,000                 300,000             6.8%
   Management Fees                             44,000                  30,000           -31.8%    IAMC Fee
   Property Taxes                             116,000                 122,000             5.2%    Increase in new basis
                                       --------------         ---------------
         Total Operating Expenses             441,000                 452,000             2.5%
                                       --------------         ---------------

              Net Operating Income            734,000                 862,000            17.4%
                                       ==============         ===============            =====

   Total Budget at 7.8% (Accretive)                               $11,057,000
                                                              ---------------

   Less Capital Expenditures                                      $   200,000
                                                              ---------------

   Net Purchase Price                                             $10,857,000
                                                              ===============

   Unlevered IRR                                                       11.3%
                                                              ===============

Source: IAC Board presentation book for a potential acquisition.

                                                                            VI-B
                            HON PROPERTY INVESTMENTS
                        ORANGE COUNTY APARTMENT PORTFOLIO
                              PRO FORMA OPERATIONS
                                  NIGUEL SUMMIT

                                               1997                  Aug-98 to              %
                                              Actual                  Jul-99              Change          Assumptions/Notes
                                              ------                  ------              ------          -----------------
REVENUES
   Gross Scheduled Rent                  $    1,922,000         $     2,136,000            11.1%    Grow rents in place 6% from 5-98
                                                                                                    Reduce concessions by $45,000
                                                                                                    Turnover at 4.2% per month
   Vacancy                                      (21,000)  1.1%  $      (109,000)  5.1%    419.0%
                                         ---------------        ----------------
      Net Rental Revenue                      1,901,000               2,027,000             6.6%

   Other Income:
       Programs in Place                         41,000                  60,000            46.3%
       Additional Items                              --                  59,000               NA    RUBS, w/d rental/IAC Suites/Cox
                                         --------------         ---------------
         Total Revenue                        1,942,000               2,146,000            10.5%
                                         --------------         ---------------

OPERATING EXPENSES
   Property Operating & Maintenance             576,000                 463,000           -19.6%    Economies of Scale
   Management Fees                               74,000                  51,000           -31.1%    IAMC Fee
   Property Taxes                               117,000                 202,000            72.6%    Increase to new basis
                                         --------------         ---------------
         Total Operating Expenses               767,000                 716,000            -6.6%
                                         --------------         ---------------

              Net Operating Income            1,175,000               1,430,000            21.7%
                                         ==============         ===============            =====

   Total Budget at 7.8% (Accretive)                             $    18,335,000
                                                                ---------------

   Less Capital Expenditures                                    $       323,000
                                                                ---------------

   Net Purchase Price                                           $    18,012,000
                                                                ===============

   Unlevered IRR                                                         11.2%

Source: IAC Board presentation book for a potential acquisition.

                                                                            VI-B
                            HON PROPERTY INVESTMENTS
                        ORANGE COUNTY APARTMENT PORTFOLIO
                              PRO FORMA OPERATIONS
                                  HIDDEN HILLS

                                            1997                 Aug-98 to              %
                                           Actual                  Jul-99             Change          Assumptions/Notes
                                           ------                  ------             ------          -----------------
REVENUES
   Gross Scheduled Rent                   $3,392,000              $3,903,000           15.1%     Grow rents in place 8.0% from 5-98
                                                                                                 Reduce concessions by $100,000
                                                                                                 Turnover at 5.0% per month
   Vacancy                                   (37,000)  1.1%      $  (199,000)  5.1%   437.8%
                                      ---------------        ----------------

      Net Rental Revenue                   3,355,000               3,704,000           10.4%

   Other Income
       Programs in Place                      86,000                  98,000           14.0%
       Additional Items                           --                  94,000              NA     RUBS, w/d rental/IAC Suites/Cox
                                      --------------         ---------------
         Total Revenue                     3,441,000               3,896,000           13.2%
                                      --------------         ---------------

OPERATING EXPENSES
   Property Operating & Maintenance          981,000                 865,000          -11.8%     Economies of Scale
   Management Fees                           131,000                  97,000          -26.0%     IAMC Fee
   Property Taxes                            197,000                 363,000           84.3%     Increase to new basis
                                      --------------         ---------------           -----
         Total Operating Expenses          1,309,000               1,325,000            1.2%
                                      --------------         ---------------            ----

              Net Operating Income         2,132,000               2,571,000           20.6%
                                      ==============         ===============           =====

   Total Budget at 7.8% (Accretive)                              $32,964,000
                                                             ---------------

   Less Capital Expenditures                                     $   652,000
                                                             ---------------

   Net Purchase Price                                            $32,312,000
                                                             ===============

   Unlevered IRR                                                      11.3%
                                                             ===============

Source: IAC Board presentation book for a potential acquisition.

                                                                            VI-C

PRIVATE MARKETS VALUATION

STABILIZED PORTFOLIO VALUATION
CAP RATE ANALYSIS


                                                             Year        1998       1998E         1999E
Prop #     Property Name                    Location         Built     # Units    Cash Flow     Cash Flow   Cap Rate
------     -------------                    --------         -----     -------    ---------     ---------   --------
Tier 1
1           Baypointe                       Newport          1997         300        4,174        4,255       7.25%
2           Newport Ridge                   Newport          1996         512        6,657        6,850       7.25%
3           One Park Place (1)(2)           Irvine           1997         216           --          784       7.25%
4           Promontory Point                Newport          1974         520        7,100        7,505       7.25%
5           Santa Clara                     Irvine           1996         378        4,106        4,215       7.25%
6           Santa Rosa I                    Irvine           1996         368        3,703        3,788       7.25%
7           Santa Rosa II (1)               Irvine           1997         207           --        2,591       7.25%
8           The Colony (1)                  Newport          1997         245           --        4,032       7.25%
9           Villas at Renaissance (1)(2)    San Diego        1997         923           --        9,455       7.25%
                                                                        -----     --------     --------       ---- --
Tier 1 Total                                                            3,669     $ 25,740     $ 43,476       7.25%(3)

Tier 2
10          Amherst Court                   Irvine           1991         162        1,116        1,281       7.70%
11          Berkeley Court                  Irvine           1986         152        1,290        1,343       7.70%
12          Cedar Creek                     Irvine           1985         176        1,466        1,534       7.70%
13          Cross Creek                     Irvine           1985         136        1,198        1,248       7.70%
14          Dartmouth Court                 Irvine           1986         294        2,392        2,606       7.70%
15          Newport North                   Newport          1986         570        5,330        5,789       7.70%
16          Northwood Park                  Irvine           1985         168        1,353        1,439       7.70%
17          Northwood Place                 Irvine           1986         604        5,007        5,328       7.70%
18          Rancho Alisal                   Tustin           1988         356        2,898        3,213       7.70%
19          Rancho Maderas                  Tustin           1989         266        2,442        2,571       7.70%
20          Rancho Mariposa                 Tustin           1992         238        2,059        2,135       7.70%
21          Rancho Monterey                 Tustin           1996         436        4,823        4,926       7.70%
22          Rancho San Joaquin              Irvine           1976         368        3,211        3,363       7.70%
23          Rancho Santa Fe (1)             Tustin           1997         316           --        3,742       7.70%
24          Rancho Tierra                   Tustin           1989         252        2,497        2,595       7.70%
25          San Carlo                       Irvine           1989         354        3,578        3,761       7.70%
26          San Leon                        Irvine           1987         248        2,152        2,279       7.70%
27          San Marco                       Irvine           1988         426        3,415        3,669       7.70%
28          San Marino                      Irvine           1986         200        1,599        1,691       7.70%
29          San Mateo                       Irvine           1990         283        2,143        2,249       7.70%
30          San Paulo                       Irvine           1993         382        3,023        3,198       7.70%
31          San Remo                        Irvine           1986         248        1,927        2,041       7.70%
32          Santa Maria                     Irvine           1997         227        2,856        2,941       7.70%
33          Sierra Vista                    Tustin           1992         306        2,736        2,980       7.70%
34          Stanford Court                  Irvine           1985         320        2,659        2,819       7.70%
35          The Parklands                   Irvine           1983         121        1,092        1,317       7.70%

                                                 Value Range               Implied Value
Prop #     Property Name                    1998 CFLO   1999 CFLO            Per Unit
------     -------------                    ---------   ---------            --------
Tier 1
1           Baypointe                         57,572      58,695         192         196
2           Newport Ridge                     91,819      94,488         179         185
3           One Park Place (1)(2)             28,000      10,814         130          --
4           Promontory Point                  97,936     103,524         188         199
5           Santa Clara                       56,637      58,139         150         154
6           Santa Rosa I                      51,075      52,244         139         142
7           Santa Rosa II (1)                 26,631      35,741         129         173
8           The Colony (1)                    45,633      55,614         186         227
9           Villas at Renaissance (1)(2)     127,000     130,414         138         141
                                            --------    --------    --------    --------
Tier 1 Total                                $582,303    $599,673    $    159    $    163

Tier 2
10          Amherst Court                     14,494      16,640          89         103
11          Berkeley Court                    16,751      17,441         110         115
12          Cedar Creek                       19,041      19,925         108         113
13          Cross Creek                       15,555      16,208         114         119
14          Dartmouth Court                   31,068      33,847         106         115
15          Newport North                     69,225      75,180         121         132
16          Northwood Park                    17,577      18,691         105         111
17          Northwood Place                   65,024      69,201         108         115
18          Rancho Alisal                     37,637      41,722         106         117
19          Rancho Maderas                    31,710      33,393         119         126
20          Rancho Mariposa                   26,741      27,732         112         117
21          Rancho Monterey                   62,643      63,973         144         147
22          Rancho San Joaquin                41,701      43,670         113         119
23          Rancho Santa Fe (1)               38,409      48,598         122         154
24          Rancho Tierra                     32,426      33,695         129         134
25          San Carlo                         46,472      48,838         131         138
26          San Leon                          27,953      29,594         113         119
27          San Marco                         44,349      47,644         104         112
28          San Marino                        20,761      21,967         104         110
29          San Mateo                         27,833      29,206          98         103
30          San Paulo                         39,258      41,529         103         109
31          San Remo                          25,022      26,507         101         107
32          Santa Maria                       37,087      38,193         163         168
33          Sierra Vista                      35,527      38,702         116         126
34          Stanford Court                    34,539      36,611         108         114
35          The Parklands                     14,182      17,098         117         141


(1)     1998 value based on total project costs.
(2)     Year built reflects acquisition dates.
(3)     Based on 1999 Cash Flow.

PRIVATE MARKETS VALUATION

STABILIZED PORTFOLIO VALUATION
CAP RATE ANALYSIS

                                                      Year          1998         1998E         1999E
Prop #      Property Name         Location            Built       # Units      Cash Flow     Cash Flow      Cap Rate
------      -------------         --------            -----       -------      ---------     ---------      --------
36          Turtle Rock Canyon    Irvine               1991           217          2,479          2,593       7.70%
37          Turtle Rock Vista     Irvine               1976           252          2,623          2,801       7.70%
38          Villa Coronado        Irvine               1996           513          5,454          5,643       7.70%
39          Windwood Glen         Irvine               1985           196          1,713          1,795       7.70%
40          Windwood Knoll        Irvine               1983           248          1,959          2,122       7.70%
41          Woodbridge Oaks       Irvine               1983           120          1,138          1,198       7.70%
42          Woodbridge Pines      Irvine               1976           220          1,546          1,812       7.70%
43          Woodbridge Villas     Irvine               1982           258          1,603          2,103       7.70%
44          Woodbridge Willows    Irvine               1984           200          1,632          1,717       7.70%
                                                                    -----     ----------     ----------       ---- --
Tier 2 Total                                                        9,833     $   84,408     $   93,842       7.70%(3)
Tier 3
45          Bayport               Newport              1971           104            984          1,026       8.00%
46          Bayview               Newport              1971            64            677            744       8.00%
47          Baywood               Newport              1973           388          3,604          4,044       8.00%
48          Columbia Court        Irvine               1984            58            479            524       8.00%
49          Cornell Court         Irvine               1984           109          1,056          1,101       8.00%
50          Deerfield             Irvine               1975           288          1,944          2,301       8.00%
51          Harvard Court         Irvine               1986           112            961          1,000       8.00%
52          Mariner Square        Newport              1969           114            972          1,089       8.00%
53          Orchard Park          Irvine               1982            60            536            567       8.00%
54          Park West             Irvine               1970           880          7,113          7,537       8.00%
55          Parkwood              Irvine               1974           296          2,255          2,448       8.00%
56          The Hamptons (1)      Silicon Valley       1998           342             --          4,835       8.00%
                                                                    -----     ----------     ----------       ---- --
Tier 3 Total                                                        2,815     $   20,579     $   27,216       8.00%(3)

Total Portfolio                                                    16,317     $  130,728     $  164,534       7.62%(3)

                                          Value Range             Implied Value
Prop #      Property Name            1998 CFLO   1999 CFLO           Per Unit
------      -------------            ---------   ---------           --------
36          Turtle Rock Canyon        32,193        33,676           148           155
37          Turtle Rock Vista         34,063        36,379           135           144
38          Villa Coronado            70,833        73,288           138           143
39          Windwood Glen             22,241        23,317           113           119
40          Windwood Knoll            25,435        27,553           103           111
41          Woodbridge Oaks           14,778        15,562           123           130
42          Woodbridge Pines          20,080        23,538            91           107
43          Woodbridge Villas         20,819        27,307            81           106
44          Woodbridge Willows        21,188        22,301           106           112
                                  ----------    ----------    ----------    ----------
Tier 2 Total                      $1,134,617    $1,218,728    $      115    $      124
Tier 3
45          Bayport                   12,296        12,830           118           123
46          Bayview                    8,457         9,304           132           145
47          Baywood                   45,049        50,545           116           130
48          Columbia Court             5,988         6,552           103           113
49          Cornell Court             13,204        13,757           121           126
50          Deerfield                 24,297        28,758            84           100
51          Harvard Court             12,010        12,503           107           112
52          Mariner Square            12,152        13,608           107           119
53          Orchard Park               6,696         7,085           112           118
54          Park West                 88,907        94,214           101           107
55          Parkwood                  28,186        30,597            95           103
56          The Hamptons (1)          51,923        60,443           152           177
                                  ----------    ----------    ----------    ----------
Tier 3 Total                      $  309,166    $  340,197    $      110    $      121

Total Portfolio                   $2,026,086    $2,158,598           124           132


(1) 1998 value based on total project costs.
(2) Year built reflects acquisition dates.
(3) Based on 1999 Cash Flow.

                                                                            VI-D

                     GROWTH STRATEGIES - EXECUTIVE SUMMARY
--------------------------------------------------------------------------------

OBJECTIVE

The goal of this plan is to outline the Company's investment objectives and guidelines in order to continue to grow FFO per share from the investment of new capital. External growth through development has historically provided approximately half of the Company's FFO per share growth. Meeting development objectives has driven a lower cost of capital, widening profitability on development activities in a market that has not been constrained. The Company is now in a different marketplace in which capital is both scarce and more expensive than in the recent past. Any spread over the Company's cost of capital provides only a marginal return.

Going forward, the Company must limit investments by ranking the risk-adjusted returns and contribution to FFO per share of investment alternatives. Given scarcity of capital, those opportunities with the most accretive and highest risk-adjusted return should be taken. Furthermore, if capitalization rates become too low on market deals, the Company is better served by not investing in new projects. For example, an investment of $100 million at a 1/2% profit margin would provide only $0.01 per share annually.

This section will more fully describe management's suggested hurdle rate guidelines and investment plans that can be funded in the current environment.

PLAN

- CAREFULLY LIMIT INVESTMENT ALLOCATIONS SO THAT A TWO-YEAR FUNDING WINDOW IS MAINTAINED. The funding section of this Business Plan includes an objective to maintain the ability to fund planned investments for two years without the need to raise common equity. Because the current market constrains the issuance of additional equity capital, IAC will begin to cut into this two year window as it funds committed investments. Any investment proposed in excess of the Plan would require a funding strategy for the incremental capital.

- ESTABLISH A HURDLE RATE METHODOLOGY AND GUIDELINES TO GOVERN THE INVESTMENT PROCESS. It is recommended that the Board adopt investment criteria to serve as guidelines for management when considering incremental investments. From a return perspective, an approach based on accretive yield and weighted average cost of capital models is suggested. This would be used in combination with a qualitative assessment of investment risk and upside/downside.

- Because of the Company's accelerated off-Ranch activity and the end of the 10% guarantee for Irvine Ranch land purchases, the Company has instituted investment criteria typical of other REITs and industrial companies. The Company benchmarks all investment opportunities against hurdle rates, which are based upon the Company's historical break-even rates of 7.75% for acquisitions and 9.25% for developments.

- THE COMPANY'S HURDLE RATES HAVE HISTORICALLY BEEN 9.75% FOR DEVELOPMENTS AND 8.00% FOR ACQUISITIONS. On a development, the 9.75% includes a 1/2% profit margin over the Company's 9.25% average cost of capital over time. This means that an investment of $100 million would provide the Company with only $0.01 per share annually. This is negligible compared to $0.06 per share

                                                                            VI-E

IAC
Irvine Apartment Communities
MEMORANDUM


Date:    May 5, 1998
To:      Mike Goode
From:    Rick Lamprecht
RE:      Recent Acquisition/Bid Financial Information
--------------------------------------------------------------------------------



Please find below the financial information you requested related to recent acquisitions/bids made by IAC.


                        PROPERTY                        INITIAL YIELD                     PROJECT IRR
               Villas of Renaissance                         7.3%                            10.6%

               The Lakes at South Coast                      7.3%                            10.0%
               Plaza (IAC bid)

               AEW Portfolio                                 7.6%                            11.3%
               (Resorts/Country Club)
               (IAC Bid)

               Champagne Towers                              7.8%                            9.9%


Please contact me if you have any questions.




cc: Bill McFarland

                                                                            VI-F

EQUITY ANALYST RESEARCH SUMMARY                                 12/23/98 6:20 PM
--------------------------------------------------------------------------------
RESEARCH COMPARISON:  PRE VS. POST-ANNOUNCEMENT

                              NAV(1)                     Price Target (1)
                     ------------------------       -------------------------
    Company          Low      Medium     High       Low      Medium      High
    -------          ---      ------     ----       ---      ------      ----
A.G. Edwards       $30.00     $31.50    $33.00     $30.50    $31.50     $32.50






CIBC Oppenheimer   $27.26     $28.46    $29.74     $30.25/   $30.25/    $30.25/
                                                   $32.00    $32.50     $33.00




DLJ                                                $29.75/   $29.75/    $29.75/
                                                   $32.50    $32.50     $32.50











Dresdner           $28.25     $28.25    $28.25
Kleinwort







Everen                                             $32.50    $32.50     $32.50
Securities






Green Street       $31.62     $33.39    $35.28
Advisors



                         Cap Rates (1)                 Pre-             Post
                    ------------------------       Announcement     Announcement
    Company         Low       Medium    High          Rating           Rating                     Comments
    -------         ---       ------    ----          ------           ------                     --------
A.G. Edwards       7.00%      7.25%     7.50%     Buy/Aggressive     Reduced to     $32.50/ share is a fair bid price.
                                                  (Indicated on   Reduce/Aggressive The new rating reflects the
                                                   12/3 Report)        (12/3)       unlikelihood of competing offers
                                                                                    and the uncertainty relating to the
                                                                                    timing of consummation. IAC will
                                                                                    likely try to negotiate a slightly
                                                                                    higher price
CIBC Oppenheimer   7.75%      8.00%     8.25%       Buy (8/19)       Reiterate      Price is fair to cheap.  Private
                                                                     Buy (12/2)     California market transactions are
                                                                                    at or lower than the implied 7.4%
                                                                                    ca rate.  The land option  is not
                                                                                    included in the price.  Hold shares
                                                                                    in anticipation of better terms.
DLJ                                                   Market      Reiterate Market  Quantitatively, the pricing appears
                                                   Performance      Performance     rich in light of declining property
                                                     (10/28)           (12/2)       values resulting from problems in
                                                                                    the capital markets.  Surprised
                                                                                    Bren is foregoing access to public
                                                                                    capital.  Bren believes that
                                                                                    retention of cash flow as a private
                                                                                    company and lack of public scrutiny
                                                                                    will provide it greater flexibility
                                                                                    as a developer.  He may also
                                                                                    believe accounting issues relating
                                                                                    to development are unduly
                                                                                    restraining.
Dresdner                                               Hold        Reiterate Hold   Price appears fair.  However, IAC
Kleinwort                                                              (12/4)       may be able to tweek the price a
                                                                                    little higher; a slight increase
                                                                                    in price based on negotiations
                                                                                    between the two parties would
                                                                                    assuage everyone's concerns about
                                                                                    IAC's board acting in the best
                                                                                    interest of shareholders.

Everen             8.10%      8.10%     8.10%     Out Performer      Reduced To     Everen does not anticipate any road
Securities                                            (5/98)       Market Performer blocks; speculates that reason for
                                                                                    (12/4) transaction is that TIC believes
                                                                                    that the implied return on equity it
                                                                                    must pay the public markets exceeds
                                                                                    the returns it would pay to private
                                                                                    investors.

Green Street       7.90%/     7.90%/    7.90%/          n/a         Reiterate Buy    Paying a large premium, but doesn't
Advisors           7.0%       7.25%     7.5%                          (12/10)       fully reflect intrinsic value of
                                                                                    company; hard to envision a scenario
                                                                                    where shareholders aren't at least
                                                                                    paid a minimum of $32.50/share. No
                                                                                    value ascribed to Land Rights.

                              NAV(1)                     Price Target (1)
                     ------------------------       -------------------------
    Company          Low      Medium     High       Low      Medium      High
    -------          ---      ------     ----       ---      ------      ----
JP Morgan          $28.71/    $28.71/   $28.71/
                   $28.71     $30.38    $32.04


Merrill Lynch

Morgan Stanley     $31.00     $31.00    $31.00     $34.00    $34.00     $34.00





NationsBanc        $32.00     $32.00    $32.00     $24.50    $26.28     $28.06
Montgomery
Securities
Paine Webber                                       $26.38    $26.38     $26.38
Realty Stock       $20.00     $24.43    $29.00     $33.00    $34.00     $35.00
Review






Solomon Smith                                      $32.45    $32.50     $32.55
Barney






Sutro & Co.                                        $30.00/   $30.00/    $30.00/
                                                   $32.50    $32.50     $32.50

AVERAGE(2):        $28.61     $29.72    $30.87     $30.33    $30.71     $31.09



                         Cap Rates (1)                 Pre-             Post
                    ------------------------       Announcement     Announcement
    Company         Low       Medium    High          Rating           Rating                     Comments
    -------         ---       ------    ----          ------           ------                     --------
JP Morgan          8.0%/      8.0%/     8.0%/         (6/98)           (12/3)       Offer is reasonable, however IAC's
                   7.5%       7.75%     8.0%                                        board likely will be able to
                                                                                    negotiate a higher price.  No value
                                                                                    ascribed to Land Rights.
Merrill Lynch                                       Accumulate          n/a
                                                      (11/4)
Morgan Stanley     8.00%      8.00%     8.00%       Outperform       Reduced To     Morgan Stanley believes a competing
                                                      (10/7)       Neutral (12/3)   bid is unlikely.  A price above $32.50
                                                                                    would be dilutive to other REITs.
                                                                                    In order to maintain its prior Outperform
                                                                                    rating, IAC's share price would have to
                                                                                    move beyond $36.
NationsBanc        8.00%      8.00%     8.00%       Buy (11/3)          n/a
Montgomery
Securities
Paine Webber                                      Neutral (8/28)        n/a
Realty Stock       7.25%      7.25%     7.25%          Hold         Increased To    Realty Stock Review suggests that
Review                                                               Buy (12/7)     the $540 million offer does not
                                                                                    fully reflect the value of the
                                                                                    Company's development pipeline.
                                                                                    They conclude that the independent
                                                                                    directors of IAC will push TIC
                                                                                    to raise its bid to $35 per share.

Solomon Smith                                      Out Perform       Reduced To     $32.50 is a full price.  To obtain
Barney                                                (5/98)       Neutral (12/3)   approval from directors  and
                                                                                    minority shareholders, TIC may have
                                                                                    to increase its bid due to typical
                                                                                    processes related to taking company
                                                                                    private; increase should not be
                                                                                    more than a few pennies.

Sutro & Co.        7.50%      7.75%     8.00%       Accumulate       Reduced To     Deal will go through at the current
                                                      (10/5)        Hold (12/2)     offer price.  Small premium to the
                                                                                    NAV.  Recommends that investors
                                                                                    tender their shares.  Expects offer
                                                                                    to be completed without delays.

AVERAGE(2):        7.72%      7.81%     7.90%


(1)  Legend:
     Regular font: Post-announcement data.
     BOLD FONT: PRE-ANNOUNCEMENT DATA.
     Italicized font: Implied data (Bold: pre-announcement; Regular: post-announcement).

(2) Where more than one figure is presented, averages make use of bold amounts.

DENVER DEVELOPER BUYS
800 HON UNITS IN ORANGE
COUNTY

Denver-based apartment developer and owner
SIMPSON HOUSING L.P. has purchased all 800 apartment units owned by Laguna Hills-based
Hon Development for about $80 million.

The purchase, which pencils out to nearly
$100,000 a unit, includes three complexes in Laguna Niguel, all about 10 years old, and a roughly 8-year-old complex in Foothill
Ranch.

Hon Development officials could not be
reached for comment.

Simpson Housing executive Irv Baker said the deal marks his company's first purchase in Orange County, He said the company's interest was sparked by steep rent hikes over the past two years in the south county, at a time of little new construction.